    As filed with the Securities and Exchange Commission on March 29, 1996
                                                        Registration No. 333-541
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 -------------

                                Amendment No. 2
                                      to
                                   Form S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                             AMERICOLD CORPORATION
            (Exact name of registrant as specified in its charter)

      Oregon                         4222                         93-0295215
 (State or other             (Primary Standard                (I.R.S. Employer
 jurisdiction of          Industrial Classification          Identification No.)
 incorporation or                Code Number)
   organization)

          7007 S.W. Cardinal Lane, Suite 135, Portland, Oregon 97224
                                (503) 624-8585

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            -----------------------

                                 JOEL M. SMITH
               Senior Vice President and Chief Financial Officer
                             Americold Corporation
          7007 S.W. Cardinal Lane, Suite 135, Portland, Oregon 97224
                                (503) 624-8585
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                            -----------------------

                                  Copies to:

        Thomas P. Palmer, Esq.                        Richard D. Bohm, Esq.
Tonkon, Torp, Galen, Marmaduke & Booth                Debevoise & Plimpton
        888 S.W. Fifth Avenue                           875 Third Avenue
       Portland, Oregon  97204                      New York, New York 10022

                            -----------------------

        Approximate date of commencement of proposed sale to the public:

     As soon as practicable following the date on which this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                             AMERICOLD CORPORATION

        Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K
             Between Items in Part I of Form S-1 and the Prospectus

                                                                           Location or Caption
Form S-1 Item Number and Caption                                              in Prospectus
----------------------------------                                         -------------------
 1.  Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus........................  Outside Front Cover Page

 2.  Inside Front and Outside Back Cover Pages of
       Prospectus............................................  Inside Front Cover Page; Outside Back Cover
                                                                Page; Additional Information
 3.  Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges.............................  Prospectus Summary; Risk Factors; Selected
                                                               Consolidated Financial and Other Information

 4.  Use of Proceeds.........................................  Use of Proceeds

 5.  Determination of Offering Price.........................  Not applicable

 6.  Dilution................................................  Not applicable

 7.  Selling Security Holders................................  Not applicable

 8.  Plan of Distribution....................................  Outside Front Cover Page; Underwriting

 9.  Description of Securities to Be Registered..............  Description of Senior Subordinated Notes

10.  Interests of Named Experts and Counsel..................  Legal Matters; Experts

11.  Information with Respect to the
       Registrant............................................  Outside Front Cover Page; Prospectus
                                                               Summary; Capitalization; Selected
                                                               Consolidated Financial and Other
                                                               Information; Management's Discussion and
                                                               Analysis of Financial Condition and Results
                                                               of Operations; Business; Properties; Legal
                                                               Proceedings; Management; Principal
                                                               Shareholders; Consolidated Financial
                                                               Statements

12.  Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities.......................................  Not applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)

Issued March 29, 1996

                                  $120,000,000

                             Americold Corporation
                      % SENIOR SUBORDINATED NOTES DUE 2008

                                  ----------
                     Interest payable May 1 and November 1

                                  ----------

THE NOTES  WILL BEAR INTEREST AT A  RATE OF  % PER ANNUM  PAYABLE SEMI-ANNUALLY
 IN ARREARS ON EACH MAY 1 AND NOVEMBER 1, COMMENCING NOVEMBER 1, 1996; PROVIDED THAT (I) THE INTEREST RATE ON THE NOTES SHALL BE INCREASED BY 1%
  EFFECTIVE NOVEMBER 1, 1997 IF, BY SUCH  DATE, THE NOTES ARE NOT RATED B3 OR
   HIGHER BY MOODY'S INVESTORS SERVICE AND B- OR HIGHER BY STANDARD & POOR'S (TOGETHER, THE "REQUISITE RATING"), (II) IF THE NOTES DO NOT ACHIEVE THE
    REQUISITE  RATING  BY NOVEMBER 1,  1997  BUT  THEREAFTER THE  NOTES  DO
     ACHIEVE SUCH REQUISITE RATING, THE INTEREST RATE THEN BORNE BY THE NOTES SHALL BE DECREASED BY 1% EFFECTIVE ON THE NEXT INTEREST
      PAYMENT DATE,  AND (III) IF, AFTER ACHIEVING  THE REQUISITE RATING,
       THE NOTES ARE SUBSEQUENTLY DOWNGRADED BELOW THE REQUISITE RATING,
       THE  INTEREST RATE THEN BORNE BY THE NOTES SHALL  BE INCREASED BY
        1% EFFECTIVE  ON THE  NEXT INTEREST  PAYMENT DATE. IN  NO EVENT
         SHALL THE INTEREST RATE BORNE BY THE NOTES BE GREATER THAN   %
         OR LESS THAN  %.

 THE NOTES WILL  BE REDEEMABLE AT  THE OPTION OF  THE COMPANY, IN  WHOLE OR  IN
  PART, AT  ANY TIME  ON OR  AFTER  MAY 1,  2001, INITIALLY  AT   %  OF  THEIR
   PRINCIPAL AMOUNT DECLINING TO 100% OF  THEIR PRINCIPAL AMOUNT ON OR  AFTER
    MAY 1, 2003,  IN EACH CASE  PLUS ACCRUED INTEREST.  IN ADDITION, AT  THE
     OPTION OF THE COMPANY, AT ANY TIME PRIOR TO MAY 1, 1999, UP TO 35%  OF
      THE ORIGINAL PRINCIPAL AMOUNT OF  THE NOTES WILL BE REDEEMABLE  FROM
       THE PROCEEDS OF ONE OR MORE PUBLIC EQUITY OFFERINGS (AS  DEFINED),
        AT   % OF THEIR PRINCIPAL AMOUNT, PLUS ACCRUED INTEREST.

UPON A CHANGE OF CONTROL (AS  DEFINED), IN CERTAIN CIRCUMSTANCES EACH HOLDER OF
 NOTES  WILL HAVE  THE RIGHT TO  REQUIRE THE  COMPANY TO  PURCHASE ALL OR  ANY
  PORTION OF  THE NOTES HELD BY SUCH  HOLDER AT 101% OF THE  PRINCIPAL AMOUNT
   THEREOF,  PLUS ACCRUED  INTEREST.  THERE  CAN BE  NO  ASSURANCE THAT  THE
    COMPANY WILL  HAVE THE FINANCIAL  ABILITY OR  WILL BE PERMITTED  BY ITS
     OTHER FINANCING INSTRUMENTS TO PURCHASE THE NOTES UPON THE OCCURRENCE
      OF A CHANGE OF CONTROL.

THE  NOTES OFFERED  HEREBY (THE  "OFFERING") WILL  CONSTITUTE UNSECURED  SENIOR
 SUBORDINATED OBLIGATIONS OF THE COMPANY, RANKING PARI PASSU WITH ALL OTHER EXISTING AND FUTURE SENIOR SUBORDINATED INDEBTEDNESS OF THE COMPANY AND
  SENIOR IN RIGHT OF PAYMENT TO ANY FUTURE INDEBTEDNESS OF THE COMPANY THAT IS EXPRESSLY SUBORDINATED TO SENIOR SUBORDINATED INDEBTEDNESS OF THE
   COMPANY. THE NOTES WILL BE SUBORDINATED TO SENIOR DEBT (AS DEFINED), INCLUDING INDEBTEDNESS UNDER THE COMPANY'S BANK CREDIT AGREEMENT AND
    INDEBTEDNESS UNDER  THE COMPANY'S OUTSTANDING FIRST  MORTGAGE BONDS (AS
     DEFINED). SEE "DESCRIPTION OF SENIOR SUBORDINATED NOTES." AS OF NOVEMBER 30, 1995, SENIOR DEBT OF THE COMPANY AND ITS SUBSIDIARY
      (INCLUDING OBLIGATIONS UNDER CAPITALIZED LEASES) WAS APPROXIMATELY $349.5 MILLION.

                                  ----------

AN INVESTMENT IN THE NOTES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" ON
  PAGE 12 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                        PRICE 100% AND ACCRUED INTEREST

                                  ----------


                                                     UNDERWRITING
                                         PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                        PUBLIC(1)   COMMISSIONS(2) COMPANY(1)(3)
                                       ------------ -------------- -------------
Per Senior Subordinated Note..........    100.0%
Total................................. $120,000,000

-----
  (1) Plus accrued interest from     , 1996, if any.
  (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
  (3) Before deducting expenses payable by the Company estimated at $   .

                                  ----------

  The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Debevoise & Plimpton, counsel for the Underwriters. It is expected that delivery of the Notes will be made on or about April , 1996 at the offices of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.
                                  ----------

MORGAN STANLEY & CO.
    Incorporated
                                CS FIRST BOSTON

                                                               SMITH BARNEY INC.

April  , 1996

                         AMERICOLD'S NATIONWIDE NETWORK

  Americold's network of 49 warehouse facilities, with its related refrigerated transportation management capabilities, are linked by a common, integrated information system.

                             [GRAPHIC APPEARS HERE]

  [Narrative description: outline map of the contiguous states of the United States showing, within circles, the number of company warehouse facilities located in a geographic area and indicating with a star the Company's corporate headquarters as of December 31, 1995.]


CALIFORNIA          ILLINOIS            NEBRASKA             UTAH
----------          --------            --------             ----
Burbank             Chicago             Grand Island         Clearfield
Corona              Rochelle
Fullerton                               OREGON               WASHINGTON
Los Angeles         IOWA                ------               ----------
Turlock (2)         ----                Brooks               Burlington
Watsonville (3)     Bettendorf          Hermiston            Connell
                    Fort Dodge          Milwaukie            Kent
COLORADO                                Ontario              Moses Lake
--------            KANSAS              Portland             Pasco
Denver (2)          ------              (corporate office)   Walla Walla
                    Kansas City         Salem                Wallula
FLORIDA                                 Woodburn
-------             MAINE                                    WISCONSIN
Bartow              -----               PENNSYLVANIA         ---------
Plant City          Portland            ------------         Plover
Tampa (3)                               Fogelsville          Tomah
                    MASSACHUSETTS                            -------
IDAHO               -------------       TENNESSEE            All information
-----               Boston              ---------            as of December
Burley              Gloucester (4)      Murfreesboro         31, 1995.
Nampa               Watertown
                                                             Numbers in
                                                             parentheses
                                                             indicate multiple
                                                             locations per
                                                             city.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ---------------
                              TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary.....................   4
Risk Factors...........................  12
Use of Proceeds........................  15
Capitalization.........................  16
Selected Consolidated Financial and
 Other Information.....................  17
Management's Discussion
 and Analysis of
 Financial Condition
 and Results of Operations.............  20
Business...............................  31
Properties.............................  38

                                        PAGE
                                        ----
Legal Proceedings......................  40
Management.............................  41
Principal Shareholders.................  48
Debt of the Company....................  50
Description of Senior
 Subordinated Notes....................  61
Underwriting...........................  81
Legal Matters..........................  82
Experts................................  82
Additional Information.................  82
Index to Consolidated Financial
 Statements............................ F-1

                               ---------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE NOTES PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

  WITH RESPECT TO SALES OF THE SECURITIES BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, AS OF THE DATE OF THE PROSPECTUS, SUCH SECURITIES MAY BE SOLD ONLY
TO: (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT- SHARING TRUSTS, CORPORATIONS OR OTHER ENTITIES WHICH, TOGETHER WITH THE CORPORATION'S OR OTHER ENTITY'S AFFILIATES WHICH ARE UNDER COMMON CONTROL, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED, BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14 MILLION AND SUBSIDIARIES OF THE FOREGOING, (3) ANY PERSON (OTHER THAN A PERSON FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITIES BEING OFFERED HEREBY) WHO PURCHASES AT LEAST $1 MILLION AGGREGATE AMOUNT OF THE SECURITIES OFFERED HEREBY OR (4) ANY PERSON WHO (A) HAS AN INCOME OF $65,000 AND A NET WORTH OF $250,000 OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE, EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES). EACH CALIFORNIA RESIDENT PURCHASING SECURITIES OFFERED HEREBY WILL BE DEEMED TO REPRESENT BY SUCH PURCHASE THAT IT COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES, THAT IT WILL NOT SELL OR OTHERWISE TRANSFER ANY OF SUCH SECURITIES TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL ADVISE THE TRANSFEREE OF THIS CONDITION WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

  "SUPERCOLD(R)" IS A REGISTERED SERVICE MARK OF AMERICOLD CORPORATION.

                               PROSPECTUS SUMMARY

  The following prospectus summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus. Prospective investors are urged to read this Prospectus in its entirety. As used herein, the terms "Americold" and the "Company" refer to Americold Corporation, an Oregon corporation, and its subsidiary, unless the context indicates otherwise. See "Risk Factors" for a discussion of certain factors that should be considered in connection with the Offering.

                                  THE COMPANY

  Americold, the nation's largest supplier of public refrigerated warehouse space, provides integrated logistics services for the frozen food industry. These services, consisting of warehousing and transportation management, are provided through the Company's network of 49 refrigerated warehouses in 16 states and through the Company's refrigerated transportation management unit. Americold serves a broad array of customers ranging from small local food producers to most of the large national frozen food companies, including ConAgra, Inc., H. J. Heinz Co., J. R. Simplot Co., Kellogg Company and Ocean Spray Cranberries Inc. The Company's strategy is to use its position as the largest supplier of public refrigerated warehouse space to access both increased volumes of frozen food storage and additional transportation management business.

REFRIGERATED WAREHOUSING

  Since its founding in 1911, the Company has grown to become the largest owner and operator of refrigerated warehouses in the United States. The Company believes it supplies approximately 15% of the total publicly-available freezer storage space in the country. With approximately twice the capacity of its nearest competitor, the Company's network of 49 refrigerated warehouse facilities provides a total storage capacity of approximately 229 million cubic feet. Approximately 94% of the storage space operated by the Company is freezer space (zero degrees Fahrenheit and below), with the remaining space comprised of cooler space (28 degrees Fahrenheit and above) and unrefrigerated dry storage space. Major items stored include potatoes, vegetables, fish, poultry, prepared foods and fruits. The Company believes that its facilities are sufficiently dispersed geographically to allow it to compete in most of the significant markets in the United States.

  According to 1995 industry statistics, approximately 77% of all commercial freezer space is available through public suppliers, such as the Company, and the remainder is owned or operated by food processors and distributors for their private use. Since 1979, there has been a trend toward the use of public as opposed to private freezer space. The Company believes it is well-positioned to benefit from this growth in public refrigerated warehouse space. Since August 1994, the Company has added approximately 15.1 million cubic feet of new warehouse space, while eliminating approximately 12 million cubic feet of non-strategic warehouse space.

  Refrigerated warehouse services provided by the Company include storage, handling, blast freezing and facility leasing. In addition to these services, the Company has developed several ancillary services and intends to continue developing and promoting such services as well as adding incremental freezer, cooler or dry space. Ancillary services include product assembly/packaging, palletizing, labeling and SUPERCOLD freezer storage provided at 11 of Americold's facilities for the preservation of products, such as ice cream, which require storage at temperatures as low as 20 degrees below zero (Fahrenheit).

TRANSPORTATION MANAGEMENT

  The Company has recently expanded its focus to provide integrated warehousing and transportation management services to the frozen food industry. To expand its transportation management business, the Company has consolidated its transportation management functions, added staff resources and improved its transportation management information systems capabilities, including integrating these systems with the Company's warehouse information systems. Transportation management services offered by the Company include dispatching, freight rate negotiation, backhaul coordination, freight bill auditing, network flow management, local/store door delivery, order consolidation, truck routing and distribution channel assessment. As part of its expanded transportation management services, the Company has entered into arrangements with three subsidiaries of its largest customer, H.J. Heinz Co. ("Heinz"), pursuant to which it is providing transportation management services from manufacturing plants through distribution channels to the subsidiaries' customers. In addition, for one of these subsidiaries, the Company also manages the in-bound transportation of over 200 non-frozen ingredients to the subsidiary's manufacturing plants.

COMPANY STRATEGY

  The Company's strategy is to use its position as the largest supplier of public refrigerated warehouse space to access both increased volumes of frozen food storage and additional transportation management business. The Company believes its strong industry position, its geographically dispersed network of refrigerated warehouse facilities and its integrated logistics information systems provide it with a competitive advantage in developing and maintaining relationships with large frozen food manufacturers, distributors and retailers that have freezer storage and product distribution requirements in numerous locations throughout the United States. Industry studies suggest that frozen food processors spend approximately twice as much on transportation as on warehousing of frozen food products. The Company's customers, by outsourcing to Americold, may benefit from the transportation efficiencies Americold achieves while being able to reduce redundant staff and avoid individual investments in warehouse facilities and in the computer hardware and software systems necessary for transportation management.

  The Company's experience in providing a wide range of services in what it believes to be a reliable and cost-effective manner, together with its warehouse network and expanding capabilities in transportation management services, may enable the Company to attract new customers and to offer enhanced services to current customers. The Company believes that the potential cost savings brought to customers in product distribution will strengthen and broaden the Company's relationships with its customers and provide opportunities to expand its operations to meet customer needs.

RECENT DEVELOPMENTS

  On May 9, 1995, the Company filed a prepackaged plan of reorganization (the "Plan") under Chapter 11 of the Bankruptcy Code (the "Prepackaged Bankruptcy"). The principal purpose of the Plan was to reduce the Company's short-term cash requirements with respect to payments due on its senior subordinated indebtedness by extending the maturity of such indebtedness and to adjust certain restrictive financial covenants and other provisions contained in an agreement with one of its principal lenders. The bankruptcy court approved the Plan as filed and it became effective on June 30, 1995. The Plan as approved provided, among other things, that each holder of the Company's then outstanding 11% Senior Subordinated Debentures due 1997 (the "11% Debentures") was entitled to receive a corresponding amount of the Company's new 15% Senior Subordinated Debentures due 2007 (the "15% Debentures"), plus accrued but unpaid interest; that the holders of the Company's Senior Debt, including holders of the 11.45% First Mortgage Bonds, Series A, due 2002 (the "Series A Bonds") and the 11.5% First Mortgage Bonds, Series B, due 2005 (the "Series B Bonds," and together with the Series A Bonds, the "First Mortgage Bonds") were not adversely affected by the Prepackaged Bankruptcy; and that the prior Amended and Restated Investment Agreement dated as of March 2, 1993 (the "Investment Agreement") was superseded by the Second Amended and Restated Investment Agreement dated as of May 5, 1995 (the "Second Investment Agreement") with Metropolitan Life Insurance Company (the "Institutional Investor"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Liquidity--Effect of Prepackaged Bankruptcy" and "Legal Proceedings." The Company believes that the restructuring pursuant to the Prepackaged Bankruptcy has not adversely affected the holders of its Senior Debt or its relationships with its customers, suppliers or shareholders. See "Risk Factors--Conclusion of Prepackaged Bankruptcy." The Company intends to apply the net proceeds of the Offering to redeem at par all of its 15% Debentures.

  The Company is currently considering the possibility of issuing secured debt to refinance a portion of the Series A Bonds. If such a refinancing is consummated, and if after such refinancing the Institutional Investor holds either (i) less than 25% of the outstanding principal amount of Series A Bonds or (ii) less than $25 million in principal amount of the Series A Bonds, certain covenants, redemption obligations and other provisions of the Second Investment Agreement will terminate. The Second Investment Agreement will terminate completely when neither the Institutional Investor nor any of its affiliates continues to hold any Series A Bonds. See "Debt of the Company--The Second Investment Agreement." The Company will not offer or sell any securities in connection with such refinancing unless such securities are registered under the Securities Act of 1933, as amended (the "Securities Act"), or unless an exemption therefrom is available. There can be no assurance as to the terms of such refinancing or that such refinancing will occur.

  For certain preliminary unaudited financial data of the Company for its most recently completed fiscal year and for its fourth quarter, both ended February 29, 1996, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Preliminary Year-End and Fourth Quarter Results."

OWNERSHIP

  The Company is controlled by Kelso & Company, a private investment firm, and its affiliates ("Kelso"), which together currently hold approximately 53% of the Company's common equity. Management of the Company beneficially owns approximately 11% of the Company's common equity. See "Principal Shareholders."

  The Company's principal executive offices are located at 7007 S.W. Cardinal Lane, Suite 135, Portland, Oregon 97224. Its telephone number at that address is (503) 624-8585.

                                  THE OFFERING

    $120,000,000 principal amount of   % Senior Subordinated Notes due 2008

Maturity Date.............  May 1, 2008.

Interest..................
                              % per annum payable semi-annually in arrears on
                            each May 1 and November 1, commencing November 1, 1996; provided that (i) the interest rate on the Notes shall be increased by 1% effective November 1, 1997 if, by such date, the Notes do not achieve the Requisite Rating, (ii) if the Notes do not achieve the Requisite Rating by November 1, 1997 but thereafter the Notes do achieve such Requisite Rating, the interest rate then borne by the Notes shall be decreased by 1% effective on the next interest payment date, and (iii) if, after achieving the Requisite Rating, the Notes are subsequently downgraded below the Requisite Rating, the interest rate then borne by the Notes shall be increased by 1% effective on the next interest payment date. In no event shall the interest rate borne by the Notes be greater than % or less than
                             %.

Optional Redemption.......  The Notes may not be redeemed at the option of the
                            Company prior to May 1, 2001. Thereafter, the Notes will be redeemable at any time, in whole or in part, at the option of the Company, initially at % of their principal amount declining ratably to 100% of their principal amount on or after May 1, 2003, in each case plus accrued interest. In addition, at any time prior to May 1, 1999 up to 35% of the original principal amount of the Notes will be redeemable, at the option of the Company, from the proceeds of one or more Public Equity Offerings (as
                            defined), at    % of their principal amount, plus
                            accrued interest. See "Description of Senior
                            Subordinated Notes--Optional Redemption."

Change of Control.........  Upon the occurrence of a Change of Control (as defined in the indenture pursuant to which the Notes will be issued, the "Note Indenture"), and after satisfaction by the Company of the requirements described below, each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, subject to the terms of any Senior Debt (as defined in the Note Indenture). The Company's Senior Debt agreements restrict the redemption or repurchase of the Notes so long as Senior Debt remains outstanding. If a Change of Control occurs, there can be no assurance that the Company will have the financial ability to redeem the Notes. See "Description of Senior Subordinated Notes--Change of Control."

                            The Notes will be unsecured senior subordinated
Ranking and                 obligations of the Company, subordinated in right
Subordination........       of payment to all existing and future Senior Debt,
                            including, without limitation, the Company's obligations under the credit agreement with its primary bank dated as of June 19, 1995 (the "Bank
                            Credit Agreement") and the
                            indenture governing the First Mortgage Bonds (the
                            "Bond Indenture"), dated as of March 9, 1993 and as amended on June 30, 1995, between the Company and Fleet National Bank of Connecticut, as trustee (the
                            "Bond Trustee"). The Notes will rank pari passu with all other existing and future senior subordinated indebtedness of the Company and senior in right of payment to any future indebtedness of the Company that is expressly subordinated to senior subordinated indebtedness of the Company.
                            See "Debt of the Company--The Bank Credit
                            Agreement" and "--The First Mortgage Bonds," and
                            "Description of Senior Subordinated Notes--
                            Ranking." As of November 30, 1995, the Company had approximately $349.5 million of Senior Debt outstanding.

Covenants.................  The Note Indenture will contain certain covenants for the benefit of the holders of the Notes, including among others, covenants limiting (a) the incurrence of additional indebtedness by the Company, (b) the issuance of debt and preferred stock by the Company's subsidiary, (c) the payment of dividends on, and the redemption of, capital stock of the Company and its subsidiary, (d) the making of investments, (e) the sale of assets and subsidiary stock and (f) transactions with affiliates. In addition, the Note Indenture will restrict the ability of the Company to consolidate or merge with or into, or to transfer all or substantially all its assets to, another person. However, these limitations will be subject to a number of important qualifications and exceptions. See "Description of Senior Subordinated Notes-- Certain Covenants" and "--Consolidation, Merger and Sale of Assets."

Use of Proceeds...........  The net proceeds of the Offering will be used by the Company to retire at par the Company's 15% Debentures. See "Use of Proceeds."

                                  RISK FACTORS

  For a discussion of certain factors which should be considered by prospective investors in evaluating an investment in the Notes, see "Risk Factors" beginning on page 12.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

  The following table presents selected consolidated historical financial and other information of the Company. The information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" as furnished below. The consolidated financial information for the Company for each of the five fiscal years set forth in the table has been derived from the historical consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants for the Company. The reports of KPMG Peat Marwick LLP refer to changes in accounting for income taxes and postretirement benefits other than pensions. Selected consolidated financial information for the nine months ended November 30, 1994 and November 30, 1995 has been derived from unaudited consolidated financial statements and, in the opinion of the Company, includes all adjustments that are considered necessary for a fair presentation of such financial information. Historical data and interim results are not necessarily indicative of future results and interim data are not necessarily indicative of results for a full year.

                                                                                     NINE
                                                                                 MONTHS ENDED
                              FISCAL YEAR ENDED LAST DAY OF FEBRUARY,            NOVEMBER 30,
                          ---------------------------------------------------  ------------------
                            1991      1992      1993       1994       1995       1994      1995
                          --------  --------  ---------  ---------  ---------  --------  --------
                                   (DOLLARS ARE IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...............  $196,927  $200,680  $ 196,130  $ 198,887  $ 215,207  $162,214  $199,897
Operating expenses:
 Cost of sales..........   115,030   115,452    118,846    126,273    138,132   104,188   135,903
 Amortization of cost
  in excess of net
  assets acquired.......     2,527     2,528      2,533      2,531      2,535     1,902     2,146
 Selling and
  administrative
  expense...............    30,517    30,094     27,192     27,090     25,955    19,500    21,154
 Employee stock
  ownership plan
  expense...............       750       750        750        --         750       --        --
                          --------  --------  ---------  ---------  ---------  --------  --------
   Total operating
    expense.............   148,824   148,824    149,321    155,894    167,372   125,590   159,203
                          --------  --------  ---------  ---------  ---------  --------  --------
Gross operating margin..    48,103    51,856     46,809     42,993     47,835    36,624    40,694
Other income (expense):
 Interest income........        22        16        323        757      1,870     1,134     1,018
 Interest expense.......   (53,112)  (51,601)   (51,943)   (55,403)   (55,344)  (41,318)  (42,135)
 Amortization of debt
  issuance cost.........    (1,120)   (1,129)    (1,173)    (1,249)    (1,276)     (944)     (761)
 Other, net(a)..........       165       773        289        680     17,706    17,483    (7,308)
                          --------  --------  ---------  ---------  ---------  --------  --------
   Total other
    expenses............   (54,045)  (51,941)   (52,504)   (55,215)   (37,044)  (23,645)  (49,186)
                          --------  --------  ---------  ---------  ---------  --------  --------
Income (loss) before
 taxes, extraordinary
 items and cumulative
 effect of accounting
 changes................    (5,942)      (85)    (5,695)   (12,222)    10,791    12,979    (8,492)
Income tax expense
 (benefit)..............     3,774     5,408      2,455     (1,183)     5,227     5,754    (2,489)
Extraordinary gain
 (loss)(b)..............       654       --         --      (1,848)       --        --     (1,793)
Cumulative effect of
 accounting changes(c)
 .......................       --        --         --     (64,234)       --        --        --
                          --------  --------  ---------  ---------  ---------  --------  --------
Net income (loss).......  $ (9,062) $ (5,493) $  (8,150) $ (77,121) $   5,564  $  7,225  $ (7,796)
                          ========  ========  =========  =========  =========  ========  ========
Net income (loss) per
 common share...........  $  (1.93) $  (1.24) $   (1.80) $  (16.00) $    1.00  $   1.38  $  (1.71)
OTHER DATA:
Adjusted EBITDA(d)......  $ 71,438  $ 75,104  $  68,179  $  66,870  $  71,565  $ 54,454  $ 57,215
Ratio of Adjusted EBITDA
 to interest
 expense(d).............      1.35x     1.46x      1.31x      1.21x      1.29x     1.32x     1.36x
Capital
 expenditures(e)........  $  8,509  $  9,212  $   7,661  $   8,925  $  13,203  $ 13,213  $ 29,300
Ratio of earnings to
 fixed charges(f).......       --        --         --         --        1.19x     1.30x      --
Deficiency in earnings
 to cover fixed
 charges(g).............  $  5,942  $    148  $   5,699  $  12,283        --        --   $  8,996
Net cash provided (used)
 by operating
 activities(h)..........  $ 16,287  $ 22,506  $  17,700  $  18,476  $  12,684  $  4,415  $   (866)
Weighted average
 capacity--cubic feet
 (in millions)..........     223.4     225.9      228.8      231.4      229.2     227.5     230.1
Total pounds handled--
 receipts and release
 (in millions)..........    17,380    17,154     16,609     17,906     20,004    15,160    15,709
Total pounds stored--
 average at month-end
 (in millions)..........     1,560     1,635      1,534      1,493      1,568     1,563     1,552

                                                                                   AS OF
                                   AS OF LAST DAY OF FEBRUARY,                  NOVEMBER 30,
                          -------------------------------------------------  -------------------
                            1991      1992      1993      1994       1995      1994      1995
                          --------  --------  --------  ---------  --------  --------  ---------
BALANCE SHEET DATA:
 Total assets...........  $493,651  $483,841  $490,151  $ 528,703  $544,595  $537,205  $ 523,543
 Long-term debt.........   449,299   435,133   443,003    467,337   442,912   438,251    461,791
 Preferred stock........     3,208     4,204     4,773      5,348     5,789     5,850      6,325
 Common stockholders'
  deficit...............   (10,578)  (16,882)  (25,175)  (102,577)  (97,747)  (95,853)  (106,079)

-------
(a) Includes a pretax gain of approximately $17.0 million in fiscal 1995 from insurance proceeds related to the Company's settlement of claims arising out of the Kansas City fire. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction--Effect of Kansas City Fire." Includes a pretax expense of approximately $6.7 million in the nine months ended November 30, 1995 relating to reorganization fees and expenses incurred as part of the Prepackaged Bankruptcy.
(b) For fiscal 1991, includes a gain of approximately $0.7 million from the purchase of $5 million face value of the Company's 11% Debentures. For fiscal 1994, includes a loss of approximately $1.8 million from the retirement of $150 million in principal amount of Series A Bonds as part of the issuance of the Series B Bonds. For the nine months ended November 30, 1995, includes a loss of approximately $1.8 million relating to the exchange of the Company's 11% Debentures for the 15% Debentures and the repurchase of $10 million in principal amount of Series A Bonds.
(c) Effective March 1, 1993, the Company implemented Financial Accounting Standards Board Statement of Financial Accounting Standard No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions," and Statement No. 109, "Accounting for Income Taxes." As a result of the implementation of these accounting standards, the Company's fiscal 1994 earnings were reduced by approximately $64.2 million.
(d) EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, the Company believes that because of the gain from insurance proceeds in fiscal 1995 and in the nine months ended November 30, 1994, and the reorganization fees and expenses in the nine months ended November 30, 1995, a more meaningful indicator is Adjusted EBITDA. Except for fiscal 1995 and the nine months ended November 30, 1994 and 1995, EBITDA is the same as Adjusted EBITDA. Adjusted EBITDA is calculated as follows:

                                                                               NINE
                                                                           MONTHS ENDED
                           FISCAL YEAR ENDED LAST DAY OF FEBRUARY,         NOVEMBER 30,
                          ---------------------------------------------  -----------------
                           1991     1992     1993      1994      1995      1994     1995
                          -------  -------  -------  --------  --------  --------  -------
 Income (loss) before
  taxes, extraordinary
  items and cumulative
  effect of accounting
  changes...............  $(5,942) $   (85) $(5,695) $(12,222) $ 10,791  $ 12,979  $(8,492)
 Interest income........      (22)     (16)    (323)     (757)   (1,870)   (1,134)  (1,018)
 Interest expense.......   53,112   51,601   51,943    55,403    55,344    41,318   42,135
 Total non-cash
  charges(g)............   25,015   24,542   23,322    25,651    25,622    19,253   18,316
 Amortization of
  original issue
  discount (included in
  interest expense).....     (725)    (938)  (1,068)   (1,205)   (1,369)   (1,009)    (430)
 Gain on insurance pro-
  ceeds.................      --       --       --        --    (16,953)  (16,953)     --
 Reorganization ex-
  pense.................      --       --       --        --        --        --     6,704
                          -------  -------  -------  --------  --------  --------  -------
 Adjusted EBITDA........  $71,438  $75,104  $68,179  $ 66,870  $ 71,565  $ 54,454  $57,215
                          =======  =======  =======  ========  ========  ========  =======

    The Company believes that Adjusted EBITDA, while providing useful information, should not be considered in isolation or as a substitute for the consolidated income statement data prepared in accordance with generally accepted accounting principles. For example, Adjusted EBITDA should not be considered an alternative to net income as an indicator of operating performance or an alternative to the use of cash flow as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
(e) During the nine months ended November 30, 1995, the Company completed capital expenditure projects related to the construction and expansion of refrigerated warehouse facilities totalling $24.5 million. Approximately $18.6 million of such capital expenditures were funded from the escrow fund established with the proceeds from the sale of the Series B Bonds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Resources--Capital Expenditures."

(f) For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as earnings before income taxes, extraordinary items, cumulative effect of accounting changes and fixed charges, and "fixed charges" consist of interest expense, amortization of debt issuance cost and that portion of rental expense considered to be representative of the interest factor in capital leases.

(g) Non-cash charges to the Company, which also have been included in the calculation of Adjusted EBITDA above, have been as follows:

                                                                          NINE
                                                                      MONTHS ENDED
                             FISCAL YEAR ENDED LAST DAY OF FEBRUARY,  NOVEMBER 30,
                             --------------------------------------- ---------------
                              1991    1992    1993    1994    1995    1994    1995
                             ------- ------- ------- ------- ------- ------- -------
   Non-cash Charges:
    Depreciation...........  $19,822 $19,171 $17,725 $19,938 $20,140 $15,154 $14,505
    Goodwill amortization..    2,527   2,528   2,533   2,531   2,535   1,902   2,146
    Amortization of debt
     issuance costs........    1,120   1,129   1,173   1,249   1,276     944     761
    Amortization of
     original issue
     discount..............      725     938   1,068   1,205   1,369   1,009     430
    Other amortization.....      221     291     373     408     302     244     474
    Employee stock
     ownership plan
     expense...............      600     485     450     320     --      --      --
                             ------- ------- ------- ------- ------- ------- -------
    Total..................  $25,015 $24,542 $23,322 $25,651 $25,622 $19,253 $18,316
                             ======= ======= ======= ======= ======= ======= =======

(h) The decrease in net cash provided by operating activities in the nine months ended November 30, 1995 is due to the reorganization fees and expenses associated with the Prepackaged Bankruptcy and changes in certain working capital items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Liquidity--Operating Cash Flow."

                                  RISK FACTORS

  In addition to the other matters described in this Prospectus, the following factors should be considered carefully by each prospective investor prior to any purchase of Notes.

SUBSTANTIAL LEVERAGE; NET LOSSES; DEFICIT OF EARNINGS TO FIXED CHARGES

  The Company is highly leveraged, with a percentage of total debt to total capitalization at November 30, 1995 of approximately 127%. See "Capitalization." In addition, the Company may, subject to certain restrictions in its debt agreements, incur further indebtedness from time to time to finance expansion either through construction, acquisitions or capital leases, or for other purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Significant payments are required to service the Company's debt. As a result of the significant interest charges on the debt incurred in connection with its leveraged acquisition in December 1986, the adverse effect on the Company's net sales resulting from drought and flood conditions in the agricultural sector in the United States in certain years and the adverse effects of a December 1991 fire at the Kansas City, Kansas warehouse, the Company experienced losses before extraordinary items and the cumulative effect of accounting changes of approximately $9.7 million, $5.5 million, $8.2 million and $11.0 million for fiscal 1991, 1992, 1993 and 1994, respectively. The Company's earnings were sufficient to cover fixed charges in fiscal 1995 as a result of the receipt of insurance payments related to the Kansas City fire, but were insufficient to cover fixed charges by approximately $5.9 million, $0.15 million, $5.7 million, $12.3 million and $6.3 million in fiscal 1991, 1992, 1993, 1994 and 1995
(before insurance payments), respectively. As of November 30, 1995, the Company had a common stockholders' deficit of approximately $106.1 million and a working capital deficit of approximately $1.1 million. See "--Substantial Payment Obligations; Consequences of Failure to Service Debt" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations."

  The extent to which the Company is leveraged could have important consequences to holders of the Notes, including: (a) impairment of the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes; (b) impairment of the Company's ability to refinance existing debt; (c) dedication of a substantial portion of the Company's cash flow from operations to the payment of debt service requirements (principal and interest) on its indebtedness; (d) vulnerability of the Company to changes in general economic conditions, including conditions in the agricultural sector; and (e) limitations on the Company's ability to capitalize on significant business opportunities and to respond to competition, including limitations on its ability to make capital expenditures included in its business plan.

RESTRICTIONS IMPOSED BY DEBT AGREEMENTS

  The Company's debt agreements contain a number of significant financial and operating covenants that, among other things, significantly restrict the ability of the Company and its subsidiary to dispose of assets, incur additional indebtedness, pay dividends, create liens on assets, enter into leases, make investments or acquisitions, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In particular, the Company's Senior Debt agreements may substantially restrict the ability of the Company to redeem or otherwise make payments in respect of principal on the Notes prior to the maturity thereof. The Company's debt agreements do not restrict the receipt of dividends from its subsidiary. See "Debt of the Company" and "Description of Senior Subordinated Notes."

  The Second Investment Agreement contains further restrictive covenants, including covenants requiring the Company to comply with specific financial ratios and maintenance tests. See "Debt of the Company--The Second Investment Agreement."

  The Company is currently in compliance with all of the covenants in its debt agreements. However, to remain in compliance with these covenants, the Company will be required to achieve financial and operating results that are better than those achieved historically. There can be no assurance that such improved results will be achieved.

  The breach of any of these covenants or restrictions could result in a default under the Company's debt agreements. In the event of such a default, the holders of such indebtedness could elect to declare all such indebtedness immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to funding obligations under the agreements related to such indebtedness. In addition, such holders could proceed against any collateral securing their debt. The collateral securing the Company's senior indebtedness constitutes substantially all of the assets of the Company. Any such default would also have a significant adverse effect on the market value and marketability of the Notes.

SUBSTANTIAL PAYMENT OBLIGATIONS; CONSEQUENCES OF FAILURE TO SERVICE DEBT

  The Company has substantial payment obligations with respect to its indebtedness, including the First Mortgage Bonds. The First Mortgage Bonds will mature nearly six years (Series A) and three years (Series B) prior to the maturity of the Notes. No assurance can be given that the Company will be able to generate sufficient cash flow from operations to meet its debt service obligations. To make long-term debt repayments, the Company will attempt to increase operating cash flow through improvements in existing operations, through expansion of its transportation management business, and through capacity growth by pursuing viable growth opportunities, such as the acquisition or expansion of warehouse facilities. Alternatively, the Company may seek to refinance its debt as it matures. There can be no assurance, however, that such improved operations, expanded transportation management business, warehouse capacity growth or refinancing will be accomplished successfully. If such increase in operating cash flow or refinancing is not accomplished, the Company anticipates it would pursue the following alternatives: (1) restrict its projected capital expenditure program; (2) seek alternative sources of financing; (3) seek modifications to its financing arrangements with existing lenders; or (4) sell certain warehouses (subject to obtaining any necessary lender consents). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Debt of the Company."

  If for any reason the Company were unable to meet its debt service obligations, it would be in default under the terms of its indebtedness. The consequences of any such default could be the same as a covenant default described above under "--Restrictions Imposed by Debt Agreements."

SUBORDINATION

  The Notes will be subordinated to all Senior Debt, as defined in the Note Indenture, including the debt evidenced by the Company's Bank Credit Agreement and the First Mortgage Bonds. See "Description of Senior Subordinated Notes." Substantially all the assets of the Company are encumbered pursuant to its Senior Debt agreements. In a liquidation, bankruptcy, reorganization or similar proceeding, the assets of the Company would be available to pay obligations on its subordinated indebtedness (including the Notes) only after all Senior Debt had been paid in full and, in such event, there may be insufficient assets to pay in full amounts due on the Notes. On November 30, 1995, the Company had approximately $349.5 million in principal amount of Senior Debt outstanding.


CONCLUSION OF PREPACKAGED BANKRUPTCY

  Although the Plan became effective on June 30, 1995, a lease rejection claim by one landlord involving one warehouse property remains unresolved. The Company does not believe that the resolution of such claim will have a material adverse effect upon the Company, but there can be no assurance as to the outcome of such proceeding. See "Legal Proceedings."

COMPANY DEPENDENCE ON SIGNIFICANT CUSTOMERS

  A number of the Company's facilities depend to a large extent upon one or a small number of customers. In fiscal 1995, the Company's ten largest customers accounted for approximately 55% of the Company's total net sales. One customer of the Company, Heinz and its subsidiaries, accounted for approximately 21% of the Company's net sales in fiscal 1995 (consisting primarily of refrigerated warehousing sales) and 33% of the Company's net sales in the first nine months of fiscal 1996 (consisting of both refrigerated warehousing and transportation management sales). An interruption or reduction in the business received from such customers would result in a decrease in the sales at certain facilities and in the overall net sales of the Company. See "--Expansion of Transportation Management Services."

  Although the Company has previously disclosed a customer's intention to relocate by late fiscal 1997 a significant portion of the customer's storage volume from one of the Company's warehouses to a new warehouse to be constructed closer to one of the customer's production facilities, the Company has been advised that the customer has reassessed such relocation. The customer has notified the Company that it intends to maintain its current levels of storage volume in the Company's warehouse through at least the first quarter of fiscal 1998. Also, the Company believes that the customer has not reached a final decision to relocate such business. The Company believes that if the final decision is made to relocate such business, the Company will be allowed to participate in proposals to provide warehousing services in such new location. If such storage volume is relocated, the Company believes that it will secure replacement business to recover a substantial portion of the gross operating margin represented by such storage volume but there can be no assurance in this regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations-- Comparison of Nine-month Periods Ended November 30, 1994 and 1995" and "Business--Customers."

EXPANSION OF TRANSPORTATION MANAGEMENT SERVICES

  The Company has recently expanded its transportation management services, and its current strategy involves assuming full responsibility for certain logistics requirements of its customers. See "Business--Company Strategy." Due to the complexity of implementing and coordinating several inter-related systems, the Company encountered start-up difficulties in achieving agreed-upon service levels with respect to the introduction of certain transportation management services for certain customers in the latter part of fiscal 1996. In light of remedial actions taken by the Company and based on discussions with such customers, the Company believes that it has overcome such difficulties. There can be no assurance, however, that the Company will not encounter difficulties in the future or that such difficulties, if encountered, would not adversely affect operating income or customer relationships.

  The maintenance and continued growth of the Company's transportation management services is dependent upon meeting customer expectations. There can be no assurance that existing transportation management services customers will continue to use the Company's services, that the Company will be successful in its effort to reach arrangements with additional customers for the provision of integrated logistics services or that the Company will not experience losses in the transportation management business in the future. See "--Company Dependence on Significant Customers."

COMPETITION

  Americold operates in a competitive environment in which several national and regional, and many smaller, warehouse operators compete with the Company. One important competitive factor is the location of the Company's warehouse facilities, and, consequently, the geographic markets in which it competes are primarily local. Competition varies from local market to local market, but almost all local markets are characterized by low barriers to entry since any competitor able to obtain financing may build a competing facility. In addition, the Company's customers, many of which have substantially greater resources than the Company, may divert business from the Company or build their own private refrigerated warehouse facilities. See "Business--Competition."

  In the transportation management business, there are several national and local enterprises that presently provide or may in the future provide transportation management services to frozen food shippers. The Company is unaware, however, of any competitor which at this time provides significant transportation management services in conjunction with a single, integrated network of frozen food warehouses. See "Business--Competition."

DEPENDENCE ON AGRICULTURAL MARKETS

  A substantial portion of the Company's warehousing sales are derived from storage and handling of agricultural products and foods prepared from agricultural products. The Company's operating results, therefore, may be materially affected by severe weather or other conditions affecting the agricultural sector generally.

VOTING CONTROL

  Kelso holds approximately 53% and seven entities (including Kelso) and management together hold approximately 83% of the outstanding shares of the Company's common stock. These entities and management are able to elect all of the members of the Company's Board of Directors. As a result of such stock ownership, these shareholders can effectively control the affairs and business policies of the Company. See "Principal Shareholders."

ABSENCE OF ESTABLISHED TRADING MARKET; LIQUIDITY OF NOTES

  The Company does not intend to apply for listing of the Notes on any securities exchange or seek approval for quotation of the Notes on any inter-dealer quotation system. It is unlikely that a public trading market for the Notes will exist. The Underwriters have advised the Company that they presently intend to make a market in the Notes, but they are not obligated to do so and any such market-making may be discontinued by the Underwriters in their sole discretion at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or the existence of trading markets for, the Notes.

  The Notes may be characterized as "high-yield" securities. In recent years, uncertainties in the high-yield debt market have been reflected in volatile prices of such securities. Such volatility may have a material adverse effect on the ability of a purchaser to resell the Notes for any value. Accordingly, no assurance can be given that any purchaser of the Notes will be able to sell the Notes in the future.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering are expected to be approximately $115 million after payment of underwriting discounts and commissions and certain fees and expenses related to the Offering. The Company intends to apply the net proceeds of the Offering to redeem at par all of its 15% Debentures. As of December 31, 1995, there was $115.0 million aggregate principal amount of 15% Debentures outstanding at an interest rate of 15% and with a maturity date of November 1, 2007. Concurrently with the closing of the Offering, the Company will defease all outstanding 15% Debentures in accordance with the provisions of the indenture related to such debentures by depositing with the trustee under such indenture $115.0 million of the proceeds from the Offering, plus accrued interest. The 15% Debentures will remain a legal obligation of the Company for approximately 45 days following the closing of the Offering until the trustee applies such proceeds to redeem the 15% Debentures upon expiration of the applicable notice periods provided in such indenture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Underwriting."

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company as of November 30, 1995, and as adjusted to give effect to the issuance of the Notes and the redemption of the 15% Debentures as if the Offering and the redemption had been completed on November 30, 1995. The information included in the table is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and related notes included elsewhere herein.

                                                         NOVEMBER 30, 1995
                                                      -------------------------
                                                       ACTUAL    AS ADJUSTED(A)
                                                      ---------  --------------
                                                       (DOLLARS IN THOUSANDS)
Debt:
  Bank Credit Agreement (b).........................  $     --     $     --
  Series A Bonds....................................    140,000      140,000
  Series B Bonds....................................    176,250      176,250
  15% Debentures....................................    115,000          --
  Notes.............................................        --       120,000
  Other indebtedness................................     33,243       33,243
                                                      ---------    ---------
      Total debt....................................    464,493      469,493
Preferred stock $100 par value; authorized 1,000,000
 shares; issued and outstanding 52,936 shares.......      6,325        6,325
Common stockholders' deficit:
  Common stock $.01 par value; authorized 10,000,000
   shares; issued and outstanding 4,860,934 shares..         49           49
  Additional paid in capital........................     49,022       49,022
  Retained deficit..................................   (155,107)    (155,107)
  Equity adjustment to recognize minimum pension
   liability (c)....................................        (43)         (43)
                                                      ---------    ---------
    Total common stockholders' deficit..............   (106,079)    (106,079)
                                                      ---------    ---------
      Total capitalization..........................  $ 364,739    $ 369,739
                                                      =========    =========

--------
(a) Gives effect to the issuance of the Notes and the redemption of the 15% Debentures as if the Offering and the redemption had been completed on November 30, 1995.
(b) The Company currently has a revolving credit facility with its primary bank of up to $27.5 million, including up to $10.0 million of letters of credit. Other than letters of credit, the Company, as of November 30, 1995, had no borrowings outstanding under the credit facility. See "Debt of the Company--The Bank Credit Agreement."
(c) This adjustment reflects the excess of the present value of accumulated plan benefits over the fair value of plan assets under one of the Company's pension plans.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

  The following table presents selected consolidated historical financial and other information of the Company. The information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" as furnished below. The consolidated financial information for the Company for each of the five fiscal years set forth in the table has been derived from the historical consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants for the Company. The reports of KPMG Peat Marwick LLP refer to changes in accounting for income taxes and post-retirement benefits other than pensions. Selected consolidated financial information for the nine months ended November 30, 1994 and November 30, 1995 has been derived from unaudited consolidated financial statements and, in the opinion of the Company, includes all adjustments that are considered necessary for a fair presentation of such financial information. Historical data and interim results are not necessarily indicative of future results and interim data are not necessarily indicative of results for a full year.

                                                                                  NINE
                                                                              MONTHS ENDED
                            FISCAL YEAR ENDED LAST DAY OF FEBRUARY,           NOVEMBER 30,
                          ------------------------------------------------  ------------------
                            1991      1992      1993      1994      1995      1994      1995
                          --------  --------  --------  --------  --------  --------  --------
                                 (DOLLARS ARE IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...............  $196,927  $200,680  $196,130  $198,887  $215,207  $162,214  $199,897
Operating expenses:
 Cost of sales..........   115,030   115,452   118,846   126,273   138,132   104,188   135,903
 Amortization of cost in
  excess of net assets
  acquired..............     2,527     2,528     2,533     2,531     2,535     1,902     2,146
 Selling and
  administrative
  expense...............    30,517    30,094    27,192    27,090    25,955    19,500    21,154
 Employee stock
  ownership plan
  expense...............       750       750       750       --        750       --        --
                          --------  --------  --------  --------  --------  --------  --------
 Total operating
  expense...............   148,824   148,824   149,321   155,894   167,372   125,590   159,203
                          --------  --------  --------  --------  --------  --------  --------
Gross operating margin..    48,103    51,856    46,809    42,993    47,835    36,624    40,694
Other income (expense):
 Interest income........        22        16       323       757     1,870     1,134     1,018
 Interest expense.......   (53,112)  (51,601)  (51,943)  (55,403)  (55,344)  (41,318)  (42,135)
 Amortization of debt
  issuance cost.........    (1,120)   (1,129)   (1,173)   (1,249)   (1,276)     (944)     (761)
 Other, net(a)..........       165       773       289       680    17,706    17,483    (7,308)
                          --------  --------  --------  --------  --------  --------  --------
 Total other expenses...   (54,045)  (51,941)  (52,504)  (55,215)  (37,044)  (23,645)  (49,186)
                          --------  --------  --------  --------  --------  --------  --------
Income (loss) before
 taxes, extraordinary
 items and cumulative
 effect of accounting
 changes................    (5,942)      (85)   (5,695)  (12,222)   10,791    12,979    (8,492)
Income tax expense
 (benefit)..............     3,774     5,408     2,455    (1,183)    5,227     5,754    (2,489)
Extraordinary gain
 (loss)(b)..............       654       --        --     (1,848)      --        --     (1,793)
Cumulative effect of
 accounting changes(c)
 .......................       --        --        --    (64,234)      --        --        --
                          --------  --------  --------  --------  --------  --------  --------
Net income (loss).......  $ (9,062) $ (5,493) $ (8,150) $(77,121) $  5,564  $  7,225  $ (7,796)
                          ========  ========  ========  ========  ========  ========  ========
Net income (loss) per
 common share...........  $  (1.93) $  (1.24) $  (1.80) $ (16.00) $   1.00  $   1.38  $  (1.71)
OTHER DATA:
Adjusted EBITDA(d)......  $ 71,438  $ 75,104  $ 68,179  $ 66,870  $ 71,565  $ 54,454  $ 57,215
Ratio of adjusted EBITDA
 to interest
 expense (d)............     1.35x     1.46x     1.31x     1.21x     1.29x     1.32x     1.36x
Capital
 expenditures(e)........  $  8,509  $  9,212  $  7,661  $  8,925  $ 13,203  $ 13,213  $ 29,300
Ratio of earnings to
 fixed charges(f).......       --        --        --        --      1.19x     1.30x       --
Deficiency in earnings
 to cover fixed
 charges(g).............  $  5,942  $    148  $  5,699  $ 12,283       --        --   $  8,996
Net cash provided (used)
 by operating
 activities(h)..........  $ 16,287  $ 22,506  $ 17,700  $ 18,476  $ 12,684  $  4,415  $   (866)
Weighted average
 capacity--cubic feet
 (in millions)..........     223.4     225.9     228.8     231.4     229.2     227.5     230.1
Total pounds handled--
 receipts and releases
 (in millions)..........    17,380    17,154    16,609    17,906    20,004    15,160    15,709
Total pounds stored--
 average at month-end
 (in millions)..........     1,560     1,635     1,534     1,493     1,568     1,563     1,552

                                                                                  AS OF
                                  AS OF LAST DAY OF FEBRUARY,                  NOVEMBER 30,
                         -------------------------------------------------  -------------------
                           1991      1992      1993      1994       1995      1994      1995
                         --------  --------  --------  ---------  --------  --------  ---------
BALANCE SHEET DATA:
 Total assets........... $493,651  $483,841  $490,151  $ 528,703  $544,595  $537,205  $ 523,543
 Long-term debt.........  449,299   435,133   443,003    467,337   442,912   438,251    461,791
 Preferred stock........    3,208     4,204     4,773      5,348     5,789     5,850      6,325
 Common stockholders'
  deficit...............  (10,578)  (16,882)  (25,175)  (102,577)  (97,747)  (95,853)  (106,079)

--------
(a) Includes a pretax gain of approximately $17.0 million in fiscal 1995 from insurance proceeds related to the Company's settlement of claims arising out of the Kansas City fire. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction--Effect of Kansas City Fire." Includes a pretax expense of approximately $6.7 million in the nine months ended November 30, 1995 relating to reorganization fees and expenses incurred as part of the Prepackaged Bankruptcy.
(b) For fiscal 1991, includes a gain of approximately $0.7 million from the purchase of $5 million face value of the Company's 11% Debentures. For fiscal 1994, includes a loss of approximately $1.8 million from the retirement of $150 million in principal amount of Series A Bonds as part of the issuance of the Series B Bonds. For the nine months ended November 30, 1995, includes a loss of approximately $1.8 million relating to the exchange of the Company's 11% Debentures for the 15% Debentures and the repurchase of $10 million in principal amount of Series A Bonds.
(c) Effective March 1, 1993, the Company implemented Financial Accounting Standards Board Statement of Financial Accounting Standard No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions," and Statement No. 109, "Accounting for Income Taxes." As a result of the implementation of these accounting standards, the Company's fiscal 1994 earnings were reduced by approximately $64.2 million.
(d) EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, the Company believes that because of the gain from insurance proceeds in fiscal 1995 and in the nine months ended November 30, 1994, and the reorganization fees and expenses in the nine months ended November 30, 1995, a more meaningful indicator is Adjusted EBITDA. Except for fiscal 1995 and the nine months ended November 30, 1994 and 1995, EBITDA is the same as Adjusted EBITDA. Adjusted EBITDA is calculated as follows:

                                                                                  NINE
                                                                              MONTHS ENDED
                              FISCAL YEAR ENDED LAST DAY OF FEBRUARY,         NOVEMBER 30,
                             ---------------------------------------------  -----------------
                              1991     1992     1993      1994      1995      1994     1995
                             -------  -------  -------  --------  --------  --------  -------
   Income (loss) before
    taxes, extraordinary
    items and cumulative
    effect of accounting
    changes................  $(5,942) $   (85) $(5,695) $(12,222) $ 10,791  $ 12,979  $(8,492)
   Interest income.........      (22)     (16)    (323)     (757)   (1,870)   (1,134)  (1,018)
   Interest expense........   53,112   51,601   51,943    55,403    55,344    41,318   42,135
   Total non-cash
    charges(g).............   25,015   24,542   23,322    25,651    25,622    19,253   18,316
   Amortization of original
    issue discount
    (included in interest
    expense)...............     (725)    (938)  (1,068)   (1,205)   (1,369)   (1,009)    (430)
   Gain on insurance
    proceeds...............      --       --       --        --    (16,953)  (16,953)     --
   Reorganization expense..      --       --       --        --        --        --     6,704
                             -------  -------  -------  --------  --------  --------  -------
   Adjusted EBITDA.........  $71,438  $75,104  $68,179  $ 66,870  $ 71,565  $ 54,454  $57,215
                             =======  =======  =======  ========  ========  ========  =======

    The Company believes that Adjusted EBITDA, while providing useful information, should not be considered in isolation or as a substitute for the consolidated income statement data prepared in accordance with generally accepted accounting principles. For example, Adjusted EBITDA should not be considered an alternative to net income as an indicator of operating performance or an alternative to the use of cash flow as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
(e) During the nine months ended November 30, 1995, the Company completed capital expenditure projects related to the construction and expansion of refrigerated warehouse facilities totalling $24.5 million. Approximately $18.6 million of such capital expenditures were funded from the escrow fund established with the proceeds from the sale of the Series B Bonds.
    See "Management's Discussion and Analysis of Financial Condition and
    Results of Operations--Liquidity and Capital Resources--Capital Resources--Capital Expenditures."
(f) For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as earnings before income taxes, extraordinary items, cumulative effect of accounting changes and fixed charges, and "fixed charges" consist of interest expense, amortization of debt issuance cost and that portion of rental expense considered to be representative of the interest factor in capital leases.

(g) Non-cash charges to the Company, which also have been included in the calculation of Adjusted EBITDA above, have been as follows:

                                                                       NINE MONTHS
                                                                          ENDED
                             FISCAL YEAR ENDED LAST DAY OF FEBRUARY,  NOVEMBER 30,
                             --------------------------------------- ---------------
                              1991    1992    1993    1994    1995    1994    1995
                             ------- ------- ------- ------- ------- ------- -------
   Non-cash Charges:
    Depreciation...........  $19,822 $19,171 $17,725 $19,938 $20,140 $15,154 $14,505
    Goodwill amortization..    2,527   2,528   2,533   2,531   2,535   1,902   2,146
    Amortization of debt
     issuance costs........    1,120   1,129   1,173   1,249   1,276     944     761
    Amortization of
     original issue
     discount..............      725     938   1,068   1,205   1,369   1,009     430
    Other amortization.....      221     291     373     408     302     244     474
    Employee stock
     ownership plan
     expense...............      600     485     450     320     --      --      --
                             ------- ------- ------- ------- ------- ------- -------
    Total..................  $25,015 $24,542 $23,322 $25,651 $25,622 $19,253 $18,316
                             ======= ======= ======= ======= ======= ======= =======

(h) The decrease in net cash provided by operating activities in the nine months ended November 30, 1995 is due to the reorganization fees and expenses associated with the Prepackaged Bankruptcy and changes in certain working capital items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Liquidity--Operating Cash Flow."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  Americold provides integrated logistics services for the frozen food industry consisting of warehousing and transportation management. These services are provided through the Company's network of 49 refrigerated warehouses and its refrigerated transportation management unit. The Company's fiscal year ends on the last day of February.

  Development of Transportation Management Services--In recent quarters, the Company has experienced increased interest by customers in procuring transportation management services from the Company. In this regard, the Company entered into arrangements in the first half of fiscal 1996 pursuant to which it is providing such services to three subsidiaries of one large customer. Transportation management services provided to these three customers account for substantially all of the increase in the Company's transportation management revenues thus far in fiscal 1996. The Company has made proposals to offer similar services to certain other potential customers by emphasizing its logistics expertise and warehouse industry position which enable customers to obtain services in support of distribution of frozen food products from a single provider.

  The maintenance and continued growth of transportation management services revenues is dependent upon meeting customer expectations. Due to the complexity of implementing and coordinating several inter-related systems, the Company encountered start-up difficulties in achieving agreed-upon service levels with respect to the introduction of certain transportation management services for certain customers in the latter part of fiscal 1996. In light of remedial actions taken by the Company and based on discussions with such customers, the Company believes that it has overcome such difficulties. There can be no assurance, however, that the Company will not encounter difficulties in the future or that such difficulties, if encountered, would not adversely affect operating income or customer relationships. The Company believes, however, that its transportation management activities may lead to stronger customer relationships and increased revenues in the higher-margin warehousing business. See "Risk Factors--Expansion of Transportation Management Services."

  As the Company does not own transportation equipment, the Company has entered into contracts with independent carriers to provide freight transportation at negotiated rates. Accordingly, the margins that the Company earns in providing transportation management services are lower than for its warehousing services.

  Development of Refrigerated Warehouse Properties--The Company continually evaluates the need for warehouse space and intends to pursue growth of its refrigerated warehouse business both by expanding its network of warehouses and by expanding existing facilities in response to customer requirements. Since August 1994 (mid-fiscal 1995), the Company has added approximately 15.1 million cubic feet of storage capacity in five locations. Two of such facilities became operational in fiscal 1995, and one in the second quarter and two in the third quarter of fiscal 1996. The increase, net of warehouse closures discussed below, represents a 1.4% increase in available warehouse space. The Company is currently working toward the development of several new warehouses which include the acquisition of 2.1 million cubic feet and the construction of 16.4 million cubic feet of new refrigerated warehouse space. The Company intends to finance such expansion primarily through operating leases pursuant to an existing commitment and from other financing sources. See "--Liquidity and Capital Resources--Capital Resources."

  Since August 1994, the Company has reduced the amount of available refrigerated warehouse space by approximately 12 million cubic feet due to the sale of one property, termination of four operating leases in the Prepackaged Bankruptcy in the third quarter of fiscal 1996 and the non-renewal of three other operating leases. The Company expects that the effects of the closure or disposition of such non-strategic facilities will have a positive effect on future gross operating margin as a percentage of net sales.

  Prepackaged Bankruptcy--During the first quarter of fiscal 1996, the Company solicited acceptance of the Plan in the Prepackaged Bankruptcy. The principal purpose of the Plan was to reduce the Company's short-term cash requirements with respect to payments due on its subordinated indebtedness by extending the maturity on such indebtedness from May 1997 to November 2007 and to adjust certain restrictive financial covenants and certain other provisions contained in the prior Investment Agreement between the Company and the Institutional Investor. Each holder of the 11% Debentures received a corresponding amount of the Company's new 15% Debentures at par, plus accrued but unpaid interest. The Company received approval from the classes of debtholders entitled to vote on the Plan and, on May 9, 1995, filed the Plan as approved with the United States Bankruptcy Court for the District of Oregon. On June 19, 1995, the Court approved the Company's Plan, and on June 30, 1995, the Plan became effective. The Company was debtor-in-possession during the proceedings. The Company believes the Prepackaged Bankruptcy has not adversely affected the holders of its Senior Debt or its relationships with its customers, suppliers or shareholders. See "Risk Factors--Conclusion of Prepackaged Bankruptcy" and "--Liquidity and Capital Resources--Liquidity-- Effect of Prepackaged Bankruptcy."

  Through the third quarter of fiscal 1996, the Company incurred approximately $6.7 million in reorganization fees and expenses related to the Prepackaged Bankruptcy. In addition, the write-off of unamortized original issue discount and unamortized issuance costs related to the exchange of the 11% Debentures and the repurchase of $10.0 million in principal amount of the Series A Bonds in the Prepackaged Bankruptcy resulted in an extraordinary loss, net of taxes, of approximately $1.8 million in the same period.

  Effect of the 1986 Acquisition--In December 1986, Kelso, certain institutional investors and members of Americold's management (its "Management Group") purchased the Company from its prior owners (the "1986 Acquisition"). The Company's operating results and cash flow have been and will continue to be materially affected by the indebtedness incurred to finance the 1986 Acquisition. For fiscal 1994 and 1995, interest expense, principally related to debt incurred to finance the 1986 Acquisition, totaled $55.4 million and $55.3 million, respectively. See "Risk Factors--Substantial Leverage; Net Losses; Deficit of Earnings to Fixed Charges."

  Effect of Kansas City Fire--In December 1991 a fire began at the Company's Kansas City, Kansas underground warehouse, the Company's largest warehouse facility. Due to its underground location, the fire required an extended period to extinguish. As a result of the fire, the Company's warehousing activities in Kansas City have operated at a substantially reduced level due to loss of public storage and lease customers. Although a substantial portion of the Kansas City warehouse facility has been restored to its pre-fire condition, the Company is unable to predict its ability to return the facility to pre-fire operating volumes and profits. The Company settled its first party claims with its insurance carriers for business interruption losses, property damage and out-of-pocket expenses with respect to the fire and recognized in the third quarter of fiscal 1995 approximately $17 million as a gain on insurance settlement.

HISTORICAL INCOME STATEMENT INFORMATION

  The following table sets forth, for the nine-month periods ended November 30, 1994 and November 30, 1995, respectively, certain consolidated financial data of the Company, expressed as a percentage of net sales:

                            PERCENTAGE OF NET SALES

                                                                    NINE MONTHS
                                                                       ENDED
                                                                   NOVEMBER 30,
                                                                   -------------
                                                                    1994   1995
                                                                   ------ ------
Net sales......................................................... 100.0% 100.0%
Cost of sales.....................................................  64.2%  68.0%
Amortization of cost in excess of net assets acquired.............   1.2%   1.1%
Selling and administrative expenses...............................  12.0%  10.6%
Gross operating margin............................................  22.6%  20.4%
Interest expense..................................................  25.5%  21.1%

  The following table sets forth, for the fiscal years ended the last day of February 1993, 1994 and 1995, respectively, certain consolidated financial data for the Company, expressed as a percentage of net sales:

                            PERCENTAGE OF NET SALES

                                                         LAST DAY OF FEBRUARY,
                                                        -----------------------
                                                         1993    1994    1995
                                                        ------- ------- -------
Net sales..............................................  100.0%  100.0%  100.0%
Cost of sales..........................................   60.6%   63.5%   64.2%
Amortization of cost in excess of net assets acquired..    1.3%    1.3%    1.2%
Selling and administrative expenses....................   13.9%   13.6%   12.1%
Gross operating margin.................................   23.9%   21.6%   22.2%
Interest expense.......................................   26.5%   27.9%   25.7%

RESULTS OF OPERATIONS

 Preliminary Year-End and Fourth Quarter Results

  The following preliminary financial data have been derived from unaudited annual consolidated financial statements and unaudited interim consolidated financial statements and include, in the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation.

  Net sales increased 30.0% from approximately $215.2 million for the fiscal year ended February 28, 1995 to approximately $279.8 million for the fiscal year ended February 29, 1996. This increase was due to increased transportation management and warehousing sales. Transportation management services sales increased 312.2% from approximately $18.0 million in fiscal 1995 to approximately $74.2 million in fiscal 1996, and warehousing sales increased approximately 4.6% from approximately $192.5 million in fiscal 1995 to approximately $201.4 million in fiscal 1996.

  Net income for fiscal 1995 was approximately $5.6 million as compared to a net loss of approximately $9.9 million for fiscal 1996. Included in the net loss for fiscal 1996 were combined one-time charges, net of tax, totaling approximately $7.0 million. These one-time charges related to the Prepackaged Bankruptcy, the associated write-off of unamortized debt issuance costs, and the write-off of an investment in a start-up company. Included in the net gain for fiscal 1995 was an approximate $10.3 million benefit, net of tax, resulting from the receipt of insurance proceeds pursuant to the Company's settlement with its insurance carriers for business interruption losses, property damage and out-of-pocket expenses incurred with respect to the Kansas City, Kansas fire. Without reference to these one-time charges, net income would have increased from a net loss of approximately $4.7 million in fiscal 1995 to a net loss of approximately $2.9 million in fiscal 1996.

  Net sales increased 50.8% from $53.0 million in the fourth quarter of fiscal 1995 to $79.9 million in the fourth quarter of 1996. The increase was due primarily to significantly increased sales from the Company's new transportation management services business. The net loss for the fourth quarter ended February 28, 1995 was approximately $1.7 million as compared to a loss of approximately $2.1 million for the corresponding period in fiscal 1996. Included in the net loss for the fiscal 1996 fourth quarter was approximately $0.4 million in one-time charges, net of tax, resulting primarily from the Prepackaged Bankruptcy.

 Comparison of Nine-month Periods Ended November 30, 1994 and 1995

  Net Sales--The Company's net sales increased 23.2% from $162.2 million for the first nine months of fiscal 1995 to $199.9 million for the first nine months of fiscal 1996, reflecting a substantial increase in transportation management sales as well as a 3.7% increase in warehousing sales. The Company's third fiscal quarter is typically its strongest sales quarter.

  Americold's net sales for the first nine months of fiscal 1995 and the first nine months of fiscal 1996 are detailed in the table below, by activity:

                                   NET SALES
                             (DOLLARS IN MILLIONS)

                              NINE MONTHS         NINE MONTHS
                                 ENDED               ENDED           % CHANGE
                           NOVEMBER 30, 1994   NOVEMBER 30, 1995   FY95 TO FY96
                           ------------------  ------------------  ------------
                            AMOUNT      %       AMOUNT      %
                           ------------------  ------------------
Logistics
  Warehousing
    Storage............... $    77.4     47.7% $    79.9     40.0%      3.2 %
    Handling..............      53.1     32.7%      56.8     28.4%      7.0 %
    Leasing...............       5.3      3.3%       5.1      2.6%     (3.8)%
    Freezing and other....       9.4      5.8%       8.7      4.3%     (7.4)%
                           --------- --------  --------- --------     ------
                               145.2     89.5%     150.5     75.3%       3.7%
  Transportation
   management services....      12.9      8.0%      46.0     23.0%    256.6 %
                           --------- --------  --------- --------     ------
Total logistics...........     158.1     97.5%     196.5     98.3%     24.3 %
Other nonlogistics........       4.1      2.5%       3.4      1.7%    (17.1)%
                           --------- --------  --------- --------     ------
Total net sales........... $   162.2    100.0% $   199.9    100.0%     23.2 %
                           ========= ========  ========= ========     ======

  Warehousing sales increased 3.7% from $145.2 million for the first nine months of fiscal 1995 to $150.5 million for the first nine months of fiscal 1996, principally due to a 3.2% increase in storage revenue and a 7.0% increase in handling revenue. The increase in storage revenue is primarily due to price increases and changes in product mix, as storage volume remained stable at approximately 1.56 billion pounds stored on average per month in each of the two periods.

  Although the Company has previously disclosed a customer's intention to relocate by late fiscal 1997 a significant portion of the customer's storage volume from one of the Company's warehouses to a new warehouse to be constructed closer to one of the customer's production facilities, the Company has been advised that the customer has reassessed such relocation. The customer has notified the Company that it intends to maintain its current levels of storage volume in the Company's warehouse through at least the first quarter of fiscal 1998. Also, the Company believes that the customer has not reached a final decision to relocate such business. The Company believes that if the final decision is made to relocate such business, the Company will be allowed to participate in proposals to provide warehousing services in such new location. If such storage volume is relocated, the Company believes that it will secure replacement business to recover a substantial portion of the gross operating margin represented by such storage volume, but there can be no assurance in this regard. Unless mitigated by the Company's efforts to obtain replacement business or to provide warehousing services at the new location, the effect on gross operating margin from such relocation would be a reduction of approximately $2.0 million per year. See "Risk Factors--Dependence on Significant Customers."

  The 7.0% increase in handling revenue resulted primarily from a 3.7% increase in volume of product handled, with the remaining increase due to price increases and changes in product mix. For the first nine months of fiscal 1995,
15.2 billion pounds of product were handled by the Company compared with 15.7 billion pounds during the same period in fiscal 1996.

  Transportation management sales increased 256.6% from $12.9 million for the first nine months of fiscal 1995 to $46.0 million for the first nine months of fiscal 1996, due to the outsourcing to the Company of additional transportation management responsibilities by three customers.

  Other non-logistics sales (quarry sales) decreased 17.1% from $4.1 million for the first nine months of fiscal 1995 to $3.4 million for the first nine months of fiscal 1996.

  Cost of Sales--Cost of sales increased 30.4% from $104.2 million for the first nine months of fiscal 1995 to $135.9 million for the first nine months of fiscal 1996. The increased volume of transportation management services, which required increases in transportation capacity purchased from carriers and the addition of new employees, resulted in an approximately $32.1 million increase in cost of sales. In addition, the cost of sales decreased as a result of warehouse additions and closures in the net amount of $1.6 million. See "-- Introduction--Development of Refrigerated Warehouse Properties."

  Cost of sales as a percentage of net sales increased from 64.2% for the first nine months of fiscal 1995 to 68.0% for the first nine months of fiscal 1996, as handling and transportation management sales, which each have high variable cost requirements, increased from 40.7% of net sales in the prior period to 51.4% in the more recent period.

  Selling and Administrative Expenses--Selling and administrative expenses increased 8.5% from $19.5 million for the first nine months of fiscal 1995 to $21.2 million for the first nine months of fiscal 1996. The increase primarily reflects an increase of approximately $1.0 million in salaries and related fringe benefits. Selling and administrative expenses as a percentage of net sales decreased from 12.0% in the first nine months of fiscal 1995 to 10.6% in the first nine months of fiscal 1996 due to the increase in transportation management sales which did not require a corresponding increase in selling and administrative expenses.

  Gross Operating Margin--As a result of the factors discussed above, gross operating margin increased 11.1% from $36.6 million for the first nine months of fiscal 1995 to $40.7 million for the first nine months of fiscal 1996.

  Interest Expense--Interest expense increased from $41.3 million for the first nine months of fiscal 1995 to $42.1 million for the first nine months of fiscal 1996 as a result of slightly higher overall interest rates partially offset by slightly lower overall borrowings. The increase in interest rates resulted from the exchange in the Prepackaged Bankruptcy of the Company's 11% Debentures for the new 15% Debentures.

  Reorganization Expenses--Reorganization expenses of approximately $6.7 million reflect the expenses incurred for professional services related to the Prepackaged Bankruptcy including investment banking, accounting and legal fees, through the third quarter of fiscal 1996.

  Income (Loss)--The Company's income before income taxes and extraordinary item for the first nine months of fiscal 1995 was $13.0 million, compared to a loss of $8.5 million in the first nine months of fiscal 1996. The decrease in income between the two periods is due to the approximately $6.7 million of reorganization fees and expenses incurred during the first nine months of fiscal 1996 and the recognition by the Company of an approximately $17.0 million gain from the insurance settlement related to the Kansas City, Kansas fire in the first nine months of fiscal 1995. These two factors were offset in part by improved earnings from operations.

  Extraordinary Item--In connection with the exchange of the Company's 11% Debentures for the 15% Debentures and the repurchase of the $10.0 million of Series A Bonds in the Prepackaged Bankruptcy, unamortized original issue discount of approximately $2.0 million and unamortized issuance costs of approximately $1.0 million were written off, resulting in an extraordinary loss, net of taxes, of approximately $1.8 million.

 Comparison of Fiscal Years 1994 and 1995

  Net Sales--The Company's net sales increased 8.2% from $198.9 million for fiscal 1994, to $215.2 million for fiscal 1995.

  Americold's net sales for fiscal 1994 and fiscal 1995 are detailed in the table below, by activity:

                                   NET SALES
                             (DOLLARS IN MILLIONS)

                                                                      % CHANGE
                                        FISCAL 1994   FISCAL 1995   FY94 TO FY95
                                        ------------  ------------  ------------
                                        AMOUNT   %    AMOUNT   %
                                        ------ -----  ------ -----
Logistics
  Warehousing
    Storage............................ $ 98.5  49.5% $103.4  48.0%      5.0%
    Handling...........................   65.3  32.8%   70.7  32.9%      8.3%
    Leasing............................    7.4   3.7%    7.0   3.3%    (5.4)%
    Freezing and other.................    9.9   5.0%   11.4   5.3%     15.2%
                                        ------ -----  ------ -----     -----
                                         181.1  91.0%  192.5  89.5%      6.3%
  Transportation management services...   12.6   6.4%   18.0   8.3%     42.9%
                                        ------ -----  ------ -----     -----
Total logistics........................  193.7  97.4%  210.5  97.8%      8.7%
Other non-logistics....................    5.2   2.6%    4.7   2.2%    (9.6)%
                                        ------ -----  ------ -----     -----
Total net sales........................ $198.9 100.0% $215.2 100.0%      8.2%
                                        ====== =====  ====== =====     =====

  Warehousing sales increased 6.3% from $181.1 million for fiscal 1994 to $192.5 million for fiscal 1995, primarily due to a 5.0% increase in storage revenue and an 8.3% increase in handling revenue. The increase in storage revenue was principally due to a 5.0% increase in storage volume as the storage volume increased from 1.49 billion pounds stored on average per month in fiscal 1994 to 1.57 billion pounds on average per month in fiscal 1995. The increase in storage volume was due primarily to the increased storage of vegetables, which is attributable to a stronger vegetable harvest in the Midwest in fiscal 1995.

  The increase in handling revenue resulted primarily from an 11.7% increase in volume of product handled. For fiscal 1994, 17.9 billion pounds of product were handled by the Company compared with 20.0 billion pounds in fiscal 1995. While handling volume increased 11.7%, handling revenue increased only 8.3% due to decreased special services revenue (classified by the Company as handling revenue), changes in product mix and other factors.

  Transportation management sales increased 42.9% from $12.6 million in fiscal 1994 to $18.0 million in fiscal 1995 due to the startup by one customer of a distribution program in the Company's Kansas City, Kansas warehouse facility for which the Company provided transportation management services. Other non-logistics (quarry) sales decreased 9.6% from $5.2 million in fiscal 1994 to $4.7 million in fiscal 1995.

  Cost of Sales--Cost of sales increased 9.4% from $126.3 million for fiscal 1994 to $138.1 million for fiscal 1995. Approximately $6.2 million of the increase was due to the increased volume of transportation management business, which requires corresponding increases in transportation capacity purchased from carriers. Another $4.2 million of the increase in cost of sales was primarily attributable to increased warehouse payroll expense resulting from the increase in handling volume at the Company's facilities.

  Cost of sales as a percentage of net sales increased from 63.5% in fiscal 1994 to 64.2% in fiscal 1995, as handling and transportation management sales, which have high variable cost requirements, increased from 39.2% of total sales in fiscal 1994 to 41.2% in fiscal 1995.

  Selling and Administrative Expenses--Selling and administrative expenses decreased 4.2% from $27.1 million for fiscal 1994 to $26.0 million for fiscal 1995. The reduction primarily reflects a decrease of approximately $0.5 million in professional fees. Selling and administrative expenses as a percentage of net sales decreased from 13.6% in fiscal 1994 to 12.1% in fiscal 1995. The Company was able to reduce selling and administrative expenses in an environment of increasing sales due to an intensive program to reduce and restructure administrative activities.

  Gross Operating Margin--As a result of the factors discussed above, gross operating margin increased 11.3% from $43.0 million for fiscal 1994 to $47.8 million for fiscal 1995.

  Interest Expense--Interest expense decreased from $55.4 million for fiscal 1994 to $55.3 million for fiscal 1995, as a result of slightly lower average borrowings during the fiscal year.

  Gain on Insurance Settlement--This one-time gain reflects the gain on insurance settlement of approximately $17.0 million related to the Company's settlement with its insurance carriers of its first party claims for business interruption losses, property damage and out-of-pocket expenses incurred with respect to the Kansas City fire.

  Income (Loss)--The Company's loss before income taxes, extraordinary item and cumulative effect of accounting changes for fiscal 1994 was $12.2 million, compared to income of $10.8 million in fiscal 1995. The increase in income reported in the more recent period is primarily the result of the insurance settlement referred to above.

  Extraordinary Loss--During the first quarter of fiscal 1994, the Company completed a debt refinancing transaction related to the First Mortgage Bonds which resulted in an extraordinary loss to the Company, net of taxes, of approximately $1.8 million due to the write-off of unamortized issuance costs.

 Comparison of Fiscal Years 1993 and 1994

  Net Sales--The Company's net sales increased 1.4% from $196.1 million for fiscal 1993 to $198.9 million for fiscal 1994.

  Americold's net sales for fiscal 1993 and 1994 are detailed below, by activity:

                                   NET SALES
                             (DOLLARS IN MILLIONS)

                                                                      % CHANGE
                                        FISCAL 1993   FISCAL 1994   FY93 TO FY94
                                        ------------  ------------  ------------
                                        AMOUNT   %    AMOUNT   %
                                        ------ -----  ------ -----
Logistics
  Warehousing
    Storage............................ $101.0  51.5% $ 98.5  49.5%     (2.5)%
    Handling...........................   60.3  30.8%   65.3  32.8%      8.3 %
    Leasing............................    9.5   4.8%    7.4   3.7%    (22.1)%
    Freezing and other.................   10.2   5.2%    9.9   5.0%     (2.9)%
                                        ------ -----  ------ -----     -----
                                         181.0  92.3%  181.1  91.0%      0.1 %
  Transportation management services...   11.9   6.1%   12.6   6.4%      5.9 %
                                        ------ -----  ------ -----     -----
Total logistics........................  192.9  98.4%  193.7  97.4%      0.4 %
Other non-logistics....................    3.2   1.6%    5.2   2.6%     62.5 %
                                        ------ -----  ------ -----     -----
Total net sales........................ $196.1 100.0% $198.9 100.0%      1.4 %
                                        ====== =====  ====== =====     =====

  Warehousing sales increased 0.1% from $181.0 million in fiscal 1993 to $181.1 million for fiscal 1994, primarily due to an 8.3% increase in handling revenues. This increase was partially offset by a 2.5% decline in storage revenue and a 22.1% decline in leasing revenue. The decline in storage revenue resulted from a 2.7% decrease in storage volume, offset slightly by net price increases and other factors. The Company believes the decreased storage volume was due to a reduction in certain frozen vegetable stocks across several production warehouses. The reduction in frozen vegetable stocks was principally attributable to the flooding in the Midwest in fiscal 1994. For fiscal 1993,
1.53 billion pounds of product were stored on average per month compared to
1.49 billion pounds of product stored on average per month in fiscal 1994. Approximately $1.9 million of the $2.1 million decline in leasing activity was attributable to the loss of lease customers in the Company's Kansas City, Kansas warehouse facility.

  The increase in handling revenue resulted primarily from a 7.8% increase in volume of product handled. For fiscal 1993, 16.6 billion pounds were handled compared with 17.9 billion pounds during fiscal 1994.

  Transportation management sales increased 5.9% from $11.9 million for fiscal 1993 to $12.6 million in fiscal 1994. Non-logistics sales increased 62.5% from $3.2 million for fiscal 1993 to $5.2 million for fiscal 1994 as the increase in quarry sales of approximately $2.4 million helped offset the loss of approximately $0.4 million in sales due to the closure of the vital records center. Due to the fire in Kansas City, the vital records center ceased operations during the first quarter of fiscal 1994.

  Cost of Sales--Cost of sales increased 6.2% from $118.8 million for fiscal 1993 to $126.3 million for fiscal 1994. Excluding the approximately $4.1 million allowance for non-collection of disputed billings and other expenses related to the Kansas City, Kansas warehouse fire, cost of sales for fiscal 1993 would have been $114.7 million. Payroll costs and energy costs increased approximately $3.9 million and $1.5 million, respectively, as a result of increased handling volume at the Company's facilities, including the quarry, and as a result of the new warehouse facility added in January 1993. Depreciation increased approximately $1.7 million related to the adoption of Financial Accounting Standards Board Statement No. 109, "Accounting For Income Taxes."

  Cost of sales as a percentage of net sales increased from 60.6% for fiscal 1993 to 63.5% for fiscal 1994, primarily due to increased handling and non-logistics sales which carry lower operating margins.

  Selling and Administrative Expenses--Selling and administrative expenses decreased 0.4% from $27.2 million in fiscal 1993 to $27.1 million for fiscal 1994. This decrease primarily reflects a decrease of approximately $1.2 million in salaries and related fringe benefits. Certain other costs declined, including office supplies, communications and equipment rentals, while professional fees, due primarily to one-time expenses for consulting services related to administrative cost reduction efforts, and meeting and travel expenses, increased.

  Gross Operating Margin--As a result of the factors discussed above, gross operating margin decreased 8.2% from $46.8 million for fiscal 1993 to $43.0 million for fiscal 1994.

  Interest Expense--Interest expense increased from $51.9 million for fiscal 1993 to $55.4 million for fiscal 1994, resulting from both the $26.3 million net increase in the principal amount of First Mortgage Bonds outstanding and from the addition of the mortgage payable on the Burley, Idaho warehouse facility.

  Income (Loss)--The Company's loss before income taxes, extraordinary item and cumulative effect of accounting changes for fiscal 1993 was $5.7 million compared to a loss of $12.2 million for fiscal 1994. The principal reasons for the increased loss includes the increase in interest expense and the increase in cost of sales.

LIQUIDITY AND CAPITAL RESOURCES

  The Company believes it has sufficient liquidity and capital resources to meet its needs related to payment of interest expense, continued operation and maintenance of its warehouses, operation and planned expansion of its transportation management business and limited growth in warehouse investment. Anticipated growth in the volume of transportation management services is not expected to consume significant capital resources. Although the Company's internal resources for new warehouse acquisition or construction are limited, the Company has arranged for up to $25 million in lease financing for new warehouse facilities from a finance company (the "Lease Line"). See "-- Capital Resources." The Company plans to finance its warehouse expansion program principally through lease financing, and the Company believes it has the ability to finance all of its fiscal 1997 expansion projects from the Lease Line, similar lease financing or mortgage financing. In light of the significant debt obligations due between fiscal 2000 and fiscal 2008, the Company continues to need to increase operating cash flow and seek external sources for refinancing. To the extent such operating cash flow growth will result from warehouse capacity growth, the Company will be required to obtain additional sources of financing. See "Risk Factors--Substantial Payment Obligations; Consequences of Failure to Service Debt."

 Liquidity

  Operating Cash Flow--Net cash flow from operating activities, representing cash provided from operations, is used to fund capital expenditures and meet debt service requirements. Operating cash flow reported for any one period is sensitive to the timing of the collection of receivables and the payment of payables. In addition, the third quarter, ending each November 30, normally represents the Company's strongest sales quarter, thus resulting in higher receivables balances at such time.

  Net cash flow from operating activities as reported in the Company's consolidated financial statements decreased from $4.4 million for the first nine months of fiscal 1995 to a negative $0.9 million for the first nine months of fiscal 1996. The decrease is due to the reorganization fees and expenses associated with the Prepackaged Bankruptcy and changes in certain working capital items. The Company's operating cash flow would have been $5.8 million for the first nine months of fiscal 1996 without reorganization fees and expenses of $6.7 million. Net cash flow from operating activities in fiscal years 1993, 1994 and 1995 was $17.7 million, $18.5 million and $12.7 million, respectively. See "--Results of Operations--Comparison of Nine-month Periods Ended November 30, 1994 and 1995." As a result of increased taxable earnings and the reversal of deferred tax liabilities, the Company anticipates that cash tax payments will increase. See Note 11 of Notes to Consolidated Financial Statements as of the last day of February 1994 and 1995.

  Working Capital--The Company's working capital position as of the last day of the nine-month period ended November 30, 1995 was a negative $1.1 million. This position compares to a negative $14.9 million at fiscal 1995 year end. Working capital was reduced in the more recent period due to the decrease in net cash flow from operations discussed above and the funding of the construction of the Grand Island, Nebraska warehouse facility discussed below, but was increased by the effects of the Prepackaged Bankruptcy. Under the Plan, approximately $28.8 million of senior subordinated debt payments were postponed from May 1995 until fiscal 2008, which reduced the current portion of long-term debt. Partially offsetting this decrease in the current portion of long-term debt, as part of the reorganization proceedings, the Company repurchased for cash $10.0 million in principal amount of long-term Series A Bonds.

  The Company's historical negative working capital position has not affected its ability to meet its cash operating needs. The Company, however, in fiscal 1995 experienced a shortfall in working capital necessary to make the fiscal 1995 and fiscal 1996 sinking fund payments required with respect to the 11% Debentures, leading to the Prepackaged Bankruptcy. See "Risk Factors-- Substantial Leverage; Net Losses; Deficit of Earnings to Fixed Charges."

 Capital Resources

  The Bank Credit Agreement provides an aggregate availability of $27.5 million, which may be used for any combination of letters of credit (not to exceed $10.0 million) and revolving cash borrowings for general working capital purposes, subject to borrowing base limitations. The borrowing base for both cash borrowings and letter of credit amounts equals 85% of eligible accounts receivable pledged to the bank plus, at the option of the Company, 70% of the value of all real property mortgaged to the bank, up to a maximum of $27.5 million. The Company has not mortgaged any properties under the Bank Credit Agreement. The Bank Credit Agreement, which matures on February 28, 1999, requires a 30-day resting period (during which there may be no outstanding borrowings) in fiscal 1997, and requires two such periods during each of fiscal 1998 and fiscal 1999. The Bank Credit Agreement also contains certain restrictive covenants, including financial covenants. See "Debt of the Company--The Bank Credit Agreement."

  Based on eligible accounts receivable as of November 30, 1995, the Company had an available credit line of $25.2 million, of which $7.9 million was used for letters of credit, principally related to leasing commitments and worker's compensation reserves. No cash borrowings were outstanding.

  The Lease Line, for which the Company signed a commitment letter in November 1995, is available to finance, subject to meeting certain conditions, the construction or acquisition of new warehouses or the expansion of existing warehouses which are not pledged as collateral security for Senior Debt. The Company intends to finance several of the planned warehouse additions with the new Lease Line. The terms of each lease financing will be separately established. The first funding of approximately $5.7 million closed in late fiscal 1996 with respect to the Company's recently completed Grand Island, Nebraska facility. The Lease Line commitment expires December 31, 1996. The lease rate will be fixed at the time of funding each property, and will be based on a spread over seven-year Treasury Bills.

  The Company, as part of its Kansas City, Kansas location, operates a limestone quarry. The Company has terminated its previously disclosed discussions related to the possible sale of the quarry and is currently considering its options with respect to such operation.

  Capital Expenditures--Budgeted fiscal 1996 capital expenditures total approximately $35.4 million, including approximately $25.6 million for warehouse expansions. Expenditures for property, plant and equipment for the first nine months of fiscal 1996 totaled $29.7 million, of which approximately $24.5 million related to warehouse expansions. Of the $24.5 million, all expenditures other than the construction of the Grand Island facility were funded from sources other than net cash flow from operations. Two new warehouse facilities, in Pasco, Washington and Rochelle, Illinois, were funded with approximately $18.6 million of escrow funds established with the proceeds from the sale of the Series B Bonds and available under the Bond Indenture.

  As a result of the expenditures described above, the Company has exhausted substantially all of the escrowed funds under the Bond Indenture, except for approximately $4.8 million from the insurance proceeds from the Kansas City fire. In late fiscal 1996 the Company submitted to the Bond Trustee an accounting of restoration expenses incurred to date at the Kansas City warehouse facility. Based on such submission, the Company has requested that approximately $4.0 million of the $4.8 million be released to the Company as reimbursement for such restoration expenses. The Company is working with the Bond Trustee to define its options with respect to the use of any remaining funds held by the Bond Trustee following the reimbursement of such restoration expenses.

  The projects the Company is currently exploring for fiscal 1997 would require the expenditure of up to $34.0 million, no portion of which is presently committed. The Company, however, has entered into two non-binding letters of intent with customers for projects aggregating approximately $10 million. The Company plans to finance its warehouse expansion program principally through lease financing, and the Company believes it has the ability to finance all of its fiscal 1997 expansion projects from the Lease Line, similar lease financing or mortgage financing. Certain capital expenditures originally planned for late fiscal 1996 will be deferred until early fiscal 1997, and certain capital expenditures originally planned for early fiscal 1997 are expected to be deferred until late fiscal 1997, resulting in corresponding delays in the realization of benefits from such investments.

  Expenditures, including capital leases, for property, plant and equipment for fiscal years 1993, 1994 and 1995 totaled $18.9 million, $9.9 million and $14.3 million, respectively, as summarized in the following table:

                        HISTORICAL CAPITAL EXPENDITURES
                                 (IN MILLIONS)

                                      FISCAL YEAR ENDED LAST NINE MONTHS ENDED
                                         DAY OF FEBRUARY,    NOVEMBER 30, 1995
                                      ---------------------- -----------------
                                       1993    1994   1995
                                      ------- --------------
Routine Replacements/Betterments..... $   2.6   $2.7 $   5.5       $ 2.8
Revenue Enhancements or Cost
 Reductions..........................     1.9    1.9     1.9         2.4
Expansions...........................    14.4    5.3     6.9        24.5
                                      ------- ------ -------       -----
Total................................ $  18.9   $9.9   $14.3       $29.7
                                      ======= ====== =======       =====
Cash Portion of Capital
 Expenditures(a).....................   $ 7.7   $8.9   $13.2       $29.3
                                      ======= ====== =======       =====

--------
(a) The cash portion of capital expenditures for all periods was funded from escrow funds available under the Bond Indenture and net cash flow from operations. The non-cash portion of capital expenditures was funded from, for fiscal 1993, a seller-provided mortgage and capital leases and, for all other periods, from capital leases.

  Effect of Prepackaged Bankruptcy--The Bankruptcy Court approved the Plan on June 19, 1995 and the Plan became effective on June 30, 1995. The Plan as approved provided, among other things, that each holder of the Company's then outstanding 11% Debentures was entitled to receive a corresponding amount of the Company's new 15% Debentures at par, plus accrued but unpaid interest; that the holders of the Company's Senior Debt were not adversely affected by the Prepackaged Bankruptcy; and that the prior Investment Agreement was superseded by the Second Investment Agreement with the Institutional Investor. See "Debt of the Company--The Second Investment Agreement."

  Subsequently, the Company rejected in the Prepackaged Bankruptcy certain operating lease agreements relating to four warehouse facilities at Watsonville, Oakland and San Francisco, California; and Chicago, Illinois. Properties subject to the leases accounted for approximately $11.7 million of sales and a minimal amount of gross operating margin in fiscal 1995. In late fiscal 1996 the Company settled all lease rejection issues with the lessor of the Watsonville, Oakland and San Francisco, California warehouse facilities. Such settlement did not involve the payment of any damages by the Company. The outcome of any damage claim resulting from the remaining lease rejection of the Chicago warehouse facility cannot be predicted at this time, but the Company does not believe that the resolution of such claim will be material. See "Risk Factors--Conclusion of Prepackaged Bankruptcy."

  The Company believes that the effect of the Plan has been to improve the Company's financial position by postponing the maturity of its subordinated debt and increasing the likelihood that the Company will realize the benefits of its capital expenditures and the continuing expansion of its transportation management activities. The Company remains highly leveraged, however, and will continue to be subject to substantial principal and interest obligations with respect to its indebtedness. See "Risk Factors--Substantial Payment Obligations; Consequences of Failure to Service Debt."

 Inflation

  The Company's operations have not been, nor are they expected to be, materially affected by inflation or changing prices.

 New Accounting Standards

  Effective March 1, 1993, the Company implemented Financial Accounting Standards Board Statement of Financial Accounting Standard No. 106, "Employer's Accounting for Postretirement Benefits Other Than

Pensions", and Statement No. 109, "Accounting for Income Taxes." The Company has not implemented the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," although it will be required to do so for fiscal years beginning March 1, 1996 and thereafter. This statement generally requires assessment of recoverability of an asset after events or circumstances that indicate an impairment to the asset and its future cash flows. Any impairment loss would be recognized as a one-time charge to earnings affecting results of operations, but would not affect the cash flow of the Company. At this time, the Company does not believe there will be an impairment loss to report.

                                    BUSINESS

  Americold, the nation's largest supplier of public refrigerated warehouse space, provides integrated logistics services for the frozen food industry. These services, consisting of warehousing and transportation management, are provided through the Company's network of 49 refrigerated warehouses in 16 states and through the Company's refrigerated transportation management unit. Americold serves a broad array of customers ranging from small local food producers to most of the large national frozen food companies, including ConAgra, Inc., Heinz, J. R. Simplot Co., Kellogg Company and Ocean Spray Cranberries Inc.

  The Company has recently expanded its focus to provide integrated warehousing and transportation management services to the frozen food industry. To expand its transportation management business, the Company has consolidated its transportation management functions, added staff resources and improved its transportation management information systems capabilities, including integrating these systems with the Company's warehouse information systems. The Company currently offers integrated warehousing and transportation management services that permit it to coordinate and manage the distribution of frozen food products for its customers. The Company believes that its facilities are sufficiently dispersed geographically to allow the Company to provide these logistics services in most of the significant markets in the United States.

  Americold, an Oregon corporation, was founded in 1911. In December 1986, Americold was purchased from its prior owners by a private group consisting of Kelso, certain institutional investors and the Management Group.

BUSINESS STRATEGY

  The Company's strategy is to use its position as the largest supplier of public refrigerated warehouse space to access both increased volumes of frozen food storage and additional transportation management business. The Company believes its strong industry position, its geographically dispersed network of refrigerated warehouse facilities and its integrated logistics information systems provide it with a competitive advantage in developing and maintaining relationships with large frozen food manufacturers, distributors and retailers that have freezer storage and product distribution requirements in numerous locations throughout the United States. Industry studies suggest that frozen food processors spend approximately twice as much on transportation as on warehousing of frozen food products. The Company's customers, by outsourcing to Americold, may benefit from the transportation efficiencies Americold achieves while being able to reduce redundant staff and avoid individual investments in warehouse facilities and in the computer hardware and software systems necessary for transportation management.

  The Company believes that the potential cost savings brought to customers in product distribution will strengthen and broaden the Company's relationships with customers and provide opportunities to expand its operations to meet customer needs. In this regard, the Company has entered into arrangements with three subsidiaries of its largest customer, Heinz, pursuant to which it is providing transportation management services from manufacturing plants through distribution channels to the subsidiaries' customers. In addition, for one of these subsidiaries, the Company also manages the in-bound transportation of over 200 non-frozen ingredients to the subsidiary's manufacturing plants. See "--Company Services--Transportation Management." The Company believes that the availability of such services will attract additional customers to its existing warehouse facilities and create opportunities to develop additional warehouses and provide incremental transportation management services.

  Americold's logistics systems allow it to perform the entire process of warehousing and transportation management for the storage and distribution of frozen food products for its customers. The Company, by utilizing logistical data and combining product volumes from multiple customers, can pool shipments and achieve transportation efficiencies which would be unavailable to any one customer operating on its own. Moreover, the integration of transportation management services with the Company's network of 49 refrigerated warehouses enables larger frozen food customers with broad distribution requirements to obtain integrated logistics services from a single provider rather than contracting with individual carriers and warehousing providers in many locations. The Company plans to continue to actively pursue these larger customers who are able to utilize the full resources of the Company.

  The Company has also entered into warehousing agreements with two large frozen food manufacturers pursuant to which the Company has become a preferred provider of services. Under such agreements, the Company has the opportunity to increase its warehousing business with such customers in multiple locations in return for a commitment to provide certain continuing services and volume-based pricing incentives. The Company believes these agreements have the potential to reduce these customers' overall distribution costs while providing the Company with increased storage volume in existing warehouses. The Company believes that such agreements may also create opportunities to build or acquire additional warehouses and encourage such customers to utilize the transportation management services offered by the Company.


COMPANY SERVICES

  The Company provides frozen food manufacturers with refrigerated warehousing and transportation management services. Integration of these services allows frozen food manufacturers to contract on an outsource basis with a single entity, the Company, for the following services to coordinate and manage the distribution of frozen food products:

                         AMERICOLD'S LOGISTICS SERVICES

      WAREHOUSING SERVICES          TRANSPORTATION MANAGEMENT SERVICES
      --------------------          ----------------------------------
      Storage                           Dispatching
      Handling                          Freight Rate Negotiation
      Order Assembly                    Backhaul Coordination
      Order Management                  Freight Bill Auditing
      Blast Freezing/Tempering          Network Flow Management
      Facility Leasing                  Local/Store Door Delivery
      Facility Operation                Order Consolidation
      Inventory Status Information      Truck Routing
      Product Assembly/Packaging        Distribution Channel
      Product Recalls                   Assessment

  The Company offers these services both on a separate and an integrated basis. The Company also provides services such as electronic order processing, order status information and freight payment to its customers as part of its integrated services, although such services are not billed separately. The Company's integrated services allow customers to focus on their manufacturing and marketing requirements instead of on the complex process of storing and transporting their frozen food products.

 Refrigerated Warehousing

  Since its founding in 1911, the Company has grown to become the largest owner and operator of refrigerated warehouses in the United States. With approximately twice the storage capacity of its nearest competitor, Americold supplies approximately 13.1% of the total publicly-available refrigerated storage space and approximately 15% of the total publicly-available freezer storage space in the United States, based on 1995 data published by the United States Department of Agriculture and 1995 data prepared by the International Association of Refrigerated Warehousemen (the "IARW"). As of December 31, 1995, the Company's network of 49 refrigerated warehouse facilities in 16 states provided a total storage capacity of approximately 229 million cubic feet. Approximately 94% of the storage space operated by the Company is freezer space (zero degrees Fahrenheit and below), with the remaining space comprised of cooler space (28 degrees Fahrenheit and above) and unrefrigerated dry storage space. Refrigerated warehouse services provided by the Company include storage, handling, blast freezing and facility leasing.

  The Company intends to pursue growth of its refrigerated warehouse business both by expanding its network of warehouses across the country and by expanding existing facilities in response to customer requirements. Since August 1994, the Company has added storage capacity in the following locations:

                                       CUBIC FEET                  COMPLETION
     LOCATION                         (IN MILLIONS) NEW/EXPANSION     DATE
     --------                         ------------- -------------  ----------
Tomah, Wisconsin.....................      2.2        Expansion   August 1994
Burley, Idaho........................      2.3        Expansion   January 1995
Pasco, Washington....................      2.5        New         July 1995
Rochelle, Illinois...................      5.9        New         August 1995
Grand Island, Nebraska...............      2.2        New         November 1995

  In addition, the Company is working toward the development of several new warehouses which include the acquisition of 2.1 million cubic feet and the construction of 16.4 million cubic feet of refrigerated warehouse space. The Company has signed non-binding letters of intent or received preliminary approval from certain of its customers for commitments involving 7.5 million cubic feet of the anticipated new warehouse space. Generally, the Company does not acquire or construct warehouse space without assurances of support from the anticipated customer base for the facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources-- Capital Expenditures." The Company also continually evaluates the need for warehouse space in certain locations and, since August 1994, the Company has reduced the amount of its available refrigerated warehouse space by approximately 12 million cubic feet due to the sale of one warehouse facility, termination of four operating leases in the Prepackaged Bankruptcy and the non-renewal of three other operating leases.

  Most of the Company's warehouses may be classified as combination production and distribution facilities, although some provide solely production or distribution services. Production facilities differ from distribution facilities in that they typically serve one or a small number of customers located nearby. These customers store large quantities of processed or partially processed products in the facility until they are further processed or shipped to the next stage of production or distribution. Distribution facilities primarily serve customers of the Company's production warehouses and other customers who store a wide variety of finished products to support shipment to end-users, such as food retailers and food service companies, in a specific geographic market.

  During the past four years, the Company has implemented new management operating systems and performance standards in its warehouses. The IBM AS400 warehouse management information system was completed in December 1992 to tie together into a single network with common services all of the Company's locations. To further integrate the Company's services, the Company, using upgraded computer hardware and a combination of purchased and internally developed software, completed in March 1995 a transportation management system which has been fully integrated with the Company's warehouse management system. The Company also offers electronic data interchange to receive customer orders and to transmit product flow and status information to its customers. The Company believes that the standardization of warehouse operating systems and procedures, combined with the enhanced integrated logistics management information systems and capabilities, have improved the quality and consistency of customer services, reduced costs and led to the overall enhancement of performance.

  The Company has developed several services ancillary to its warehouse freezer operations and intends to continue developing and promoting such services as well as adding incremental freezer, cooler or dry space. Ancillary services include product assembly/packaging, palletizing, labeling and SUPERCOLD freezer storage provided at 11 of Americold's facilities for the preservation of products, such as ice cream, which require storage at temperatures as low as 20 degrees below zero (Fahrenheit).

 Transportation Management

  To expand its transportation management business, the Company has consolidated its transportation management functions, added staff resources and improved its transportation management information systems capabilities, including integrating these systems with the Company's warehouse information systems. Utilizing its network of IBM AS400 computers, its transportation management and communications software and its multiple warehouse locations, the Company is currently providing integrated warehousing and transportation management services to certain of its customers, including subsidiaries of its largest customer, Heinz.

  Transportation management services offered by the Company include dispatching, freight rate negotiation, backhaul coordination, freight bill auditing, network flow management, local/store door delivery, order consolidation, truck routing and distribution channel assessment. The Company also offers services that enable customers to assess the most economical means to store and ship frozen food products. The Company believes that its temperature-controlled logistics expertise and access to both frozen food warehouses and distribution channels will enable its customers to respond quickly and efficiently to time-sensitive orders from distributors and retailers using the Company's systems.

  In fiscal 1996, the Company began providing a broad range of transportation management services to three subsidiaries of Heinz. For each of the subsidiaries, the Company manages the distribution of frozen food products from manufacturing plants through distribution channels to the subsidiaries' customers. In addition, for one of these subsidiaries, the Company also manages the in-bound transportation of over 200 non-frozen ingredients to the subsidiary's manufacturing plants. The Company believes that this is an example of the kind of integrated warehousing and transportation management services that other frozen food manufacturers will seek to subcontract to outside specialists in the future. The Company is presently discussing similar arrangements with several other potential customers. See "Risk Factors-- Expansion of Transportation Management Services."

  In providing transportation management services, the actual freight transportation is performed by carriers who have negotiated rates with the Company. The Company does not own and does not intend to own significant transportation equipment.

CUSTOMERS

  Americold's customers consist primarily of national, regional and local frozen food manufacturers, distributors, retailers and food service organizations. Americold serves a broad array of customers ranging from small local food producers to most of the large national frozen food companies, including ConAgra, Inc., Heinz, J. R. Simplot Co., Kellogg Company, and Ocean Spray Cranberries Inc. Although the Company provides services to approximately 3,200 customers, in fiscal 1995 the 10 largest customers accounted for approximately 55% of total net sales. One customer of the Company, Heinz and subsidiaries, accounted for approximately 21% of the Company's net sales in fiscal 1995 (consisting primarily of warehousing sales) and 33% of the Company's net sales in the first nine months of fiscal 1996 (consisting of both warehousing and transportation management sales). The Company believes that the risk to the Company of losing such large customers has been reduced in several cases through long-term storage and operating agreements and by the fact that services are provided to certain large customers in multiple locations.

  At several locations, the Company's production warehouses are located adjacent to customers' processing facilities. Several of the Company's customers guarantee a minimum quantity of product to be stored in return for guaranteed space pursuant to long-term contracts. At several locations, the Company leases space to manufacturers or distributors on a long-term, fixed-rate basis. At a number of facilities, particularly those located adjacent to customers' processing facilities, a majority of, and in some cases virtually all, business is attributable to a single user of the facility. Although the Company has previously disclosed a customer's intention to relocate by late fiscal 1997 a significant portion of the customer's storage volume from one of the Company's warehouses to a new warehouse to be constructed closer to one of the customer's production facilities, the Company has been advised that the customer has reassessed such relocation. The customer has notified the Company that it intends to maintain its current levels of storage volume in the Company's warehouse through at least the first quarter of fiscal 1998. Also, the Company believes that the customer has not reached a final decision to relocate such business. The Company believes that if the final decision is made to relocate such business, the Company will be allowed to participate in proposals to provide warehousing services in such new location. If such storage volume is relocated, the Company believes that it will secure replacement business to recover a substantial portion of the gross operating margin represented by such storage volume, but there can be no assurance in this regard.

  Management has observed in the past that to the extent products produced at locations adjoining the Company's facilities are commodities grown in the surrounding area, demand for the products has been more significant to the long-term sales and profitability of the facility than has been the viability of a single customer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Comparison of the Nine-month Periods Ended November 30, 1994 and 1995," "Risk Factors--Company Dependence on Significant Customers" and "--Expansion of Transportation Management Services."

SEASONALITY

  Warehousing sales are seasonal, depending upon the timing and availability of crops grown for frozen food production and the seasonal build-up of certain products for holiday consumption. The third quarter, ending each November 30, normally represents the strongest sales quarter. Capacity utilization at facilities varies from season to season, with average annual capacity utilization of approximately 72%. The Company generally keeps sufficient space available at individual warehouses to meet peak season demand. The Company has experienced similar seasonality in its transportation management business.

COMPETITION

  Americold operates in an environment in which location, customer mix, warehouse size, breadth of service, service performance and price are the principal competitive factors. Since frozen food manufacturers and distributors incur transportation costs which typically are significantly greater than warehousing costs, location is a major competitive factor. In addition, in certain locations customers depend upon pooling shipments, which involves combining their products with the products of others destined for the same markets. In these cases, the mix of customers in a warehouse can significantly influence the cost of delivering products to markets. The size of a warehouse is important because large customers generally prefer to have all of the products needed to serve a given market in a single location and to have the flexibility to increase storage at that single location during seasonal peaks. The Company believes that customers generally will select a warehouse facility based upon the types of services available, service performance and price, if there are several warehouse locations which satisfy its transportation, customer mix and size requirements.

  Competition is national, regional and local in nature. There are no significant barriers to entry, permitting a relatively large number of smaller competitors to enter the Company's markets. On the national level, Americold competes with United Refrigerated Services, Inc. ("URS"), United States Cold Storage, Inc., Millard Refrigerated Services and Christian Salvesen, Inc., which, according to statistics compiled by the IARW, accounted for approximately 7.5%, 5.5%, 5.1% and 3.0% of public freezer space, respectively, in 1995. On the regional and local level, there are many smaller warehouse operators that compete with the Company. According to data prepared by the IARW, warehouse operators who own or control less than 35 million cubic feet each of refrigerated space or freezer space accounted for approximately 67% of all public refrigerated storage space in 1995. The Company believes that competition from these local and regional competitors is significant because national competitors often do not compete in the same markets as the Company. The Company's customers, many of which have substantially greater resources than the Company, may also divert business from the public warehousing sector by building their own refrigerated warehouse facilities.

  The Company believes that if its strategy of providing fully integrated warehousing and transportation management services is successful, the ability to reduce customers' distribution costs resulting from the economies of scale attendant to the movement of large quantities of diverse products through its national network of warehouses will create a marketing advantage not available to smaller competitors. Other companies, such as GATX Corporation and Exel Logistics, Inc., provide transportation management services to shippers, but the Company is not aware of another company's ability to provide such transportation services in conjunction with full service refrigerated warehousing capabilities.

  Kelso holds approximately 57% of the common equity of URS and, therefore, owns a controlling interest in both the Company and URS. Kelso has implemented procedures intended to address possible conflicts of interest that might arise from its investment in both URS and the Company. Kelso has considered on a preliminary basis the possibility of a business combination between the Company and URS. Although Kelso continues to have discussions concerning such a combination, there currently are no discussions between Americold and URS. Any such combination would not trigger a Change of Control, as defined in the Note Indenture. See "Description of Senior Subordinated Notes."

ORGANIZATION

  The Company's operations are headquartered in Portland, Oregon. The Company's warehouse facilities are organized into four districts. Each district is managed by a District Manager to whom the respective General Managers report. General Managers are responsible for one to five warehouses and are supported at the district and corporate levels by certain logistics, accounting, marketing, engineering, data processing and operational functions. The Company's transportation management services are managed from the Company's headquarters.

SALES AND MARKETING

  Sales responsibility at the Company resides primarily with district and local management who are supported at the national level by the Company's executive and sales and marketing staff. Marketing is principally a corporate management function.

  Local sales efforts are supplemented by the national corporate sales, marketing and logistics departments, which supply sales support, logistics analysis, account pricing guidance and advertising, and monitor relationships with large district and national accounts. The Company employs two sales managers and a sales representative, all reporting to a director of sales in Portland, Oregon. The sales managers are based in California and Colorado, while the sales representative is based in Massachusetts. The Company also employs a Senior Vice President, Logistics, based in Portland.

  In addition, a primary account manager and pricing contact is assigned to each of the Company's top 100 accounts in order to facilitate services for such customers. Certain customers storing product in multiple facilities, but who are not among the Company's top 100 accounts, are also offered similar contacts. It is the responsibility of each warehouse's or group's management to understand and be responsive to the needs of its individual marketplace and to adapt sales efforts accordingly. Each General Manager actively engages in the sales effort. Although the Company operates nationally, prices charged by the Company tend to reflect local market conditions.

  The Company has promoted its logistics services to existing and potential customers through consultations with such customers, during which the Company presents a range of potential logistics services to that customer. Although the Company has primarily focused on its existing large frozen food manufacturer customers, the Company is also currently approaching smaller manufacturers, distributors and retailers to offer the Company's network of warehouses and transportation management services, which such customers may find more attractive than developing their own logistics resources. The Company intends to continue to emphasize integrated warehousing and transportation management services and to pursue other customers who may wish to outsource logistics responsibilities to Americold.

  The majority of the Company's customers are billed on a monthly basis for warehousing charges. Handling and first period storage is billed upon receipt of the product. Recognition of one-half of the handling revenue is deferred until the product is released. Transportation management customers are generally billed on a shipment by shipment basis.

EMPLOYEES

  The Company had approximately 2,032 employees as of November 30, 1995. A breakdown of employees by function is set forth below:

                         EMPLOYEE BREAKDOWN BY FUNCTION

                                                           NUMBER OF PERCENTAGE
              FUNCTION                                     EMPLOYEES  OF TOTAL
              --------                                     --------- ----------
Warehousing Services......................................   1,587      78.1%
Transportation Management Services........................      41       2.0%
Sales and Marketing.......................................       4       0.2%
Non-Logistics.............................................      27       1.3%
Administration (Warehouse and Corporate)..................     373      18.4%
                                                             -----     -----
  Total...................................................   2,032     100.0%
                                                             =====     =====

  Approximately 643 of the Company's employees are covered by union contracts. Currently, 23 facilities employ unionized labor, while 26 facilities are non-unionized. Union contracts for individual locations are with the local chapters of national unions, principally the International Brotherhood of Teamsters, and generally have staggered expiration dates. During the past three years there has been one strike which lasted for approximately four days. The Company believes its relationships with its employees are satisfactory.

  As a result of the anticipated continued expansion in transportation management, the size of the transportation management staff is expected to increase in fiscal 1997.

PATENTS, LICENSES AND TRADEMARKS

  The Company's operations are not dependent upon any single or related group of patents, licenses, franchises or concessions. The Company's operations are also not dependent upon a single trademark or service mark, although the Company has registered the SUPERCOLD service mark with the United States Patent and Trademark Office.

RESEARCH AND DEVELOPMENT

  The Company believes that the refrigerated warehouse industry is not one in which research and development has traditionally played a significant role. The Company, however, has made significant expenditures in developing its integrated warehousing and transportation management services, including installing its new computer data processing support system which integrates modern transportation management systems with the Company's warehouse management system. The Company also continues to pursue methods of reducing energy costs at its facilities.

ENVIRONMENTAL COMPLIANCE

  In fiscal 1995, the Company completed the conversion of its last remaining freon-based cooling system to an ammonia-based system. The Company's capital expenditures, earnings and competitive position are not materially affected by compliance with federal, state and local provisions which have been enacted or adopted to regulate or otherwise protect the environment.

                                   PROPERTIES

  As of December 31, 1995, the Company owned or leased 49 warehouse facilities in 16 states. Although most of the facilities are owned by the Company, seven facilities comprising approximately 5.0% of the Company's total cubic feet of storage space are leased or subleased by the Company under operating-type lease arrangements. One facility in Ontario, Oregon is operated in its entirety under a capitalized lease arrangement. Four facilities representing approximately 5.4% of the total cubic feet of storage space are leased, in whole or in part, under sale-and-leaseback or capitalized-type lease arrangements. Five facilities, or portions thereof, representing approximately 6.2% of the total cubic feet of storage space, are situated on leased land.

  Capacity utilization at facilities varies from season to season, with average annual capacity utilization of approximately 72%. As of December 31, 1995 all but six of the Company's 41 owned warehouses were encumbered as security for Senior Debt. Subsequent to December 31, 1995, the Company's Grand Island, Nebraska facility was financed with proceeds from the Lease Line.

  The Company's facilities are typically single-story concrete or insulated panel buildings constructed at dock height elevation, with very heavy insulation and vapor barrier protection. Refrigeration is generally supplied by screw-type compressors in ammonia-based cooling systems. All facilities are served by truck and all but seven by rail. Many facilities also have room for expansion.

  The following table lists the 49 refrigerated warehouse properties owned or leased by the Company as of December 31, 1995. It also shows the 32 facilities that presently secure the Company's First Mortgage Bonds.

                       REFRIGERATED WAREHOUSE FACILITIES

                                TOTAL STORAGE
                                SPACE (CUBIC   TYPE  OF         OWNED OR
                                  FT./MIL)    FACILITY(*)        LEASED
                                ------------- ----------- ---------------------
Burbank (W. Magnolia Blvd.),
 California...................       0.8          P/D     Owned
Fullerton (S. Raymond Ave.),
 California...................       4.0          P/D     Leased(1)
Los Angeles (Corona St.),
 California...................       0.7          D       Leased(1)
Los Angeles (Jesse St.),
 California...................       2.7          P/D     Owned(4)
Pajaro (Salinas Rd.),
 California...................       0.8          P/D     Leased(1)
Turlock (5th St.),
 California...................       2.5          P/D     Owned(4)
Turlock (S. Kilroy Rd.),
 California...................       3.0          P/D     Owned(4)
Watsonville (W. Riverside
 Dr.), California.............       5.2          P/D     Owned(2)(4)
Watsonville (Second St.),
 California...................       1.5          P/D     Leased(1)
Denver (E. 50th St.),
 Colorado.....................       2.8          P/D     Owned(2)/Leased(3)(4)
Denver (N. Washington St.),
 Colorado.....................       0.5          P/D     Leased(1)
Bartow (U. S. Highway 17),
 Florida......................       1.2          P/D     Owned(2)(4)
Plant City (S. Alexander St.),
 Florida......................       0.9          P/D     Owned
Tampa (N. 50th St.), Florida..       4.1          P/D     Owned/Leased(3)
Tampa (S. Lois Ave.),
 Florida......................       0.4          D       Owned
Tampa (Shoreline Dr.),
 Florida......................       0.8          D       Owned(2)
Burley (U.S. Highway 30),
 Idaho........................       7.8          P/D     Owned(2)(5)
Nampa (4th St. N.), Idaho.....       8.0          P       Owned(4)
Chicago (S. Blue Island Ave.),
 Illinois.....................       2.9          P/D     Leased(1)
Rochelle (Americold Drive),
 Illinois.....................       5.9          D       Owned(4)
Bettendorf (State St.), Iowa..       8.9          P/D     Owned(4)
Fort Dodge (Maple Dr.), Iowa..       3.7          D       Owned(4)
Kansas City (Inland Dr.),
 Kansas.......................      35.2          P/D     Owned(4)

                                   TOTAL STORAGE
                                   SPACE (CUBIC   TYPE  OF        OWNED OR
                                     FT./MIL)    FACILITY(*)       LEASED
                                   ------------- ----------- ------------------
Portland (Read St.), Maine.......        1.8         P/D     Owned
Boston (Widett Ci.),
 Massachusetts...................        3.1         P/D     Owned(4)
Gloucester (E. Main St.),
 Massachusetts...................        1.9         P/D     Owned(4)
Gloucester (Railroad Ave.),
 Massachusetts...................        0.3         P/D     Owned(4)
Gloucester (Rogers St.),
 Massachusetts...................        2.8         P/D     Owned(4)
Gloucester (Rowe Sq.),
 Massachusetts...................        2.4         P/D     Owned(4)
Watertown (Pleasant St.),
 Massachusetts...................        4.7         P/D     Owned(4)
Grand Island (E. Roberts St.),
 Nebraska........................        2.2         P/D     Owned
Brooks (Brooklake Rd.), Oregon...        4.8         P       Owned(4)
Hermiston (Westland Rd.),
 Oregon..........................        4.0         P       Owned(4)
Milwaukie (S. E. McLoughlin
 Blvd.), Oregon..................        4.7         D       Owned(4)
Ontario (N. E. First St.),
 Oregon..........................        8.1         P       Leased(3)
Salem (Portland Rd. N.E.),
 Oregon..........................       12.5         P/D     Owned(4)
Woodburn (Silverton Rd.),
 Oregon..........................        6.3         P/D     Owned(4)
Fogelsville (Mill Rd.),
 Pennsylvania....................       14.0         D       Owned/Leased(3)(4)
Murfreesboro (Stephenson Dr.),
 Tennessee.......................        2.9         P/D     Owned(4)
Clearfield (South St.), Utah.....        8.6         P/D     Owned(4)
Burlington (S. Walnut),
 Washington......................        4.7         P/D     Owned(4)
Connell (W. Juniper St.),
 Washington......................        5.7         P       Owned
Kent (S. 190th St.), Washington..        1.0         D       Leased(1)
Moses Lake (Wheeler Rd.),
 Washington......................        7.3         P/D     Owned(4)
Pasco (Industrial Way),
 Washington......................        2.5         P       Owned(4)
Walla Walla (4-14th Ave. S.),
 Washington......................        3.1         P       Owned(4)
Wallula (Dodd Rd.), Washington...        1.2         P/D     Owned(4)
Plover (110th St.), Wisconsin....        9.4         P/D     Owned(4)
Tomah (Route 2), Wisconsin.......        4.6         P       Owned(4)
                                       -----
                                       228.9
                                       =====

--------
(*) "P" designates a production facility.
  "D" designates a distribution facility.
  "P/D" designates a facility that is used for both production and distribution.
(1) Operating lease.
(2) Building owned by the Company; land is leased.
(3) Capitalized lease.
(4) Security for the Company's First Mortgage Bonds. See Note 7 of Notes to Consolidated Financial Statements as of the last day of February 1994 and 1995.
(5) Security for mortgage payable.

                               LEGAL PROCEEDINGS

  On May 9, 1995, the Company filed the Plan under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Oregon (Case No. 395-33058elp11) in the Prepackaged Bankruptcy. On the filing date, the Plan had received approval from both of the classes of debtholders entitled to vote on the Plan. A hearing was held on June 19, 1995 to consider the motion of the Company requesting the Bankruptcy Court (1) to approve the Company's Disclosure Statement dated April 14, 1995 and the Company's procedure for solicitation of votes to accept or reject the Plan, and (2) to confirm the Plan. The Bankruptcy Court granted the motions and confirmed the Plan on June 19, 1995, and the Plan became effective on June 30, 1995. As a part of the Prepackaged Bankruptcy, the Company also rejected certain lease agreements relating to four warehouse facilities. In late fiscal 1996, the Company settled all lease rejection issues with the lessor of the Watsonville, Oakland and San Francisco, California warehouse facilities. Such settlement did not involve the payment of any damages by the Company. The outcome of any damage claim resulting from the remaining lease rejection related to the Chicago warehouse facility cannot be predicted at this time, but the Company does not believe the resolution of such claim will be material. See "Risk Factors--Conclusion of Prepackaged Bankruptcy." For additional information with respect to the Plan, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  From time to time, the Company has been involved in litigation relating to claims arising out of its operations in the regular course of business. As of January 31, 1996, the Company was not a party to any legal proceedings, the outcome of which would, in management's opinion, have a material adverse effect on the Company's results of operations or financial position.

  The Company maintains property, liability and warehouseman's legal liability insurance in amounts which it believes are consistent with industry practice and adequate for its operations. The Company has settled all of the material lawsuits and claims filed in connection with the 1991 Kansas City underground warehouse fire. The aggregate amount of all settlement payments for the litigation and claims related to the Kansas City fire did not exceed the amount of the Company's applicable insurance coverage and no cash payment by the Company was therefore required. After resolution of the lawsuits and claims, the Company applied the insurance proceeds paid to the Company in the third quarter of fiscal 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction--Effect of Kansas City Fire."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

  The directors and executive officers of Americold as of December 31, 1995 are as follows:

          NAME           AGE                                TITLE
          ----           ---                                -----
Ronald H. Dykehouse.....  54 Chairman of the Board, President and Chief Executive Officer
Joel M. Smith...........  52 Senior Vice President, Chief Financial Officer and Director
John P. LeNeveu.........  49 Executive Vice President, Operations and Sales
F. Stanley Sena.........  46 Executive Vice President, Transportation and Distribution Logistics
J. Roy Coxe.............  55 Senior Vice President, Logistics
Ronald A. Nickerson.....  58 Vice President, Operations
Lon V. Leneve...........  39 Vice President and Treasurer
Frank Edelstein.........  70 Director
George E. Matelich......  39 Director
James C. Pigott.........  59 Director
William A. Marquard.....  75 Director

  Ronald H. Dykehouse was named President of Americold Corporation in May 1990 and Chairman of the Board and Chief Executive Officer in June 1990. From 1989 to 1990, Mr. Dykehouse was a private investor and consultant. From 1986 to 1989, he was Executive Vice President and Chairman of the Food and Distribution Groups of Amfac Inc., a diversified holding company. Mr. Dykehouse is a past director of the National Frozen Foods Association and past Chairman of the American Frozen Food Institute.

  Joel M. Smith has been Senior Vice President and a director of the Company since December 1986. Mr. Smith has been the Chief Financial Officer of Americold since 1978 and a Vice President since 1984.

  John P. LeNeveu was named Executive Vice President, Operations and Sales of Americold in July 1995. From July 1991 to 1995, he was Senior Vice President, Operations and Sales. From 1988 to 1991, he was a management consultant with the Institute of Management Resources, an international management consulting company.

  F. Stanley Sena was named Executive Vice President, Transportation and Distribution Logistics of the Company in July 1995. From August 1991 to 1995, he was Senior Vice President, Administration and Technical Services. From 1986 to 1990, Mr. Sena was Vice President, Operations, Western Region, and from 1990 to 1991, Mr. Sena was Vice President, Operations of the Company.

  J. Roy Coxe was named Senior Vice President, Logistics, of Americold in December 1993. From 1991 to 1993, he was a management consultant with A. T. Kearney, Inc., an international management consulting company. Mr. Coxe was a vice president of Drake Sheahan Stewart Dougall and successors, a logistics and transportation consulting firm, from 1983 to 1991.

  Ronald A. Nickerson has been Vice President, Operations since 1990. From 1987 to 1990, Mr. Nickerson was Vice President, Operations, Eastern Region, of the Company.

  Lon V. Leneve was named Vice President in September 1992 and has been Treasurer of Americold since July 1988. Mr. Leneve joined Americold in 1982 and was Controller from 1984 to 1988.

  Frank Edelstein was elected a director of the Company in 1986. He is currently a consultant to Kelso and Vice President of Gordon+Morris Group, Inc., an investment banking firm. Mr. Edelstein joined Kelso in 1987 and held the position of Vice President at Kelso until 1992. Mr. Edelstein is also a director of Ceradyne, Inc., IHOP Corporation and Arkansas Best Corporation.

  George E. Matelich has been a director of the Company since December 1986. Mr. Matelich joined Kelso in 1985 as an Associate, served as a Vice President of Kelso from 1986 to 1990 and is currently a Managing Director of Kelso.

  James C. Pigott was elected a director of Americold in June 1987. He is President of Pigott Enterprises, Inc., a private investment company. Mr. Pigott has been Chairman of the Board and Chief Executive Officer of Management Reports and Services, Inc., an accounting consulting firm, since 1987. Mr. Pigott's other business activities include membership on the Board of Directors of PACCAR, Inc.

  William A. Marquard was elected a director of Americold in June 1987. Mr. Marquard is a director of Treadco, Inc., Mosler, Inc., Earle M. Jorgenson Holding Company, Inc., Earle M. Jorgenson Company, Arkansas Best Corporation and Best Holdings Corporation. He is also Vice Chairman of the Board of Directors of Kelso.

  All directors hold office until the next annual meeting of shareholders of the Company or until their successors have been elected and qualified. The executive officers of the Company are chosen by the Board and serve at its discretion.

  For their services on the Board of Directors of the Company, Messrs. Pigott, Marquard and Edelstein are paid $16,000 per year. Mr. Pigott receives $1,000 per year as Chairman of the Company's Audit Committee. Messrs. Pigott, Marquard and Edelstein also receive $600 per meeting attended. Directors who are also officers of the Company and Mr. Matelich do not receive additional compensation as directors of the Company. Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings.

  The Compensation Committee for fiscal 1995 consisted of Mr. Matelich, Mr. Marquard and Mr. Pigott. The Audit Committee for fiscal 1995 consisted of Mr. Edelstein, Mr. Matelich, and Mr. Pigott.

  On December 23, 1992, Kelso and its chief executive officer, without admitting or denying the findings contained therein, consented to an administrative order in respect of a Commission inquiry relating to the 1990 acquisition of a portfolio company by a Kelso affiliate. The order found that Kelso's tender offer filing in connection with the acquisition did not comply fully with the Commission's tender offer reporting requirements, and required Kelso and the chief executive officer to comply with these requirements in the future.

STOCKHOLDERS' AGREEMENT

  Certain of the Company's shareholders have agreed, pursuant to the Stockholders' Agreement dated as of December 24, 1986 (as amended, the "Stockholders' Agreement"), that prior to the occurrence of an initial public offering of at least 25% of the outstanding shares of common stock of the Company pursuant to an effective registration statement under the Securities Act, or December 24, 1996, whichever is earlier, sales of shares of common stock by a member of the Management Group and, in certain events, the non-management shareholders who are parties to the Stockholders' Agreement, are subject to a right of first refusal granted to the Company. See "Principal Shareholders."

EXECUTIVE COMPENSATION

  The following table sets forth information as to the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company as of the last day of

February 1995 for services in all capacities to the Company for the years ended the last day of February 1993, 1994 and 1995.

                                                                    LONG-TERM
                                                                   COMPENSATION
                                     ANNUAL COMPENSATION              AWARDS
                            -------------------------------------- ------------
                                                        OTHER        OPTION/
         NAME AND                                      ANNUAL          SARS
    PRINCIPAL POSITION      YEAR  SALARY   BONUS   COMPENSATION(1)     NO.
    ------------------      ---- -------- -------- --------------- ------------
Ronald H. Dykehouse........ 1995 $300,000 $231,000     $  --          $  --
 President, Chairman & CEO  1994  300,000   68,608        --             --
                            1993  300,000   65,276        --             --
Joel M. Smith.............. 1995  159,120   98,654        --             --
 Sr. Vice President and CFO 1994  159,120   29,920        --             --
                            1993  159,120   27,946     44,009            --
John P. Leneveu............ 1995  159,120   98,654        --             --
 Exec. Vice President,
  Operations & Sales        1994  159,120   29,920        --          30,000
                            1993  159,120   27,946     27,208            --
F. Stanley Sena............ 1995  150,320   93,403        --             --
 Exec. Vice President,
  Transportation            1994  140,712   26,459        --             --
 & Distribution Logistics   1993  140,712   24,713     43,774            --
J. Roy Coxe(2)............. 1995  150,000   93,000        --             --
 Sr. Vice President,
  Logistics                 1994   30,192   23,250        --          30,000

--------
(1) Consists of the cost of relocation, the value of automobiles, payments made on behalf of the individuals to a bank which made loans to facilitate acquisition of the Company's stock by each individual, and other miscellaneous fringe benefits. For fiscal years 1994 and 1995, the amounts did not exceed the lesser of $50,000 or 10% of the named executive officer's annual salary and bonus. For fiscal 1993, the value of such benefits was as follows: Mr. Smith, bank loan $40,291, other $3,718; Mr. LeNeveu, relocation $25,999, other $1,209; and Mr. Sena, bank loan $41,910, and other $1,864.
(2) Mr. Coxe's employment commenced December 20, 1993.

AGGREGATED OPTION TABLE

  The following table sets forth information as to the options held by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company through the end of fiscal 1995.

                                                       NUMBER OF
                                                      UNEXERCISED    VALUE OF
                                                      OPTIONS AT   UNEXERCISED
                                                        FISCAL     IN-THE-MONEY
                                  SHARES               YEAR-END     OPTIONS AT
                                ACQUIRED ON  VALUE   EXERCISABLE/     FISCAL
       NAME                      EXERCISE   REALIZED UNEXERCISABLE   YEAR-END
       ----                     ----------- -------- ------------- ------------
Ronald H. Dykehouse............       0        $0    80,000/20,000      $0
Joel M. Smith..................       0         0          8,278/0       0
John P. LeNeveu................       0         0     6,000/24,000       0
F. Stanley Sena................       0         0          8,279/0       0
J. Roy Coxe....................       0         0     6,000/24,000       0

BENEFIT PLANS AND ARRANGEMENTS

  Management Incentive Plan--The Company has a Management Incentive Plan (the "MIP Plan") to provide additional compensation to participants, including executive officers, upon the achievement of certain financial objectives of the Company and individual personal objectives of the participants. The MIP Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee") and is applicable to management employees of Americold and, at the option of the President of the Company, other employees of Americold. The financial objective award is 50% of the total award and is based on attainment of actual operating results as compared to financial targets. The financial targets were established and approved by the Company based upon the annual business plan. The personal objective award is 50% of the total award and is based on attainment of both quantifiable and nonquantifiable goals established at the beginning of the MIP Plan year. Incentive compensation earned under the MIP Plan is computed as soon as possible after the close of the Company's fiscal year and payment is generally made following approval by the Board unless a deferred payment election has been filed with the Company in accordance with the terms of the Plan.

  The Board of Directors authorized the payment of approximately $1.6 million in total fiscal 1995 awards pursuant to the MIP Plan. These awards were paid in July 1995. Incentive compensation earned by the Company's executive officers for the fiscal year ended the last day of February 1995, including awards under the MIP Plan, is included in the above Summary Compensation Table.

  In addition to the MIP Plan, between March 1, 1991 and February 28, 1994 the Company had a Stock Incentive Plan, a long-term incentive plan which was intended to provide additional financial incentives to key employees, including executive officers of the Company.

  Retirement Plan--Americold has a noncontributory defined benefit retirement plan for salaried employees, including executive officers (the "Retirement Plan"). The Retirement Plan provides retirement benefits based on credited years of service and average monthly compensation for the highest five calendar years of the final 15 calendar years of employment or, if higher, the highest 60 consecutive months in the last 120 months of employment. A participant's retirement benefits vest after the participant has completed at least five years of vesting service.

  The following table shows the approximate annual retirement benefits payable to employees for life from normal retirement date pursuant to the Retirement Plan before reduction for Social Security payments. The actual retirement benefit to employees is offset by Social Security benefits. Service credited under a retirement plan of the Company's former owners will be recognized by the Retirement Plan for purposes of determining the pension benefits payable under the Retirement Plan.

  Estimated years of credited service to date under the Retirement Plan for the individuals named in the Summary Compensation Table are as follows: Mr. Dykehouse, 4 years; Mr. Smith, 16 years; Mr. LeNeveu, 3 years; Mr. Sena, 25 years; and Mr. Coxe, 1 year. Estimated years of credited service at normal retirement date (age 65) under the Retirement Plan for the individuals named in the Summary Compensation Table are as follows: Mr. Dykehouse, 16 years; Mr. Smith, 26 years; Mr. LeNeveu, 20 years; Mr. Sena, 45 years; and Mr. Coxe, 12 years.

                                            YEARS OF SERVICE
   AVERAGE ANNUALIZED        -------------------------------------------------------------------
      COMPENSATION             20                30                40                 50
   ------------------        -------           -------           -------           --------
   $100,000                  $30,000           $45,000           $60,000           $ 75,000
   125,000                    37,500            56,250            75,000             93,744
   150,000                    45,000            67,500            90,000            112,500
   175,000                    45,000            67,500            90,000            112,500
   200,000                    45,000            67,500            90,000            112,500
   300,000                    45,000            67,500            90,000            112,500

  In addition to the above, certain individuals named in the Summary Compensation Table are entitled to a benefit calculated by using additional years of service credited under supplements to the Retirement Plan. Years of credited service under the supplements for the individuals named in the Summary Compensation Table as of the last day of February 1995 are as follows: Mr. Dykehouse, 0 years; Mr. Smith, 5 years;

Mr. LeNeveu, 0 years; Mr. Sena, 0 years; and Mr. Coxe, 0 years. The annual amount to be received at normal retirement date pursuant to the supplements is estimated to be as follows: Mr. Dykehouse, $0 per annum; Mr. Smith, $5,906 per annum; Mr. LeNeveu, $0 per annum; Mr. Sena, $0 per annum; and Mr. Coxe, $0 per annum.

  A participant's retirement benefits (excluding any incremental benefit earned under any supplement) under the Retirement Plan plus 50% of Social Security benefits may not exceed 60% of his compensation at retirement after 40 years of service, subject to maximum dollar limitations. See Note 8 of Notes to Consolidated Financial Statements as of the last day of February 1994 and 1995.

  Employee Stock Ownership Plan--Americold established, effective March 1, 1987, an Employee Stock Ownership Plan, as amended January 1, 1994 (the "ESOP"), in which all qualifying employees of the Company not covered by collective bargaining arrangements are able to participate. It is contemplated that contributions on an annual basis will not exceed 15% of the aggregate total compensation of any participating employee. The Company may contribute cash as well as or in lieu of its stock. The consent of the Company's Board of Directors is required to authorize any contribution by Americold to the ESOP. Such consent for certain contributions is expected to be obtained at the next meeting of the Company's Board of Directors. Contributions are allocated among participants based on the ratio of each participant's compensation to the total compensation of all such participants, subject to certain limitations. The ESOP is intended to provide retirement funds to participants in addition to present pension benefits.

  Benefits under the ESOP vest based upon years of service as follows: 20% after three years of service, increased by 20% for each of the next four years with a maximum of 100% after seven years of service. A participant is 100% vested if employed by the Company on or after his 65th birthday, or if the participant incurs a total and permanent disability or dies while employed by the Company. The ESOP has the right to repurchase previously distributed shares from employees terminating their ESOP participation, using funds obtained through cash contributions by the Company. Participant forfeitures are allocated pro rata to remaining participants.

  Participants are eligible for distribution of their capital accumulation in the ESOP at the normal retirement age of 65. The distribution will be made in whole shares of the Company's stock, cash or a combination of both, as determined by the Compensation Committee, provided the participant has not elected to be paid in stock.

  Upon termination of the ESOP, the ESOP's trust will be maintained until the capital accumulations of all participants have been distributed.

  A $750,000 ESOP contribution was declared and paid for fiscal 1995. No ESOP contribution has been declared to date for fiscal 1996.

  Key Employee Stock Option Plan--In 1987, Americold established a Key Employee Stock Option Plan (the "Option Plan"). The Option Plan permits the issuance of nonstatutory options to purchase up to 300,000 shares of common stock of the Company to directors, officers and other key employees of the Company. Of these, options to purchase up to 150,000 shares were reserved for issuance to the Management Group and options to purchase the remaining 150,000 shares are reserved for issuance to all eligible employees (including the Management Group) of the Company.

  An individual exercising options under the Option Plan must become a party to the Stockholders' Agreement. The Option Plan is administered by the Compensation Committee. The Compensation Committee determines the recipients of options granted, the exercise price and the number of shares of common stock subject to each option. Options to purchase common stock are granted at a price not less than 85% of the fair market value on the day that the option is granted. The Board of Directors may amend the

Option Plan from time to time. The maximum term of each stock option is ten years. Options become exercisable at such time or times as the Compensation Committee may determine at the time of grant.

  If the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company, by reason of any merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares, the Compensation Committee shall make an appropriate and equitable adjustment in the number and kind of shares as to which the unexercised portion of the option shall be exercisable, to the extent that after such event the optionee's right to a proportionate interest in the Company shall be maintained as if the option had already been exercised and the option shares were subject to such change or exchange. Such adjustment shall be made without change in the total price applicable to the unexercised portion of the option and with a corresponding adjustment in the exercise price per option share. Any such adjustment made by the Compensation Committee shall be final and binding upon the Company, the optionee and all other interested persons.

  In the event of (i) dissolution or liquidation of the Company, (ii) a merger in which the Company is not the surviving corporation or (iii) a share exchange pursuant to which the outstanding shares of common stock of the Company are acquired by another corporation, then either (a) the Compensation Committee, upon authorization of the Board, shall make an appropriate and equitable adjustment in the number and kinds of securities covered by outstanding options, and such options shall be expressly assumed by the successor corporation, if any; or (b) in lieu of such adjustment, the Board shall provide a 30-day period immediately prior to such an event during which each optionee shall have the right to exercise the optionee's outstanding options, in whole or in part, without regard to the time the options have been outstanding or the vesting schedule provided for in any option agreement entered into pursuant to the Option Plan and all options not exercised shall expire at the end of the 30-day period.

  Information with regard to the grant of options as of the last day of February 1995 under the Plan follows:

      NUMBER OF                                OPTION   NUMBER     EXPIRATION
       OPTIONS                                 PRICE  EXERCISABLE     DATE
      ---------                                ------ ----------- -------------
        93,795................................ $10.00   93,795    May 1998
       100,000................................ $18.95   80,000    June 2000
        30,000................................ $21.88    6,000    May 2003
        30,000................................ $20.40    6,000    December 2003

  No options were exercised during fiscal 1995. See Note 9 of Notes to Consolidated Financial Statements as of the last day of February 1994 and 1995.

  Other Arrangements--In calendar 1995, the Board of Directors authorized employment agreements for certain executive officers of the Company.

  On November 1, 1995, the Company entered into an employment agreement with Mr. Dykehouse. The agreement expires on December 16, 1998 and may be extended for one-year periods by mutual agreement. Pursuant to the agreement, Mr. Dykehouse agreed to serve as Chairman of the Board, President and Chief Executive Officer of the Company for a minimum base monthly salary of $25,000 and the right to participate in the MIP Plan (or any other senior management incentive program offered by the Company) and receive all customary employee benefits ("Benefits"). The agreement provides that if during the term of the agreement Mr. Dykehouse is terminated "without cause," as defined, the Company will pay his base compensation through December 16, 1998, employ him as a consultant at his base salary for 24 months beginning January 1, 1999 and provide to him all Benefits through the earlier of the date he obtains other employment and December 16, 2006. The Company is not required to make any such payments if the termination is "for cause," as defined. Among other termination provisions, the agreement provides that Mr. Dykehouse may terminate the agreement with 30 days' written notice if such termination is for "good reason" (as defined), and in such case, Mr. Dykehouse will receive the same treatment as if he were terminated "without cause." The employment agreement contains other customary terms and conditions.

  On August 1, 1995, the Company entered into two-year employment agreements with Messrs. Smith, LeNeveu, Sena and Coxe. Each employee agreed to serve in the position and at the minimum base monthly salary as follows: Mr. Smith, Senior Vice President and Chief Financial Officer, $13,666.66; Mr. LeNeveu, Executive Vice President, $14,166.66; Mr. Sena, Executive Vice President, $13,666.67; and Mr. Coxe, Senior Vice President, Logistics $12,500. The agreements provide, among other conditions, that if during the term of the employment agreement the employee is terminated "without cause," as defined, the Company will pay the employee any unpaid base compensation, any benefits accrued to the date of termination and, for 24 months, a monthly amount equal to the last monthly salary amount received. The Company is not required to make any such payment if the termination is "for cause," as defined. The employee may terminate employment upon 30 days' written notice, and the Company will pay such employee an amount equal to either 12 months' salary if such termination is without "good reason," as defined, or 24 months' salary if such termination is for "good reason." The employment agreements contain other customary terms and conditions.

  Concurrently with the entering into of the employment agreements, Messrs. Dykehouse, Smith, LeNeveu, Sena and Coxe each also entered into a covenant not to compete and consulting and non-disclosure agreement with the Company. Under these agreements, each individual has agreed not to compete with the Company during the term of his employment with the Company, under the terms of an employment contract or otherwise. Mr. Dykehouse has agreed not to compete with the Company for a period of 24 months following termination of employment or until October 31, 2000, whichever is earlier, while the other officers have agreed not to compete with the Company (i) for a 24-month period following termination of his employment or until July 31, 2000, whichever is earlier, if the termination is "for cause," as defined in the employment agreement, or (ii) for a 12-month period or until July 31, 2000, whichever is earlier, if the employee terminates employment with or without "good reason," as defined in the employment agreement. Subject to certain exceptions, each individual has further agreed to be available for employment as a consultant to the Company following termination of employment.

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth information regarding the beneficial ownership of common stock as of February 29, 1996 by (i) each person known by the Company to own more than five percent of its common stock, (ii) each director of the Company, (iii) each named executive officer, (iv) all directors and officers as a group and (v) the Management Group:

                                                                 PERCENT OF
                                                       NUMBER OF OUTSTANDING
              NAME AND ADDRESS                          SHARES     SHARES
              ----------------                         --------- -----------
KIA III-Americold, Inc., L.P.(1) ("KIA III").......... 2,000,000    41.1%
 c/o Kelso & Company
 350 Park Avenue, 21st Floor
 New York, NY 10017

Kelso Investment Associates II, L.P.(1) ("KIA II")....   500,000    10.3%
 c/o Kelso & Company
 350 Park Avenue, 21st Floor
 New York, NY 10017

Kelso Equity Partners, L.P.(1) ("Kelso Equity").......    70,000     1.4%
 c/o Kelso & Company
 350 Park Avenue, 21st Floor
 New York, NY 10017

Joseph S. Schuchert(2)................................ 2,593,600    53.4%
 350 Park Avenue, 21st Floor
 New York, NY 10017

Frank T. Nickell(2)................................... 2,593,600    53.4%
 350 Park Avenue, 21st Floor
 New York, NY 10017

George E. Matelich(2)................................. 2,593,600    53.4%
 350 Park Avenue, 21st Floor
 New York, NY 10017

Thomas R. Wall, IV(2)................................. 2,593,600    53.4%
 350 Park Avenue, 21st Floor
 New York, NY 10017

The Northwestern Mutual Life Insurance Company(1).....   500,000    10.3%
 720 East Wisconsin Avenue
 Milwaukee, WI 53202

New York Life Insurance Company(1)....................   330,000     6.8%
 51 Madison Avenue
 New York, NY 10010

New York Life Insurance and Annuity Corporation(1)....   250,000     5.1%
 51 Madison Avenue
 New York, NY 10010

Ronald H. Dykehouse(1)(3).............................   117,900     2.4%
 7007 S. W. Cardinal Lane, Suite 135
 Portland, OR 97224

                                                                PERCENT OF
                                                      NUMBER OF OUTSTANDING
              NAME AND ADDRESS                         SHARES     SHARES
              ----------------                        --------- -----------
Joel M. Smith(1)(3)..................................   38,278      0.8%
 7007 S. W. Cardinal Lane, Suite 135
 Portland, OR 97224
John P. LeNeveu(3)...................................   14,000      0.3%
 7007 S. W. Cardinal Lane, Suite 135
 Portland, OR 97224
F. Stanley Sena(1)(3)................................   38,279      0.8%
 7007 S. W. Cardinal Lane, Suite 135
 Portland, Or 97224
J. Roy Coxe(3).......................................   12,000      0.2%
 7007 S. W. Cardinal Lane, Suite 135
 Portland, OR 97224
Frank Edelstein......................................      --       --
 The Gordon+Morris Group, Suite 1400
 620 Newport Center Drive
 Newport Beach, CA 92660
James C. Pigott......................................      --       --
 1405-42nd Avenue East
 Seattle, WA 98112
William A. Marquard..................................      --       --
 Eaglestone Farm
 2199 Maysville Road
 Carlisle, KY 40311
All directors and officers as a group (11
 persons)(2)(3)......................................  290,095      5.8%
Management Group (30 persons)(1)(3)..................  563,556     11.1%

--------
(1) These persons are party to the Stockholders' Agreement which gives the Company a right of first refusal for shares of common stock sold by these parties prior to an initial public offering of at least 25% of the outstanding shares of common stock of the Company. See "Management-- Stockholders' Agreement."
(2) Messrs. Schuchert, Nickell, Matelich and Wall may be deemed to share beneficial ownership of shares owned of record by KIA III, KIA II, Kelso Equity and Kelso & Company (Kelso & Company owns 23,600 shares) by virtue of their status as the general partners of Kelso Partners III, L.P. (the general partner of KIA III), Kelso Partners II, L.P. (the general partner of KIA II), and Kelso Equity and the controlling stockholders and officers of Kelso & Company. Messrs. Schuchert, Nickell, Matelich and Wall share investment and voting power with respect to securities owned by the foregoing entities. Messrs. Schuchert, Nickell, Matelich and Wall disclaim beneficial ownership of such securities (other than the 23,600 shares owned by Kelso & Company).
(3) Includes the following numbers of shares of common stock that may be acquired within 60 days after February 29, 1996 through the exercise of stock options granted pursuant to the Company's Option Plan: 100,000 shares for Mr. Dykehouse; 8,278 shares for Mr. Smith; 12,000 shares for Mr. LeNeveu; 8,279 shares for Mr. Sena; 12,000 shares for Mr. Coxe; 151,595 for all directors and officers as a group; and 213,656 shares for the Management Group.

  The shareholders of the Company listed above hold approximately 83% of the voting power of the Company's common stock and are able to elect all of the members of the Board of Directors and thereby control the Company.

  In consideration for certain assistance provided by Kelso in connection with the Prepackaged Bankruptcy and the refinancing of the 15% Debentures pursuant to the Offering, the Company expects to pay Kelso a financial advisory fee of $500,000 upon closing of the Offering.

                              DEBT OF THE COMPANY

THE BANK CREDIT AGREEMENT

  The Company and its primary bank entered into the Bank Credit Agreement effective June 30, 1995. The following summary, which describes certain provisions of the Bank Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Bank Credit Agreement, including the definitions therein of terms not defined in this Prospectus. Capitalized terms in this description shall have the meanings ascribed to them in the Bank Credit Agreement, unless otherwise noted.

  The Bank Credit Agreement provides an aggregate availability of up to $27.5 million, subject to Borrowing Base limitations, which may be used for any combination of letters of credit (not to exceed $10 million) and revolving cash borrowings. The Bank Credit Agreement is secured primarily by the Company's trade receivables and may at the Company's option be secured by mortgages on certain of the Company's warehouse properties. The Borrowing Base equals 85% of eligible accounts receivable plus 70% of the appraised value of all real property optionally mortgaged to the bank. As of the date hereof, no real property of the Company was mortgaged to the bank. Borrowings under the Bank Credit Agreement constitute Senior Debt, as defined in the Note Indenture. The funds borrowed under the Bank Credit Agreement are required to be used for general working capital purposes. The Bank Credit Agreement matures on February 28, 1999.

  Interest rates under the Bank Credit Agreement are based on either (i) the prime lending rate, as announced by the bank from time to time, plus 1 percent, or (ii) the Eurodollar Market rate plus 2 percent, at the option of the Company. These rates are subject to adjustment, up to a maximum increase of 0.25% and a maximum reduction of 1.00%, based on the Company's operating performance relative to Fixed Charges, measured quarterly. Interest is payable quarterly in arrears. The Bank Credit Agreement also requires that there be certain 30-day periods ("resting periods") during which there may be no outstanding borrowings, including borrowings to reimburse the bank with respect to letters of credit. One such resting period is required during the fiscal year ending February 28, 1997, and two such periods are required during each of the fiscal years ending February 28, 1998 and February 28, 1999. There is no resting period requirement for the fiscal year ending February 29, 1996. The resting periods are not expected to affect the Company's ability to service its seasonal working capital or short-term debt requirements or maintain outstanding letters of credit.

  The Bank Credit Agreement contains certain covenants restricting the Company's ability to, among other things, (i) pay dividends or any other distribution with respect to its capital stock; (ii) voluntarily prepay or redeem any Subordinated Debt; (iii) enter into a consolidation or merger transaction in which the Company or any Subsidiary is not the surviving entity;
(iv) sell or otherwise transfer its assets; (v) enter into transactions with affiliates (other than wholly-owned subsidiaries) except on an arm's-length basis as determined by the Board of Directors; or (vi) modify, waive or amend any provision of its debt agreements, if such modification, waiver or amendment would adversely affect the rights of the bank.

  In addition, the Company is required to comply with certain specified financial ratios and tests, including the following:

  Available Cash Flow to Pro Forma Debt Service Ratio--The Company may not permit the ratio of (x) Available Cash Flow plus Net Cash to (y) Pro Forma Debt Service for any period of four consecutive fiscal quarters to be less than 1.01:1.

  Senior Debt to Net Worth Ratio--The Company may not permit the ratio of (x) consolidated indebtedness of the Company and its Subsidiaries to (y) Net Worth to exceed the ratios shown below during the periods shown below:

FISCAL YEAR ENDING                                                 MAXIMUM RATIO
------------------                                                 -------------
February 28, 1997.................................................     5.05
February 28, 1998.................................................     4.85
February 28, 1999.................................................     4.55

  Under the Bank Credit Agreement, the following, among other things, will constitute events of default: (i) non-payment of principal when due, (ii) non-payment of interest within five days after being due, (iii) a material misrepresentation, (iv) a default in the performance of any covenant unless cured within the applicable grace period, (v) default in the payment or performance of obligations under an agreement with respect to any Indebtedness in a principal amount of at least $5.0 million that permits acceleration of such Indebtedness, (vi) bankruptcy or insolvency of the Company or any Subsidiary, (vii) existence of unfunded liabilities under ERISA in excess of $5.0 million or a reportable event under ERISA with respect to a plan having unfunded liabilities in excess of $5.0 million, (viii) the liens of the bank upon its collateral shall cease to be in full force and effect, or (ix) a Change of Control (as defined in the Bond Indenture) shall occur.

  Certain Definitions. Certain definitions contained in the Bank Credit Agreement are summarized below. Reference is made to the Bank Credit Agreement for complete definitions of these terms.

  Adjusted EBITDA: The term "Adjusted EBITDA" has the same meaning as ascribed to it in the Second Investment Agreement. See "--The Second Investment Agreement--Certain Definitions."

  Available Cash Flow: The term "Available Cash Flow" means Adjusted EBITDA minus (i) cash income taxes paid or payable during the determination period and
(ii) the amount of capital expenditures (other than any noncash capital expenditures and expenditures for the acquisition of assets or property using net proceeds of the Series B Bonds) of the Company and its Subsidiaries during such period.

  Net Cash: The term "Net Cash" means the amount shown on the Company's consolidated balance sheet (excluding cash held in restricted accounts, unavailable to pay interest and principal due on the Company's indebtedness), minus the amount of any obligations of the Company outstanding under the Bank Credit Agreement, other than obligations representing undrawn letters of credit.

  Pro Forma Debt Service: The term "Pro Forma Debt Service" has the same meaning as ascribed to it in the Second Investment Agreement. See "--The Second Investment Agreement--Certain Definitions."

  Net Worth: The term "Net Worth" means the sum of (i) stockholder's equity plus (ii) the 15% Debentures.

THE FIRST MORTGAGE BONDS

  The terms of the First Mortgage Bonds, issued in two series, Series A and Series B, are governed by the Bond Indenture between the Company and the Bond Trustee. The following summary, which describes certain provisions of the Bond Indenture, the First Mortgage Bonds and the Mortgages (each as defined below), does not purport to be complete and is subject to, and is qualified in its entirety by reference to, such documents, including the definitions therein of terms not defined in this Prospectus. Capitalized terms in this description of the First Mortgage Bonds shall have the meanings ascribed to them in the Bond Indenture, unless otherwise noted. See below for a description of the Second Investment Agreement between the Company and the Institutional Investor, which provides to the Institutional Investor and, in certain instances, to all holders of First Mortgage Bonds, certain additional rights.

  General--The First Mortgage Bonds are direct, unsubordinated, full recourse obligations of the Company and constitute Senior Debt, as such term is defined in the Bond Indenture and in the Note Indenture. The Series A Bonds will mature on June 30, 2002, subject to the redemption provisions summarized below. The Series A Bonds, of which a principal amount of $140 million is currently outstanding, bear interest at the annual rate of 11.45 percent, payable semiannually in arrears on January 1 and July 1 of each year. The Series B Bonds will mature on March 1, 2005, subject to the redemption provisions summarized below. The Series B Bonds, of which a principal amount of $176.25 million currently is outstanding, bear interest at the annual rate of 11.5 percent, payable semiannually in arrears on March 1 and September 1 of each year. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest accrue at a rate equal to the lesser of (i) the greater of (a) 18% per annum and (b) 4% per annum over the prime rate or equivalent rate of interest from time to time in effect as announced by the Bond Trustee and (ii) the maximum rate of interest on the First Mortgage Bonds then permitted by applicable law.

  Mortgages and Other Security--The First Mortgage Bonds are secured by mortgages or deeds of trust (the "Mortgages") on 32 of the Company's properties. See "Properties." Each Mortgage secures the full amount payable with respect to all the First Mortgage Bonds except in the case of a Mortgage on any Property located in Tennessee, Florida or Kansas where, due to mortgage recording or similar taxes, the aggregate amount of the First Mortgage Bonds secured by such Mortgage may be limited to 100% of the appraised value of the related Property as of the original issuance of Series A Bonds in 1987. The Mortgages establish certain Release Values for the release of Mortgaged Properties from the lien of the Mortgages. The Release Values are adjusted to reflect the addition of new properties to the collateral pool, redemptions of principal and amortization payments, releases of obsolete property and certain other specified events.

  The Mortgages prohibit subordinated financing on the Properties and direct or indirect sales thereof except after release as provided in the Bond Indenture. The Mortgages also contain covenants on the part of the Company to repair, maintain, pay taxes on and insure the properties and comply with applicable law.

  Optional Redemption--The Company may redeem Series A Bonds on or after June 30, 1995, and may redeem Series B Bonds on or after March 1, 1998, upon 45 days' notice to the Bond Trustee (which shall provide no less than 30 days' notice thereof to the bondholders), at optional redemption prices as delineated in the Bond Indenture, together with accrued interest to the date of redemption.

  So long as the relevant provisions of the Second Investment Agreement remain in effect, the Company may not optionally redeem any Series B Bonds unless it simultaneously redeems or has previously redeemed the entire principal amount of Series A Bonds. On or after March 1, 1998, provided that the Second Investment Agreement is no longer in effect, optional redemptions may be allocated between the Series B Bonds and the Series A Bonds at the discretion of the Company.

  So long as the covenant in the Second Investment Agreement relating to optional redemptions of Series A Bonds remains in effect, the holders of the Series A Bonds will be entitled to receive the greater of the applicable redemption price specified in the Bond Indenture and the applicable redemption price specified in the Second Investment Agreement upon an optional redemption of Series A Bonds. In addition, so long as the relevant covenants in the Second Investment Agreement remain in effect, the Company will be required to redeem all Series A Bonds, or, in certain events, only Series A Bonds held by the Institutional Investor, upon the occurrence of other specified events at the greater of the prices specified therein. See "--The Second Investment Agreement--Required Redemptions."

  In addition, the Bond Indenture includes provisions relating to the redemption of First Mortgage Bonds in connection with certain events of casualty, condemnation, taxation and other events, as well as provisions relating to the release and substitution of collateral.

  Subject to certain exceptions, partial redemptions of First Mortgage Bonds are not permitted unless (i) the aggregate principal amount of Series A Bonds then being redeemed, if any, is more than $5 million and the aggregate principal amount of Series B Bonds then being redeemed, if any, is more than $25 million and (ii) the aggregate principal amount of Series B Bonds outstanding after such redemption exceeds $25 million. In addition, the Company may redeem or prepay the Series A Bonds, in whole or in part, on one or more occasions at any time on or prior to December 31, 1996 without payment of any prepayment premium.

Further, the Company may at any time redeem up to $25 million principal amount of Series A Bonds (less any amounts redeemed in the 18-month period on or prior to December 31, 1996) without payment of any prepayment premium.

  Sinking Fund--The Series A Bonds are entitled to mandatory sinking fund payments on each interest payment date beginning July 1, 1999, calculated to retire prior to maturity 73% of the principal amount of the $140 million of Series A Bonds outstanding. Sinking fund payments will be made with respect to outstanding Series A Bonds according to the following schedule:

                                                         PERCENT OF $140 MILLION
                                              AGGREGATE    PRINCIPAL AMOUNT OF
                                              PRINCIPAL    THE SERIES A BONDS
PAYMENT DATE                                   PAYMENT    AMORTIZED PER PAYMENT
------------                                 ----------- -----------------------
July 1, 1999................................ $12,000,000           8.5%
January 1, 2000.............................  18,000,000          12.9%
July 1, 2000................................  18,000,000          12.9%
January 1, 2001.............................  18,000,000          12.9%
July 1, 2001................................  18,000,000          12.9%
January 1, 2002.............................  18,000,000          12.9%
June 30, 2002 (maturity)....................  38,000,000          27.0%

  The Series B Bonds are entitled to a mandatory sinking fund payment of $88.125 million on March 1, 2004, calculated to retire prior to maturity 50% of the original principal amount of the Series B Bonds. The Series A Bond and Series B Bond sinking fund payments will be made prior to the maturity of the Notes. See "Risk Factors--Substantial Payment Obligations; Consequences of Failure to Service Debt."

  Change of Control--Upon a Change of Control of the Company, as defined in the Bond Indenture, each holder of First Mortgage Bonds will have the right to require the Company to repurchase all or any part of such holder's First Mortgage Bonds at a repurchase price in cash equal to 101% of the principal amount thereof plus any accrued and unpaid interest as of the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The Change of Control provisions contained in the Bond Indenture are substantially similar to the Change of Control provisions of the Note Indenture. However, the holders of First Mortgage Bonds may require the Company to repurchase the First Mortgage Bonds prior to repurchasing the Notes. See "Description of the Senior Subordinated Notes--Change of Control." If the Company merges or consolidates with or into another entity controlled by Kelso, the holders of the First Mortgage Bonds may not be able to require the Company to repurchase their First Mortgage Bonds, unless the holders of voting stock of the Company immediately prior to such transaction, together with Kelso and its affiliates, own, directly or indirectly, in the aggregate, less than 70% of the voting stock of the post-transaction surviving entity.

  Certain Covenants--The Bond Indenture contains certain covenants limiting, among other things, (i) the issuance of additional debt by the Company, (ii) the issuance of debt and preferred stock by the Company's subsidiaries, (iii) the payment of dividends on and redemption of capital stock of the Company and its subsidiaries, (iv) the redemption of subordinated obligations of the Company, (v) the sale of assets and stock of the Company's subsidiaries, (vi) transactions with affiliates, (vii) sale and leaseback transactions, (viii) distributions from subsidiaries and (ix) consolidations, mergers and transfers of substantially all the assets of the Company. Certain of the covenants contained in the Bond Indenture are substantially similar to certain of the covenants contained in the Note Indenture. See "Description of the Senior Subordinated Notes." The covenants contained in the Bond Indenture relating to the redemption or prepayment of subordinated obligations of the Company may substantially restrict the ability of the Company to redeem or otherwise make payments in respect of principal on the Notes prior to the maturity thereof.

  The covenants under the Bond Indenture are, in certain respects, different from those under the Second Investment Agreement. In particular, the Bond Indenture provides that the Company must apply the Net

Available Cash from an Asset Disposition as follows: first, at the Company's election (or to the extent required by the terms of Senior Debt), to redeem or prepay Senior Debt other than the First Mortgage Bonds; second, to repurchase First Mortgage Bonds tendered pursuant to an offer made by the Company to purchase such First Mortgage Bonds at the applicable redemption price (an "Offer"); and third, to the extent of the balance of Net Available Cash from such Asset Disposition, to acquire tangible property or to redeem or prepay Debt within one year of the later of the receipt of such Net Available Cash or the consummation of such Offer; provided, however, that any redemption or prepayment of Debt pursuant to the first and third clauses above shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the amount so redeemed or prepaid. However, while the relevant covenants in the Second Investment Agreement remain in effect, the Company may first apply Net Available Cash to acquire Tangible Property acceptable to the Institutional Investor prior to repurchasing First Mortgage Bonds. See "--The Second Investment Agreement."

  Defaults--The following types of events, among others, will constitute an Event of Default under the Bond Indenture: (i) a default for 30 days in the payment of interest on any First Mortgage Bond; (ii)(A) a default in the payment of the principal or premium, if any, on any First Mortgage Bond when the same becomes due and payable at its stated maturity, upon redemption, upon declaration or otherwise, or (B) the failure by the Company to redeem or purchase First Mortgage Bonds when required pursuant to the Bond Indenture or the First Mortgage Bonds; (iii) the failure by the Company to comply with certain obligations in the event of a merger, consolidation or transfer of substantially all the assets of the Company or the failure of the Company or Americold Services Corporation to comply with the covenant in the Bond Indenture requiring the Company to own the capital stock of Americold Services Corporation free of any Lien (other than the lien granted to the Bond Trustee and the lien granted to the bank in connection with the Bank Credit Agreement);
(iv) the failure by the Company to comply with certain covenants in the First Mortgage Bonds or the Bond Indenture; (v) the failure of the Company or any Subsidiary to pay Debt within any applicable grace period; (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary;
(vii) an "Event of Default" as defined in any of the security documents relating to the collateral securing the payment of the First Mortgage Bonds;
(viii) an "Event of Default" under the Second Investment Agreement; (ix) any judgment or decree for the payment of money in excess of $5.0 million is rendered against the Company or a Subsidiary and is not discharged within specified time periods.

  The Mortgages, which constitute security documents, include additional Events of Default including, among others, (A) failure to maintain required insurance on the Properties, (B) any prohibited disposition or encumbrance of the Properties, (C) in the case of Mortgages on leasehold estates, termination of or the happening of certain other events with respect to the applicable lease and (D) with certain exceptions, failure for 30 days to comply with any other terms or covenants contained in the Mortgages.

  Subject to certain exceptions and conditions, upon an Event of Default, the Bond Trustee or the holders of at least 25% in principal amount of the First Mortgage Bonds may declare the principal of and accrued but unpaid interest on all the First Mortgage Bonds, plus a premium in certain circumstances, to be immediately due and payable.

THE SECOND INVESTMENT AGREEMENT

  The Company and the Institutional Investor entered into an investment agreement dated as of July 2, 1987 in connection with the issuance of the Series A Bonds. The investment agreement was amended and restated as of March 2, 1993 in connection with the issuance of the Series B Bonds. On June 30, 1995, upon payment by the Company of an Agreement Modification Fee to the Institutional Investor, the prior Investment Agreement was cancelled and the Second Investment Agreement became effective.

  The following summary of certain provisions of the Second Investment Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Second Investment

Agreement, including definitions therein of terms not defined in this Prospectus. Certain important definitions are included in this summary under "Definitions" below.

  The Company is currently considering the possibility of issuing secured debt to refinance a portion of the Series A Bonds. See "Prospectus Summary--Recent Developments." Certain covenants, redemption obligations and other provisions of the Second Investment Agreement will terminate in the event the Institutional Investor should at any time either (1) hold less than 25% of the outstanding principal amount of Series A Bonds or (2) hold less than $25 million in principal amount of the Series A Bonds. The Second Investment Agreement will terminate completely when neither the Institutional Investor nor any of its Affiliates continues to hold any Series A Bonds. Upon termination of the Second Investment Agreement, all Series A Bonds, together with the Series B Bonds, will be governed solely by the provisions of the Bond Indenture.

  Certain Covenants--Among financial covenants contained in the Second Investment Agreement, the Company may not permit Adjusted Consolidated Net Worth at any time to be less than the amount set forth below opposite the period in which the measurement is made:

   FISCAL YEARS ENDED FEBRUARY                                      AMOUNT
   ---------------------------                                   ------------
   1997......................................................... $(36,000,000)
   1998......................................................... $(34,000,000)
   1999......................................................... $(32,000,000)
   2000......................................................... $(28,000,000)
   2001......................................................... $(25,000,000)
   2002......................................................... $(19,000,000)
   2003......................................................... $(10,000,000)

  The Company also may not permit the ratio of Senior Debt to Adjusted Total Capitalization at any time to be greater than the following amounts:

                                                                      MAXIMUM
                                                                     PERMITTED
   FISCAL YEARS ENDED FEBRUARY                                         RATIO
   ---------------------------                                       ---------
   1997.............................................................   86.0%
   1998.............................................................   85.0%
   1999.............................................................   85.0%
   2000.............................................................   84.0%
   2001.............................................................   81.0%
   2002.............................................................   79.0%
   2003.............................................................   77.0%

  The Company further may not permit the ratio of (1) the sum of Available Cash Flow for the four most recently ended quarters, plus Net Cash, to (2) Pro Forma Debt Service for the four succeeding quarters (or if such determination is made on a day which is not the last day of a fiscal quarter, the quarter in which a determination is being made and the following three quarters) at any time to be less than:

   FISCAL YEARS ENDED FEBRUARY                                       RATIO
   ---------------------------                                    ------------
   1997.......................................................... 1.10 to 1.00
   1998.......................................................... 1.20 to 1.00
   1999..........................................................  .95 to 1.00
   2000..........................................................  .70 to 1.00
   2001..........................................................  .65 to 1.00
   2002..........................................................  .66 to 1.00
   2003.......................................................... 1.00 to 1.00

  Moreover, so long as the Bank Credit Agreement is in effect, the negative covenants in such agreement, other than those dealing with transactions with affiliates and modifications of indebtedness and other agreements, are incorporated by reference into the Second Investment Agreement. In addition, if the Bank Credit Agreement is replaced by any other bank financing, any corresponding covenants in such replacement financing agreement will be incorporated into the Second Investment Agreement so long as any such replacement financing agreement is in effect.

  The Second Investment Agreement restricts the ability of the Company to (i) pay dividends or make other distributions with respect to the capital stock of the Company, (ii) redeem capital stock of the Company, (iii) redeem prior to maturity any subordinated debt of the Company, and (iv) make investments in certain Affiliates of the Company. Such provisions are in certain respects more restrictive than those contained in the Bond Indenture and may substantially restrict the ability of the Company to redeem or otherwise make payments in respect of principal on the Notes prior to the maturity thereof.

  Required Redemptions--In addition to any redemption required by the Bond Indenture, the Company may be required under the Second Investment Agreement to redeem Series A Bonds (but only Series A Bonds held by the Institutional Investor in the case of clause (iii) below) in the following circumstances and in the principal amounts indicated:

    (i) At any time the Company makes an optional redemption of any Series B Bonds pursuant to the terms of the Bond Indenture, the Company shall, concurrently with such redemption of Series B Bonds, redeem the entire principal amount of the Series A Bonds;

    (ii) On March 9, 1996, the Company shall prepay a principal amount of Series A Bonds equal to the difference, if any, between (x) $21,525,588 and
  (y) the value of Mortgaged Properties acceptable to the Institutional Investor that have become subject to the lien of a Mortgage (or, in the case of the construction of an addition upon property which is already subject to the lien of a Mortgage, the value of each addition qualifying as Mortgaged Property under the Bond Indenture) after April 12, 1995 and prior to March 9, 1996 (other than Mortgaged Properties acquired with cash or U.S. government obligations held by the Bond Trustee pursuant to the release and substitution provisions of the Bond Indenture), except that no such prepayment shall be required if the difference between the amounts described above in clauses (x) and (y) is less than $50,000;

    (iii) If the Company or any Affiliate of the Company or other Person (as defined in the Bond Indenture) acting on behalf of the Company acquires Series B Bonds, in open market purchases or otherwise (excluding, however, any redemption of Series B Bonds in accordance with the terms of the Bond Indenture and the Second Investment Agreement that occurs concurrently with a pro rata redemption of Series A Bonds), the Institutional Investor shall have the option to require the Company to redeem all of the Series A Bonds held by the Institutional Investor;

    (iv) Upon an Asset Disposition, the Company shall apply to the redemption of an aggregate principal amount of Senior Debt of the Company an amount equal to the amount of Net Available Cash not applied within 360 days of such Asset Disposition to the acquisition of Tangible Property acceptable to the Institutional Investor; and

    (v) At any time the Company exercises certain defeasance options provided in the Bond Indenture, the Company shall, concurrently with the exercise of such option, prepay the entire principal amount of Series A Bonds.

  With regard to clause (ii) above, two additional properties have been accepted by the Bond Trustee and the Institutional Investor as of March 8, 1996 and therefore no prepayment will be required under clause (ii). Subject to certain exceptions specified in the Second Investment Agreement, any such redemption of Series A Bonds and any other redemptions of Series A Bonds permitted or required under the Bond Indenture shall be made at a price equal to the redemption price specified below for the date on which such redemption is to be made (together with accrued interest to the date of redemption), as long as the Second Investment Agreement is in effect:

   TWELVE MONTHS
   BEGINNING MARCH 1                                            REDEMPTION PRICE
   -----------------                                            ----------------
   1996........................................................     109.583%
   1997........................................................     107.666%
   1998........................................................     105.750%
   1999........................................................     103.833%
   2000........................................................     101.917%
   2001 and thereafter.........................................     100.000%

  Notwithstanding the foregoing, the Company is not required to pay any premium on any redemption or prepayment of Series A Bonds on or prior to December 31, 1996, or on the redemption of $25 million of Series A Bonds (less any amount redeemed or prepaid on or prior to December 31, 1996) whenever such redemption shall occur.

  Change of Control--Upon a Change of Control (as defined in the Bond Indenture, which definition is substantially similar to the definition of a Change in Control contained in the Note Indenture), the Institutional Investor shall have the right to require the Company to redeem all of the Series A Bonds at a price equal to 101% of the aggregate principal amount thereof plus any accrued and unpaid interest as of the date of such redemption.

  Events of Default--As long as the Second Investment Agreement remains in effect, the Institutional Investor will be able to declare an Event of Default if (i) any interest on the Series A Bonds is not paid within five days of the applicable payment date, (ii) there is any default which continues for 30 days in the performance of any other covenant or agreement included or incorporated by reference in the Second Investment Agreement, (iii) there is a material breach of a material representation, warranty or other statement made by or on behalf of the Company included or incorporated by reference in the Second Investment Agreement or (iv) any event shall occur or any condition shall exist with respect to any Indebtedness of the Company (other than the Series A Bonds and the Series B Bonds) or a Subsidiary of the Company in a principal (or capitalized) amount of at least $2.5 million, or under any agreement securing or relating to such Indebtedness, the effect of which is to cause or permit any holder thereof or a trustee to accelerate the maturity of such Indebtedness, or any such Indebtedness shall not have been paid at the final maturity date thereof (as renewed or extended if such Indebtedness shall have been renewed or extended) and any applicable grace period shall have expired; and in any such case the Institutional Investor has notified the Company and the Bond Trustee that an Event of Default has occurred under the Second Investment Agreement. Such an Event of Default constitutes an Event of Default under the Bond Indenture. The Second Investment Agreement requires the Company promptly to notify the Institutional Investor of the occurrence of any Event of Default under the Second Investment Agreement or Bond Indenture, certain pending litigation and any other event which is likely to affect the financial condition, operations or prospects of the Company or any Restricted Subsidiary materially and adversely.

  Certain Definitions--Certain definitions contained in the Second Investment Agreement are listed below.

  Adjusted Consolidated Interest Expense: The term "Adjusted Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under interest rate protection agreements (including amortization of fees), (vii) preferred stock dividends (other than dividends payable solely in kind) in respect of all preferred stock held by persons other than the Company or a Restricted Subsidiary, (viii) interest incurred in connection with investments in discontinued operations and (ix) interest actually paid by the Company or any of its Restricted Subsidiaries under any guarantee of Indebtedness or any other obligation of any other person.

  Adjusted Consolidated Net Income: The term "Adjusted Consolidated Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Adjusted Consolidated Net Income:

    (i) any net income of any person if such person is not a Restricted Subsidiary, except that (A) the Company's or any Restricted Subsidiary's equity in the net income of any such person for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's or any Restricted Subsidiary's equity in a net loss of any such person for such period shall be included in determining such Adjusted Consolidated Net Income;

    (ii) any net income of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Adjusted Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Adjusted Consolidated Net Income;

    (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement), provided, however, that the exclusion from Adjusted Consolidated Net Income of gains described in this clause (iv) shall not apply to deferred gains resulting from sale and leaseback arrangements to the extent that there is an offsetting increase in depreciation expense resulting from the recapitalization of the related property, plant or equipment which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person;

    (v) the cumulative effect of a change in accounting principles, including the cumulative effect of the implementation of SFAS 106 by the Company with respect to services rendered by employees in periods prior to its implementation, but excluding any effects of such implementation with respect to services rendered in periods following such implementation, and excluding any one-time or cumulative charges associated with the implementation of SFAS 109;

    (vi) the cash effect of the rejection of any leases or executory contracts pursuant to the Plan; and

    (vii) the cash effect of the Company's incurring costs (including but not limited to professional fees) in connection with the Plan in excess of $5,750,000.

  Adjusted Consolidated Net Worth: The term "Adjusted Consolidated Net Worth" of the Company and its Restricted Subsidiaries means an amount equal to the total amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, as of the date for which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit,
(B) any amounts attributable to Redeemable Stock, (C) any amounts attributable to Exchangeable Stock, (D) any amounts attributable to treasury stock and (E) adjustments relating to pension liabilities, in all cases determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that to the extent such balance sheet reflects any effects attributable to any one-time or cumulative charges associated with the implementation of SFAS 106 and 109, or any changes in accounting principles implemented thereafter, such effect shall be disregarded; provided further, that to the extent such balance sheet reflects any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its restricted subsidiaries after February 28, 1995 upon the sale or other disposition of any Capital Stock of any person, such gain or loss shall also be disregarded and provided, further, that the cash effects of the rejection of any leases or executory contracts pursuant to the Plan and the cash effects of the Company's incurring costs (including but not limited to professional fees) in connection with the Plan in excess of $5,750,000 shall also be disregarded.

  Adjusted EBITDA: The term "Adjusted EBITDA" means, for any period, Adjusted Consolidated Net Income plus (to the extent deducted in calculating Adjusted Consolidated Net Income) Adjusted Consolidated Interest Expense, income taxes, depreciation expense, amortization expense, non-cash write-offs of deferred financing costs and non-cash deductions for contributions to the ESOP (but without giving effect to any extraordinary gain or loss) for such period.

  Adjusted Total Capitalization: The term "Adjusted Total Capitalization" means, without duplication, Adjusted Consolidated Net Worth plus Indebtedness of the Company and its Restricted Subsidiaries, consolidated in accordance with generally accepted accounting principles.

  Asset Disposition: The term "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of capital stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries, other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a wholly owned Subsidiary that is a Restricted Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business, (iii) a disposition of obsolete or worn out assets in the ordinary course of business, (iv) a disposition subject to and made in accordance with the provisions of the Bond Indenture relating to optional redemptions and redemptions in connection with casualty, condemnation, taxation and certain other events, or (v) a disposition subject to the provision of the Bond Indenture relating to Limitations on Restricted Payments.

  Available Cash Flow: The term "Available Cash Flow" means, for the most recent four-quarter period ended prior to the date on which a determination is being made, Adjusted EBITDA minus (i) cash income taxes paid or payable during such period and (ii) the amount of Capital Expenditures (other than any non-cash Capital Expenditures) of the Company and its Restricted Subsidiaries during such period.

  Indebtedness: The term "Indebtedness" of any person means, without duplication, (a) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services; (b) except to the extent supporting Indebtedness of such person (but no other indebtedness) of the type described in clause (a) above, the face amount of all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder; (c) all liabilities secured by any lien on any property owned by such person, whether or not such indebtedness has been assumed; (d) all Capital Lease Obligations (as defined in the Second Investment Agreement); and (e) all Contingent Obligations (as defined in the Second Investment Agreement) of such person.

  Net Available Cash: The term "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition, and in each case net of all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments required to be made and actually made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

  Net Cash: The term "Net Cash" of the Company and its Restricted Subsidiaries on a consolidated basis means, as of any date, the amount shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as cash as of such date (but not including cash held in accounts or deposits that are subject to any lien, encumbrances or restrictions or which is required to be held in connection with any agreements or obligations), computed in accordance with generally accepted accounting principles, plus the total amount of cash payments which the Company has made as of the date of computation for redemption or prepayment of Series A Bonds pursuant to redemptions without payment of premium described above (other than the redemption of $10 million of Series A Bonds pursuant to the Prepackaged Bankruptcy) minus the amount of Indebtedness outstanding on such date under the Bank Credit Agreement (or any Indebtedness issued in any refinancing, refunding, replacement, extension or restructuring thereof), other than any Indebtedness representing undrawn amounts under letters of credit under the Bank Credit Agreement (or any Indebtedness issued in any refinancing, refunding, replacement, extension or restructuring thereof) not in excess of $10.0 million in the aggregate; provided, however, that Net Cash shall not be less than zero.

  Pro Forma Debt Service: The term "Pro Forma Debt Service" for any period, means the sum of (i) Adjusted Consolidated Interest Expense (excluding any non-cash items included in Adjusted Consolidated Interest Expense to the extent no current liability exists with respect thereto) that would be payable during such period by the Company and its Restricted Subsidiaries assuming (x) that all Indebtedness outstanding on the last day of the quarter prior to the period for which the determination is being made were outstanding throughout such period (other than scheduled payments of principal to the extent included in clause (ii) below), and (y) that, with respect to any floating rate or other Indebtedness, the interest rate in effect on the date of such determination were in effect throughout such period, but giving effect to any scheduled increase or decrease in interest rate that is ascertainable on the date of determination, and (ii) the amount of principal payments payable during such period (and any interest payable during such period on such principal amounts to the extent not included in clause (i) above) on all Indebtedness of the Company and its Restricted Subsidiaries, in each case consolidated in accordance with generally accepted accounting principles.

  Senior Debt: The term "Senior Debt" means all Indebtedness of the Company and its Restricted Subsidiaries, consolidated in accordance with generally accepted accounting principles, other than Subordinated Debt.

  Subordinated Debt: The term "Subordinated Debt" means the 15% Senior Subordinated Debentures due 2007, the Notes, and any other unsecured Indebtedness for money borrowed of the Company which (i) on the date on which the status of such Indebtedness is determined for any purpose hereof (1) has a final maturity not earlier than September 1, 2005, and (2) is not subject to payment, redemption or other retirement by means of any installment, sinking fund, serial maturity or other required payments prior to September 1, 2005 and
(ii) is issued or assumed pursuant to, or evidenced by, an indenture or other instrument that contains provisions for the subordination of such Indebtedness (to which appropriate reference shall be made in the instruments evidencing such Indebtedness if not contained therein) to the Series A Bonds and the Series B Bonds (and, at the option of the Company, if so provided, to other Indebtedness of the Company, either generally or as specifically designated) as specified in the Second Investment Agreement.

                    DESCRIPTION OF SENIOR SUBORDINATED NOTES

  The Notes are to be issued under the Note Indenture, to be dated as of the Effective Date, between the Company and United States Trust Company of New York, as trustee (the "Note Trustee"), which will govern the terms of the Notes. The terms of the Note Indenture are also governed by certain provisions of the Trust Indenture Act of 1939, as amended. The following summary, which describes certain provisions of the Note Indenture, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Note Indenture, including the definitions therein of terms not defined in this Prospectus. A copy of the Note Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Certain important definitions used in the Note Indenture are included below under "Certain Definitions."

  The Notes will be transferable and exchangeable at the office of the Note Trustee and will be issued in fully registered form, without coupons, in a minimum denomination of $1,000 and such greater denominations as are whole multiples of $1,000.

  The Company has no sinking fund obligations with respect to the Notes.

  Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the office of the Note Trustee, but, at the option of the Company, interest may be paid by check mailed to the registered holders of the Notes (the "Holders") at their registered addresses. The Company is required to pay interest on overdue principal and (to the extent permitted by law) on overdue installments of interest at the rate specified in the Note Indenture.

TERMS OF THE NOTES

  The Notes will be unsecured, subordinated obligations of the Company, will be limited in aggregate principal amount to $120.0 million, and will mature on May 1, 2008. Interest will accrue on the Notes from the date of issuance, or from the most recent Interest Payment Date to which interest has been paid or provided for, and will be payable in cash semiannually on May 1 and November 1 of each year, commencing November 1, 1996, at the rate of % per annum of the principal amount at maturity of the Notes to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest Payment Date; provided that (i) the interest rate on the Notes shall be increased by 1% effective November 1, 1997 if, by such date, the Notes do not achieve the Requisite Rating, (ii) if the Notes do not achieve the Requisite Rating by November 1, 1997 but thereafter the Notes do achieve such Requisite Rating, the interest rate then borne by the Notes shall be decreased by 1% effective on the next interest payment date, and (iii) if, after achieving the Requisite Rating, the Notes are subsequently downgraded below the Requisite Rating, the interest rate then borne by the Notes shall be increased by 1% effective on the next interest payment date. In no event shall the interest rate borne by the Notes be greater than % or less than %.

OPTIONAL REDEMPTION

  The Notes will be redeemable, at the Company's option, in whole or in part, at any time and from time to time on or after May 1, 2001 upon not less than 30 nor more than 60 days' prior written notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                                     REDEMPTION
          PERIOD                                                       PRICE
          ------                                                     ----------
      2001..........................................................         %
      2002..........................................................
      2003 and thereafter...........................................  100.000

  In addition, at any time and from time to time prior to May 1, 1999, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of % plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Note Trustee on a pro rata basis, by lot or by such other method as the Note Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

  The Company's Senior Debt agreements may substantially restrict the ability of the Company to redeem or otherwise make payments in respect of principal on the Notes prior to the maturity thereof. See "Debt of the Company."

RANKING

  The Debt evidenced by the Notes constitutes Senior Subordinated Debt of the Company, and will rank pari passu with all existing or future Senior Subordinated Debt of the Company and senior to all existing and future subordinated Debt of the Company. The payment of the principal of and premium, if any, and interest on the Notes will, to the extent set forth in the Note Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all amounts payable under Senior Debt, including, without limitation, the Company's obligations under the Bank Credit Agreement, the Bond Indenture and the Second Investment Agreement (including any interest accruing subsequent to a bankruptcy event specified in the Note Indenture, whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code). As of November 30, 1995, the Company had approximately $349.5 million of Senior Debt outstanding. The Company's obligations under the Bank Credit Agreement and the First Mortgage Bonds are secured by first priority liens on substantially all of the Company's assets. The Note Indenture does not limit the Company's right to incur additional Senior Debt, if such incurrence is otherwise permitted by the covenant governing the incurrence of Debt generally.

  No direct or indirect payment by or on behalf of the Company on account of principal of, interest on and premium, if any, and penalties and fees ("Other Subordinated Obligations") with respect to the Notes, whether pursuant to the terms of the Notes or upon acceleration or otherwise, and no payment to acquire, repurchase, retire, redeem or defease any of the Notes shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of any Senior Debt, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Debt. In addition, during the continuance of any other event of default with respect to the Bank Credit Agreement, the First Mortgage Bonds, the Second Investment Agreement or other Senior Debt pursuant to which the maturity thereof may be accelerated, and (i) upon receipt by the Note Trustee of written notice from any holder or holders (or representatives thereof) of Senior Debt in an aggregate principal amount of $10 million or more, or (ii) if such event of default under the Bank Credit Agreement, the First Mortgage Bonds, the Second Investment Agreement or other Senior Debt results from the acceleration of the Notes, from and after the date of such acceleration or notice, no payment of principal of, interest on, and Other Subordinated Obligations with respect to the Notes may be made by or on behalf of the Company upon or in respect of the Notes for a period (a "Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Note Trustee from the relevant entity giving notice commencing the payment Blockage Period or such event of default has been cured or waived or by repayment in full of cash or cash equivalents of such Senior Debt). Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. Notwithstanding anything in the Note Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default (other than an event of default pursuant to the financial maintenance covenants under the Bank Credit Agreement, the Bond Indenture or the Second Investment Agreement) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to any event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Bank Credit Agreement, the First Mortgage Bonds, the Second Investment Agreement or other Senior Debt initiating such Payment Blockage period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Senior Debt, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

  Upon any payment or distribution of assets or securities of the Company, as the case may be, of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Debt (including any interest accruing subsequent to a bankruptcy event specified in the Note Indenture, whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the Holders or the Note Trustee on behalf of the Holders shall be entitled to receive any payment by or on behalf of the Company on account of principal of, interest on, or any payment to acquire, repurchase, retire, redeem or defease any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by, or on behalf of, the Company on account of principal of, interest on, and Other Subordinated Obligations with respect to the Notes upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of the Company or any kind or character, whether in cash, property or securities, to which the Holders or the Note Trustee on behalf of the Holders would be entitled, but for the subordination provisions of the Note Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the Holders or the Note Trustee if received by them or it, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their representatives, or to any trustee or trustees under any other indenture pursuant to which any such Senior Debt may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

  By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than Holders of the Notes.

CHANGE OF CONTROL

  Upon the occurrence of any of the following events each Holder of Notes will have the right to require the Company to repurchase all or any part of such Holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date): (i) prior to the earlier to occur of (A) the first public offering (which shall mean the sale of shares of common stock of the relevant entity pursuant to an effective registration statement under the Securities Act that covers (together with any such prior effective registrations) not less than 25% of the outstanding shares of common stock of such entity on a fully diluted basis after giving effect to all such registrations) of common stock of Parent or (B) the first public offering of common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by Parent or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation); (ii) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of more than 30% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (ii), such other Person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person "beneficially owns" (as so defined), directly or indirectly, more than 30% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company consolidates with or merges with or into any other Person or conveys, transfers or leases all or substantially all of its assets to any Person or any Person consolidates with or merges into the Company, in either event pursuant to a transaction in which either (A) the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property (excluding, however, any such transaction where the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving or transferee corporation which is neither Redeemable Stock nor Exchangeable Stock) or (B) the holders of the Voting Stock of the Company immediately prior to such transaction, together with Kelso and Affiliates of Kelso which are either controlled by or under common control with Kelso, own, directly or indirectly, in the aggregate, less than 50.01% of the Voting Stock of the surviving Person immediately after such transaction.

  Clause (iv) of the definition of Change of Control set forth above includes a conveyance, transfer or lease of all or "substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a transfer or lease of the Company's assets to another Person may be uncertain. In addition, if the Company merges or consolidates with or into another entity controlled by Kelso, the Holders of Notes may not be able to require the Company to repurchase such Notes.

  Within 30 days following any Change of Control, the Company will mail or cause to be mailed a notice to each Holder of Notes with a copy to the Note Trustee stating (i) that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase all or any part of such Holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (iii) the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iv) the instructions determined by the Company, consistent with the Note Indenture, that a Holder must follow in order to have its Notes repurchased.

  The Change of Control provisions of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  The occurrence of certain of the events which would constitute a Change of Control also would constitute a default under certain of the Company's other existing indebtedness. In addition, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company's ability to pay cash to the Holders of Notes upon a repurchase may also be limited by the Company's then existing financial resources. Finally, the fact that a transaction would constitute a Change of Control as defined does not mean that the transaction would be permitted under the Note Indenture unless the transaction would be otherwise permissible under the Note Indenture.

  The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Company to repurchase the Notes as a result of a Change of Control.

  The provisions relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

  Set forth below are certain covenants contained in the Note Indenture relating to the Notes:

 Limitation on Senior Subordinated Debt

  The Company shall not issue, directly or indirectly, any Debt that is expressly subordinate in right of payment to any Senior Debt unless such Debt is expressly made pari passu with, or subordinate in right of payment to, the Notes.

 Limitation on Debt

  The Company shall not issue, directly or indirectly, any Debt unless the Consolidated EBITDA Coverage Ratio (as shown by a consolidated pro forma income statement of the Company and its consolidated Subsidiaries for the Reference Period after giving effect to (i) the issuance of such Debt and (if applicable) the application of the net proceeds thereof to refinance other Debt as if such Debt was issued and the application of such proceeds occurred at the beginning of the Reference Period, (ii) the issuance and retirement of any other Debt since the last day of the most recent fiscal quarter covered by such income statement as if such Debt was issued or retired at the beginning of the Reference Period and (iii) the acquisition or disposition of any company or business acquired or disposed of by the Company since the first day of the Reference Period, including any acquisition or disposition which will be consummated substantially contemporaneously with the issuance of such Debt, as if such acquisition or disposition occurred at the beginning of the Reference Period) exceeds 1.75:1 for the Reference Period.

  Notwithstanding the foregoing, the Company may issue the following Debt: (1) Debt issued as working capital and letter of credit financing in an aggregate principal amount outstanding at any time not to exceed the greater of (i) the sum of (A) 85% of the book value of the net trade receivables of the Company and its Subsidiaries and (B) $10.0 million or (ii) up to $27.5 million of Debt incurred pursuant to the terms of the Bank Credit Agreement and Debt issued in exchange for, or the proceeds of which are used to refund or refinance, the Debt permitted by this clause (ii); (2) Debt owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt by the Company; (3) the Notes and Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Debt permitted by this clause (3), including reasonable fees, expenses, premiums and defeasance costs incurred in connection with such refunding or refinancing; provided, however, that (i) the principal amount of the Debt so issued shall not exceed the principal amount of the Debt so exchanged, refunded or refinanced (plus reasonable fees, expenses, premiums and defeasance costs incurred in connection with such refunding or refinancing) and (ii) the Debt so issued (A) shall not mature prior to the Stated Maturity of the Debt so exchanged, refunded or refinanced and (B) shall have an Average Life equal to or greater than the remaining Average Life of the Debt so exchanged, refunded or refinanced; (4) Debt (other than Debt described in clause (1), (2) or (3) of this paragraph) outstanding on the date on which the Notes are originally issued and Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Debt permitted by this clause (4), including reasonable fees, expenses, premiums and defeasance costs incurred in connection with such exchange, refunding or refinancing; provided, however, that (i) the principal amount of the Debt so issued shall not exceed the principal amount of the Debt so exchanged, refunded or refinanced (plus reasonable fees, expenses, premiums and defeasance costs incurred in connection with such refunding or refinancing) and (ii) the Debt so issued (A) shall not mature prior to the Stated Maturity of the Debt so exchanged, refunded or refinanced, (B) shall have an Average Life equal to or greater than the remaining Average Life of the Debt so exchanged, refunded or refinanced and (C) shall be subordinate in right of payment to the Notes if the Debt so exchanged, refunded or refinanced is so subordinated; and (5) Purchase Money Debt, provided, however, that the aggregate amount of Purchase Money Debt may not exceed $25 million; (6) Non-Recourse Debt of a Non-Recourse Subsidiary issued after the date of original issuance of the Notes to finance the acquisition of assets by such Non-Recourse Subsidiary or to provide working capital for such Non-Recourse Subsidiary and any Non-Recourse Debt of a Non-Recourse Subsidiary issued in exchange for, or the proceeds of which are used to refund or refinance, any Non-Recourse Debt permitted by this clause (6), including reasonable fees, expenses, premiums and defeasance costs incurred in connection with such exchange, refunding or refinancing; provided, however, that (i) the principal amount of the Non-Recourse Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Non-Recourse Debt shall not exceed the principal amount of the Debt so exchanged, refunded or refinanced (plus reasonable fees, expenses, premiums and defeasance costs incurred in connection with such refunding or refinancing), and (ii) if any such Debt thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event will be deemed to constitute the issuance of such Debt by the issuer thereof; and (7) Debt in an aggregate principal amount which, together with all other Debt of the Company then outstanding (other than Debt permitted by clauses (1) through (6) of this paragraph) does not exceed the greater of: (i) $25 million and (ii) 5% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter of the Company ending not less than 45 days from the date of determination.

 Limitation on Subsidiary Debt and Preferred Stock

  The Company shall not permit any Subsidiary to issue, directly or indirectly any Debt or Preferred Stock, except: (1) Debt or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or (ii) any subsequent transfer of such Debt or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt or Preferred Stock by the issuer thereof;
(2) Debt or

Preferred Stock of a Subsidiary issued and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Debt or Preferred Stock issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); (3) Debt or Preferred Stock issued and outstanding on or prior to the date on which the Notes are originally issued, other than Debt or Preferred Stock described in clause (1) or (2) of this paragraph; (4) Non-Recourse Debt of a Non-Recourse Subsidiary issued after the date of the Note Indenture to finance the acquisition of assets after such date (as permitted by clause (6) in "--Limitation on Debt" above); and (5) Debt or Preferred Stock issued in exchange for, or the proceeds of which are used to refund or refinance, Debt or Preferred Stock referred to in clause (2) or (3) of this paragraph, including reasonable fees, expenses, premiums, and defeasance costs incurred in connection with such refunding or refinancing; provided, however, that (i) the principal amount of such Debt or the liquidation value of such Preferred Stock so issued shall not exceed the principal amount or liquidation value of the Debt or Preferred Stock so exchanged, refunded or refinanced (plus reasonable fees, expenses, premiums and defeasance costs incurred in connection with such refunding or refinancing); (ii) the Debt or Preferred Stock so issued
(A) shall have a Stated Maturity later than the Stated Maturity of the Debt or final redemption date (if any) of the Preferred Stock being exchanged, refunded or refinanced and (B) shall have an Average Life equal to or greater than the remaining Average Life of the Debt or Preferred Stock being exchanged, refunded or refinanced; (iii) the Debt so issued shall be subordinate in right of payment to the Notes if the Debt so exchanged, refunded or refinanced is so subordinated; and (iv) Debt may not be issued in exchange for, and the proceeds of such Debt may not be used to refund or refinance, Preferred Stock.

 Limitation on Restricted Payments

  The Company shall not, and shall not permit any Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any distribution in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect Parent of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of and used for satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or (iv) make any Investment in an Affiliate of the Company, other than a Subsidiary that is not a Non-Recourse Subsidiary or a person which will become a Subsidiary that is not a Non-Recourse Subsidiary as a result of any such Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being hereinafter referred to as a "Restricted Payment") if at the time the Company or such Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to issue $1.00 of additional Debt in accordance with the provisions of the first paragraph under "Limitation on Debt" above; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the date on which the Notes are issued would exceed the sum of: (a) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the date of issuance of the Notes, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), minus 100% of the amount of any write-downs, write-offs, other negative revaluations and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period; (b) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the date on which the Notes are originally issued (other than an issuance or sale to a Subsidiary or an employee stock ownership plan); (c) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable

Stock or Capital Stock referred to in the proviso to clause (vi) of the following paragraph) to an employee stock ownership plan subsequent to the date of issuance of the Notes, but, if such employee stock ownership plan incurs any Debt, only to the extent that any such proceeds are equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to Debt incurred by it to finance the purchase of such Capital Stock; and (d) the amount by which Debt of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the date on which the Notes are issued of any Debt of the Company convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange).

  The restrictions described in the preceding paragraph will not prohibit (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); and (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments made since the date on which the Notes are issued and (B) the Net Cash Proceeds from such sale shall be excluded from clauses 3(b) and 3(c) of the previous paragraph; (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Subordinated Obligations of the Company; and such purchase or redemption, shall be excluded in the calculation of the amount of Restricted Payments made since the date on which the Notes are issued; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; and such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments made since the date on which the Notes are issued; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that (A) at the time of payment of such dividends, no other Default shall have occurred and be continuing (or result therefrom); and (B) such dividends shall be included in the calculation of the amount of Restricted Payments made since the date on which the Notes are originally issued; (v) any repurchase of capital stock of the Company after the date of issuance of the Notes pursuant to the terms of the Stockholders' Agreement from officers and employees (or their estates) of the Company or its Subsidiaries upon death, disability or termination of employment of such officers and employees; provided, however, that (A) the aggregate amount of all such repurchases (excluding repurchases made with proceeds of life insurance policies maintained by the Company on such employees or officers) in any fiscal year shall not exceed $500,000; (B) to the extent that the aggregate amount of such repurchases (excluding repurchases made with proceeds of life insurance policies maintained by the Company on such employees or officers) in any fiscal year is less than $500,000, the difference between $500,000 and such amount may be carried forward and applied to repurchases in subsequent fiscal years; and
(C) all such repurchases (other than repurchases made with proceeds of life insurance policies maintained by the Company on such employees or officers) shall be included in the calculation of the amount of Restricted Payments made since the date on which the Notes are originally issued; (vi) cash dividends paid after the date of issuance of the Notes with respect to the ESOP Preferred Stock; provided, however, that (A) the aggregate amount of all such dividends paid in any fiscal year shall not exceed $500,000, net of any cash paid by the ESOP to the Company concurrently with the payment of such cash dividends for the purchase of Capital Stock of the Company; (B) to the extent that the aggregate amount of such dividends paid in any fiscal year is less than $500,000, the difference between $500,000 and such amount may be carried forward and applied to the payment of such dividends in subsequent fiscal years; and (C) all such dividends shall be included in the calculation of the amount of Restricted Payments made since the date on which the Notes are issued; (vii) Investments in Non-Recourse Subsidiaries not to exceed $5.0 million outstanding at any one time during the term of the Note Indenture; and all such Investments shall be excluded in the calculation of the amount of Restricted Payments made since the date on which the Notes are originally issued; or (viii) Restricted Payments not to exceed $5.0 million in the aggregate during the term of the Note Indenture; and such Restricted Payments shall be included in the calculation of the amount of Restricted Payments made since the date on which the Notes are issued.

 Limitation on Restrictions on Distributions From Subsidiaries

  The Company shall not, and shall not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligation owed to the Company or any Subsidiary, (ii) make any loans or advances to the Company or any Subsidiary or (iii) transfer any of its property or assets to the Company or any Subsidiary, in each case except: (1) any encumbrance or restriction pursuant to an agreement in effect on the date of the Note Indenture; (2) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Debt issued by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary or was acquired by the Company (other than Debt issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Debt issued pursuant to an agreement referred to in clause (1) or (2) of this paragraph; provided, however, that the encumbrances and restrictions contained in any such refinancing agreement are no less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the agreements being refinanced; (4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease; (5) restrictions contained in security agreements securing Debt of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements; and (6) any such encumbrance or restriction relating to a Non-Recourse Subsidiary.

 Limitation on Sales of Assets and Subsidiary Stock

  The Company shall not, and shall not permit any Subsidiary to, make any Asset Disposition unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including a determination as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition, and, except in the case of an asset disposition which would constitute a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, of a refrigerated warehouse that is not subject to the lien of the Bond Indenture, at least 90% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be) either (A) to the extent the Company elects (or is required by the terms of any Senior Debt), to redeem, prepay, repay or purchase Senior Debt or Debt of a Wholly Owned Subsidiary to the extent the asset disposed of was previously held by such Wholly Owned Subsidiary (in each case other than Debt owed to the Company or an Affiliate of the Company) within 90 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or (B) to the extent of Net Available Cash not so applied in accordance with clause (A), to the acquisition by the Company or any Wholly Owned Subsidiary of Tangible Property of a nature or type or that is used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the Tangible Property of, or the business of, the Company and its Subsidiaries existing on the date of such acquisition (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution); and (C) to the extent there is Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined below) to purchase Notes pursuant to and subject to the conditions of the following paragraph and to effect any Offer accepted, in each case within one year from the later of the receipt of such Net Available Cash and the date the Offer described in the following paragraph is consummated; provided, however, that in connection with any redemption, prepayment, repayment or purchase of Debt pursuant to clause (A) above, the Company shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so redeemed, prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and its Subsidiaries shall only be required to apply any Net Available Cash in accordance with this paragraph to the extent that the aggregate Net Available Cash from all Asset

Dispositions exceeds $20 million. Pending application of Net Available Cash pursuant to this paragraph, such Net Available Cash shall be invested in Permitted Investments.

  To the extent that there is Net Available Cash remaining after (i) any elected or required payment of Senior Debt or Debt of a Wholly Owned Subsidiary as described in clause (ii)(A) of the previous paragraph and (ii) any acquisition of Tangible Property as described in clause (ii)(B) of the previous paragraph, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price equal to the applicable redemption price, plus accrued interest. The Company shall not be required to make an Offer for Notes pursuant to this paragraph if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (ii)(A) and (B) of the previous paragraph) is less than $5.0 million for any particular Asset Disposition (which lesser amounts shall not be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the
Note Indenture by virtue thereof.

 Limitation on Transactions with Affiliates

  The Company shall not, and shall not permit any Subsidiary to, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or any legal or beneficial owner of five percent or more of any class of Capital Stock of the Company or with any Affiliate of such owner (other than a Wholly Owned Subsidiary of the Company or an employee stock ownership plan for the benefit of the Company's or a Subsidiary's employees) unless (i) the terms of such business, transaction or series of transactions are (a) set forth in writing and (b) as favorable to the Company or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of related transactions in arm's-length dealings with an unrelated third Person and (ii) the Board of Directors has, by resolution, determined in good faith that such business or transaction or series of related transactions meets the criteria set forth in (i) above. This paragraph, however, will not prohibit any dividend or distribution permitted under the covenant described under "Limitation on Restricted Payments" above.

 Securities and Exchange Commission Reports

  The Company shall file with the Note Trustee and provide the Holders of the Notes, within 15 days after it files them with the Securities and Exchange Commission (the "Commission") , copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall continue to file with the Commission so long as any Notes remain outstanding and provide the Note Trustee and Holders of the Notes with such annual reports and such information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which are specified in Sections 13 and 15(d) of the Exchange Act.

  The holders of the Senior Debt are entitled to the benefit of covenants and other provisions similar to those contained in the Note Indenture, including, without limitation, those relating to Change of Control, defeasance and optional redemptions, that in many cases are substantially similar to or more restrictive than the covenants and other provisions described herein. The holders of the Senior Debt are also entitled to the benefits of the subordination provisions of the Note Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Company (if not the Company) expressly assumes by an indenture supplemental to the Note Indenture, executed and delivered to the Note Trustee, in form satisfactory to the Note Trustee, all the obligations of the Company under the Notes and the
Note Indenture; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default has occurred and is continuing; (iii) immediately after giving effect to such transaction, the Consolidated EBITDA Coverage Ratio of the Successor Company is at least 1:1; provided, however, that, if the Consolidated EBITDA Coverage Ratio of the Company before giving effect to such transaction is within the range set forth in column (A) below, then the Consolidated EBITDA Coverage Ratio of the Successor Company, as the case may be, shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Consolidated EBITDA Coverage Ratio prior to such transaction and (2) the ratio set forth in column C below:

    (A)                                                              (B)  (C)
    ---                                                              --- ------
1.11:1 to 1.99:1.................................................... 90% 1.50:1
2.00:1 to 2.99:1.................................................... 80% 2.10:1
3.00:1 to 3.99:1.................................................... 70% 2.40:1
4.00:1 or more...................................................... 60% 2.50:1

(iv) immediately after giving effect to such transaction, the Successor Company has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company delivers to the Note Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Note Indenture.

  The Successor Company will be the successor to the Company and will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Note Indenture, but the predecessor Company in the case of a conveyance, transfer or lease will not be released from the obligation to pay the principal of and interest on the Notes.

DEFAULTS

  An Event of Default is defined in the Note Indenture as (i) a default in the payment of interest on any Notes when due and payable, continued for 30 days,
(ii) a default in the payment of the principal of or premium (if any) on any Notes when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "Consolidation, Merger and Sale of Assets" above, (iv) the failure by the Company to comply for 30 days after notice with any of its covenants or agreements in the Notes or the Note Indenture (other than those described in clause (i), (ii) or (iii) of this paragraph), (v) Debt of the Company or any Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $5.0 million or its foreign currency equivalent and such failure continues for 10 days after notice (the "cross acceleration provision"), (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary (the "bankruptcy provisions"), or (vii) any judgment or decree for the payment of money in excess of $5.0 million is rendered against the Company and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (B), such default continues for 10 days after notice (the "judgment default provision"). However, a default under clause (iv), (v) or (vii)(B) above will not constitute an Event of Default until the Note Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

  Subject to the subordination provisions in the Note Indenture, if an Event of Default occurs and is continuing, the Note Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will automatically become due and payable, without presentment, demand or other requirements of any kind. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  No Holder of Notes may pursue any remedy with respect to the Note Indenture or the Notes unless (i) such Holder has previously given the Note Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Note Trustee to pursue the remedy, (iii) such Holders have offered the Note Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Note Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Note Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Note Trustee or of exercising any trust or power conferred on the Note Trustee. The Note Trustee, however, may refuse to follow any direction that conflicts with law or the Note Indenture or that the Note Trustee determines is unduly prejudicial to the rights of any other Holder of Notes or that would involve the Note Trustee in personal liability.

  The Note Indenture provides that if a Default or Event of Default occurs and is continuing and is known to the Note Trustee, the Note Trustee shall mail to each Holder of the Notes notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Notes, the Note Trustee may, however, withhold notice if and so long as it determines that withholding notice is in the interest of the Holders of the Notes. In addition, the Company is required to deliver to the Note Trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Company also is required to deliver to the Note Trustee, within 30 days after the occurrence thereof, written notice in the form of an officers' certificate of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENT, SUPPLEMENT, WAIVER

  Subject to certain exceptions, the Note Indenture may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding, and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of outstanding Notes, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Notes, (iii) reduce the principal of or extend the fixed maturity of any Notes, (iv) reduce the premium payable upon the redemption of any Note or change the time at which or circumstances under which any Notes may or shall be redeemed or repurchased, (v) make any Notes payable in money other than that stated in the Notes, (vi) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, or (viii) waive any Default in the payment of principal of or interest on any Notes.

  Without the consent of any Holder of Notes, the Company and the Note Trustee may at any time and from time to time amend or supplement the Note Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Note Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes or to make any change that does not adversely affect the rights of any Holder of the Notes.

  The consent of the Holders of the Notes is not necessary under the Note Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Note Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

  The Notes will be issued in registered form, and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

  Subject to certain covenants in documents governing certain of the Company's Senior Debt which prohibit certain restricted payments, including defeasance of the Notes, the Company may terminate all its obligations under the Notes and the Note Indenture ("legal defeasance") except for certain obligations, including those respecting the defeasance trust and obligation to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes, and the Company at any time may terminate (a) its obligations under the covenants described under "Certain Covenants," "Change of Control" and "Use of Proceeds," and the covenants relating to payment of taxes and other claims, the corporate existence of the Company's Subsidiaries, and certain obligations regarding books of record and account, notices and providing information to the Note Trustee, in each case, as described in the Note Indenture; (b) the operation of the following default provisions described above under "Defaults": the provision contained in clause (iv) concerning failure to comply with covenants (with respect to those covenants being defeased), the cross-acceleration provision contained in clause (v), certain of the bankruptcy provisions contained in clause (vi) (with respect to any Subsidiary) and the judgment default provision contained in clause (viii); and (c) the limitations contained in clauses (iii) and (iv) described above under "Consolidation, Merger and Sale of Assets" ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default which is being defeased, as described in the preceding paragraph, or because of the failure of the Company to comply with clause (iii) or (iv) under "Consolidation, Merger and Sale of Assets" above.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Note Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to the date of redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Note Trustee an opinion of counsel to the effect that Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in applicable federal income tax law).

CONCERNING THE NOTE TRUSTEE

  United States Trust Company of New York is to be the Note Trustee under the
Note Indenture and will be appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

  The Note Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  Certain definitions contained in the Note Indenture are listed below.

  Affiliate: The term "Affiliate" means with respect to any Person (i) any other Person (or group of Persons acting in concert in respect of such specified Person) which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director, executive officer or general partner (A) of such specified Person, (B) of any Subsidiary of such specified Person or (C) of any Person described in clause (i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, however, that a Person shall not be deemed to be an Affiliate of another Person solely as a result of a warehouse management contract entered into between such Persons in the ordinary course of business.

  Asset Disposition: The term "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries, other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business,
(iii) a disposition of obsolete or worn out assets in the ordinary course of business, (iv) a disposition subject to and made in accordance with the redemption provisions described above, (v) a disposition subject to the covenant described under "Certain Covenants--Limitation on Restricted Payments" above or (vi) a sale-and-leaseback transaction pursuant to which either (x) the lease in such sale-and-leaseback transaction is for a period, including renewal rights, of not in excess of three years or (y) the Company could incur Attributable Debt under "Certain Covenants--Limitation on Debt" above.

  Attributable Debt: The term "Attributable Debt" in respect of a sale- and-leaseback transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Series B Bonds compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended).

  Average Life: The term "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing
(i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption payment on such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  Capital Lease Obligation: The term "Capital Lease Obligation" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  Capital Stock: The term "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock.

  Consolidated EBITDA Coverage Ratio: The term "Consolidated EBITDA Coverage Ratio" as determined on any date means the ratio of (i) the aggregate amount of Consolidated Net Income plus (to the extent deducted in calculating Consolidated Net Income) Consolidated Interest Expense, income taxes, depreciation expense, amortization expense, non-cash write-offs of deferred financing costs, non-cash deductions for contributions to the ESOP and any loss realized upon the sale or other disposition of any property, plant or equipment of the Company or a Subsidiary, including pursuant to any sale or leaseback arrangement (but without giving any effect to any extraordinary gain or loss) for the Reference Period to (ii) the aggregate amount of Consolidated Interest Expense for the Reference Period.

  Consolidated Interest Expense: The term "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost,
(iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with investments in discontinued operations and (ix) interest actually paid by the Company or any of its consolidated Subsidiaries under any guarantee of Debt or any other obligation of any other Person.

  Consolidated Net Income: The term "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income:

    (i) any net income of any Person if such Person is not a Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

    (ii) any net income of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (iii) any net income of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Subsidiary during such period to the Company or another

  Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any sale and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; or

    (v) the cumulative non-cash effect of a change in accounting principles, including (A) the cumulative or one-time non-cash charges associated with the implementation of SFAS 106 by the Company with respect to services rendered by employees in periods prior to its implementation, but excluding any effects of such implementation with respect to services rendered in periods following such implementation, and (B) any cumulative or one-time non-cash charges associated with the implementation of SFAS 109.

  Consolidated Net Tangible Assets: The term "Consolidated Net Tangible Assets" means the total assets shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis using generally accepted accounting principles, as of any date selected by the Company not more than 90 days prior to the taking of any action for the purpose of which the determination is being made, less (i) all current liabilities and minority interests and (ii) goodwill and other intangibles.

  Consolidated Net Worth: The term "Consolidated Net Worth" of any Person means the total amounts shown on the balance sheet of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock, and excluding amounts attributable to cumulative or onetime non-cash charges associated with the implementation of SFAS 106 and 109.

  Debt: The term "Debt" of any Person means, without duplication,

    (i) all obligations of such Person in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by the Notes, or the First Mortgage Bonds, or notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable including, without limitation (x) all Obligations (as defined in the Bond Indenture), in respect of money owed under the Bond Indenture (y) interest accruing subsequent to an event of bankruptcy or reorganization relating to the Company, whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code, and (z) the fees and expenses of the Institutional Investor payable under the Second Investment Agreement;

    (ii) all Capital Lease Obligations of such Person;

    (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

    (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Stock or Exchangeable Stock;

    (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; provided, however, that to the extent such Person is responsible or liable only for the obligation of another Person to pay interest on Debt, then a designated percentage of such interest or the amount of the underlying Debt, as the case may be, shall be deemed Debt of the referent Person and the amount of such deemed Debt of the referent Person shall be equal to the lesser of (A) the aggregate principal amount of the underlying Debt or (B) the aggregate amount of interest due or payable over the term of such Debt (or the term of the Notes, if shorter) determined based upon the rate of interest in effect as of the date of such determination, together with the maximum prepayment premium or penalty which could become due or payable with respect to such Debt if such Debt was prepaid prior to the maturity of the Notes;

    (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

    (viii) all obligations of such Person consisting of modifications, renewals, extensions, replacements and refundings of any obligations described in any of clauses (i) through (vii).

  Default: The term "Default" means any condition or event which constitutes or which, after notice or lapse of time or both, would constitute an Event of Default under the Note Indenture.

  ESOP: The term "ESOP" means the Company's Employee Stock Ownership Plan.

  ESOP Preferred Stock: The term "ESOP Preferred Stock" means shares of preferred stock of the Company held by the ESOP.

  Exchangeable Stock: The term "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

  Holder: The term "Holder" means the Person in whose name Notes is registered on the Registrar's books.

  Interest Rate Protection Agreement: The term "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

  Investment: The term "Investment" in any Person means any loan or advance to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, such Person.

  Lien: The term "Lien" means any mortgage, pledge, security interest, conditional sale or other title retention agreement, constructive trust or other similar lien.

  Net Available Cash: The term "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition, and in each case net of all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments required to be made and actually made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

  Net Cash Proceeds: The term "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  Non-Convertible Capital Stock: The term "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

  Non-Recourse Debt: The term "Non-Recourse Debt" means Debt or that portion of Debt of a Subsidiary as to which (i) neither the Company nor any Subsidiary (other than a Non-Recourse Subsidiary) (A) provides credit support, (B) is directly or indirectly liable or (C) constitutes a lender and (ii) no default with respect to such Debt (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any other Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

  Non-Recourse Subsidiary: The term "Non-Recourse Subsidiary" means a Subsidiary (i) which has been organized or acquired after the date of the Note Indenture, (ii) which has not acquired any assets (other than (x) cash and (y) receivables purchased by such Subsidiary for fair market value) directly or indirectly from the Company or any Subsidiary, (iii) which has no Debt other than Non-Recourse Debt and (iv) which has been designated as a Non-Recourse Subsidiary by the Board of Directors of the Company, as provided below. The Board of Directors of the Company may designate any Subsidiary organized or acquired after the date of the Note Indenture as a Non-Recourse Subsidiary; provided, however, that, notwithstanding the foregoing, no Subsidiary as of the date of the Note Indenture shall be reclassified as a Non-Recourse Subsidiary or become a Subsidiary of a Non-Recourse Subsidiary. The Note Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors under this provision, together with a certified copy of each such resolution adopted and an officers' certificate certifying that such designation complies with the foregoing conditions.

  Parent: The term "Parent" means any Person of which the Company is a Subsidiary at the relevant time.

  Permitted Holders: The term "Permitted Holders" means Kelso and its Affiliates, the Co-Investors and the Management Shareholders. The terms Kelso, Co-Investors and Management Shareholders have the respective meanings specified in the Stockholders' Agreement, as in effect on the date of the Note Indenture.

  Permitted Investments: The term "Permitted Investments" shall mean (i) U.S. Government Obligations maturing within 90 days of the date of acquisition thereof, (ii) investments in certificates of deposit maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million or issued in an amount not to exceed $1.0 million at any time by United States National Bank of Oregon (or, if United States National Bank of Oregon ceases to be the bank with which the Company has its principal banking relationship, the bank with which the Company then has its principal banking relationship), (iii) investments in commercial paper given the highest rating (i.e., A-1/P-1 or better) by two established national credit rating agencies and maturing not more than 90 days from the date of acquisition thereof and (iv) solely with respect to investments by the Note Trustee, in the absence of any direction by the Company or during the continuance of a Default or an Event of Default, shares in any money market fund registered under the Investment Company Act of 1940, as amended, the portfolio of which is limited to U.S. Government Obligations and U.S. agency obligations.

  Person: The term "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  Preferred Stock: The term "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  Public Equity Offering: The term "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

  Purchase Money Debt: The term "Purchase Money Debt" means Debt (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Debt does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition or construction by the Company or any Subsidiary of such asset, including additions and improvements; provided, however, that (i) any Lien arising in connection with any such Debt shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached, and (ii) the principal amount of such Debt does not exceed the lesser of 80% of the cost or 80% of the fair market value of the asset being financed (such fair market value as determined in good faith by the Board of Directors, as evidenced by a resolution).

  Redeemable Stock: The term "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Notes.

  Reference Period: The term "Reference Period," with respect to any computation of the Consolidated EBITDA Coverage Ratio, means the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of determination of the Consolidated EBITDA Coverage Ratio.

  Senior Debt: The term "Senior Debt" means Debt unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are pari passu or junior or subordinate in right of payment to the Notes; provided, however, that Senior Debt shall not be deemed to include (1) any obligation of the Company to any Subsidiary, (2) any liability for federal, state, local or other taxes owed or owing by the Company, other than reimbursement obligations of the Company in respect of such taxes that are paid on behalf of the Company pursuant to the provisions in the Mortgages (as defined in the Bond Indenture) that permit the mortgagee to make such payment, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness, guarantee or obligation of the Company which is subordinate or junior in any respect to any other indebtedness, guarantee or obligation of the Company (including, without limitation, the Notes), (5) the portion of any Debt issued in violation of the covenant concerning "Limitation on Debt" or "Limitation on Senior Subordinated Debt" or (6) any obligations of the Company or any Subsidiary with respect to the redemption, repayment or other repurchase of any Redeemable Stock or Exchangeable Stock.

  Senior Subordinated Debt: The term "Senior Subordinated Debt" means the Notes and any other Debt of the Company, which by its terms or the terms of the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that such Debt is to rank pari passu with the Notes in right of payment to any Debt or other obligation of the Company which is not Senior Debt of the Company.

  Stated Maturity: The term "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption or prepayment provision.

  Stockholders' Agreement: The term "Stockholders' Agreement" means the Stockholders' Agreement, dated as of December 24, 1986, as amended or restated, among the Company and the parties listed on the signature pages thereof.

  Subordinated Obligation: The term "Subordinated Obligation" means any Debt of the Company (whether outstanding on the date hereof or hereafter incurred) which is subordinate or junior in right of payment to the Notes.

  Subsidiary: The term "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company, (ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries.

  Tangible Property: The term "Tangible Property" means all land, buildings, machinery and equipment and leasehold interests and improvements which would be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles, excluding (i) all such tangible property located outside the United States of America, (ii) all rights, contracts and other intangible assets of any nature whatsoever and (iii) all inventories and other current assets.

  U.S. Government Obligations: The term "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  Voting Stock: The term "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

  Wholly Owned Subsidiary: The term "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

                                  UNDERWRITING

  Under the terms and subject to the conditions in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Notes set forth opposite their respective names below:

                                                                    PRINCIPAL
         UNDERWRITER                                             AMOUNT OF NOTES
         -----------                                             ---------------
   Morgan Stanley & Co. Incorporated............................  $
   CS First Boston Corporation..................................
   Smith Barney Inc.............................................
                                                                  ------------
     Total......................................................  $120,000,000
                                                                  ============

  The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

  The Underwriters initially propose to offer the Notes directly to the public at the public offering price set forth on the cover page hereof and to certain dealers at a price that represents a concession not in excess of . % of the principal amount of the Notes. Each Underwriter may allow, and such dealers may reallow, a concession to certain other dealers not in excess of . % of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company does not intend to apply for listing of the Notes on any securities exchange or to seek approval for quotation of the Notes on any inter-dealer quotation system. The Notes will be tradeable in the over-the-counter market, but any such trading may be limited and sporadic. The Underwriters have advised the Company that they presently intend to make a market in the Notes, but they are not obligated to do so and any such market-making may be discontinued by the Underwriters in their sole discretion at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or the existence of trading markets for, the Notes.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  Morgan Stanley & Co. Incorporated acted as financial advisor to the Company in connection with the Prepackaged Bankruptcy. In addition, Morgan Stanley & Co. Incorporated has provided and may provide, from time to time, certain financial advisory services to Kelso and its affiliates.

  CS First Boston Corporation acted as underwriter in connection with the Company's offering of the First Mortgage Bonds. In addition, CS First Boston Corporation has provided and may provide, from time to time, certain financial advisory services to Kelso and its affiliates.

  Smith Barney Inc. acted as financial advisor to the Institutional Investor in connection with the Prepackaged Bankruptcy. In addition, Smith Barney Inc. has provided and may provide, from time to time, certain financial advisory services to Kelso and its affiliates.

                                 LEGAL MATTERS

  The validity of the Notes offered hereby will be passed upon for the Company by Tonkon, Torp, Galen, Marmaduke & Booth, Portland, Oregon. A member of Tonkon, Torp, Galen, Marmaduke & Booth currently serves as Secretary to the Company. The Underwriters have been represented by Debevoise & Plimpton, New York, New York. Debevoise & Plimpton has acted and may hereafter act as counsel for the Company and for Kelso from time to time on matters not relating to the Offering.

                                    EXPERTS

  The consolidated financial statements and schedules of the Company as of the last day of February 1994 and 1995 and for each of the years in the three-year period ended the last day of February 1995, included herein and elsewhere in the Registration Statement of which this Prospectus is a part, have been included in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP refer to changes in accounting for income taxes and postretirement benefits other than pensions.

                             ADDITIONAL INFORMATION

  The Company is subject to the information requirements of the Exchange Act. Reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained by mail, upon payment of the Commission's prescribed rates, by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company delivers a copy of its Annual Report on Form 10-K to certain of its equity security holders and provides and will continue to provide to the holders of its outstanding debt securities annual reports and other information, documents and reports specified in Sections 13 and 15 of the Exchange Act and filed with the Commission pursuant to the terms of the relevant indenture.

  The Company has filed a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

  The Company's consolidated financial statements as of the last day of February 1994 and 1995, the last day of November 1994 and 1995, and related information listed below, are set forth in the following section of this Prospectus.

TITLE                                                                  PAGE
-----                                                                  ----
Audited Financial Statements
  Independent Auditors' Report........................................  F-2
  Consolidated Balance Sheets as of the last day of February 1994 and
   1995...............................................................  F-3
  Consolidated Statements of Operations for years ended the last day of February 1993, 1994 and 1995....................................  F-4
  Consolidated Statements of Common Stockholders' Deficit for years ended the last day of February 1993, 1994 and 1995.................  F-5
  Consolidated Statements of Cash Flows for years ended the last day of February 1993, 1994 and 1995....................................  F-6
  Notes to Consolidated Financial Statements as of the last day of
   February 1994 and 1995.............................................  F-7
Unaudited Financial Statements
  Consolidated Balance Sheets as of the last day of February 1995 and
   November 1995...................................................... F-20
  Consolidated Statements of Operations for the Three and Nine Months
   ended as of the last day of November 1994 and 1995................. F-21
  Consolidated Statements of Cash Flows for Nine Months ended as of the last day of November 1994 and 1995............................. F-22
  Notes to Consolidated Financial Statements for Nine Months ended as of the last day of November 1995................................... F-23

KPMG Peat Marwick LLP                            Telephone 503 221 6500
Suite 2000                                       Telefax 503 796 7650
1211 South West Fifth Avenue
Portland, OR 97204

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Americold Corporation:

  We have audited the consolidated balance sheets of Americold Corporation as of the last day of February 1994 and 1995, and the related consolidated statements of operations, common stockholders' deficit and cash flows for each of the years in the three-year period ended the last day of February 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with general accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Americold Corporation as of the last day of February 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended the last day of February 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, Americold Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" during the year ended the last day of February 1994.

                                          /s/ KPMG Peat Marwick LLP

Portland, Oregon
May 12, 1995, except for Notes 15 and 16, which are as of June 30, 1995


Member Firm of Klyveld Peat Marwick Goerdeler

                             AMERICOLD CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       LAST DAY OF FEBRUARY 1994 AND 1995

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                           ASSETS                               1994       1995
                           ------                             ---------  ---------
Current assets:
  Cash and cash equivalents (notes 15 and 16)...............  $   3,892  $  33,163
  Trade receivables, less allowance for doubtful accounts of
   $298 and $313, respectively (note 7).....................     16,702     20,510
  Other receivables, less allowance for doubtful accounts of
   $4,100 and $-0-, respectively (note 14)..................      8,351      2,105
  Prepaid expenses..........................................      3,972      5,240
  Tax refund receivable.....................................      1,291        279
  Other current assets......................................        628        695
                                                              ---------  ---------
    Total current assets....................................     34,836     61,992
Net property, plant and equipment (notes 2, 4 and 7)........    375,772    367,248
Cost in excess of net assets acquired, less accumulated
 amortization of $17,230 and $19,765, respectively..........     82,563     80,028
Debt issuance costs, less accumulated amortization of $5,540
 and $6,803, respectively (notes 7 and 12)..................      9,371      8,953
Other noncurrent assets (note 3)............................     26,161     26,374
                                                              ---------  ---------
    Total assets............................................  $ 528,703  $ 544,595
                                                              =========  =========
   LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS'
                          DEFICIT
   -----------------------------------------------------
Current liabilities:
  Accounts payable..........................................  $   5,450  $   6,741
  Accrued interest..........................................     17,334     17,683
  Accrued expenses (note 5).................................      7,512     11,345
  Deferred revenue..........................................      4,772      5,914
  Current maturities of long-term debt (notes 7 and 16).....      2,281     31,315
  Other current liabilities (notes 4 and 6).................      4,944      3,912
                                                              ---------  ---------
    Total current liabilities...............................     42,293     76,910
Long-term debt, less current maturities (notes 7 and 16)....    467,337    442,912
Deferred income taxes (note 11).............................    104,558    106,098
Other noncurrent liabilities (notes 4 and 8)................     11,744     10,633
                                                              ---------  ---------
    Total liabilities.......................................    625,932    636,553
                                                              ---------  ---------
Preferred stock, Series A, $100 par value. Authorized
 1,000,000 shares; issued and outstanding 49,672 and 52,936
 shares, respectively (note 10).............................      5,348      5,789
                                                              ---------  ---------
Common stockholders' deficit (notes 7, 8 and 9):
  Common stock, $.01 par value. Authorized 10,000,000
   shares; issued and outstanding 4,863,999 and 4,860,934
   shares, respectively.....................................         49         49
  Additional paid-in capital................................     49,082     49,022
  Retained deficit..........................................   (151,653)  (146,775)
  Adjustment for minimum pension liability..................        (55)       (43)
                                                              ---------  ---------
    Total common stockholders' deficit......................   (102,577)   (97,747)
                                                              ---------  ---------
Commitments and contingencies (notes 4, 7, 8 and 16)
    Total liabilities, preferred stock and common stockhold-
     ers' deficit...........................................  $ 528,703  $ 544,595
                                                              =========  =========

          See accompanying notes to consolidated financial statements.

                             AMERICOLD CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              YEARS ENDED LAST DAY OF FEBRUARY 1993, 1994 AND 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    1993      1994      1995
                                                  --------  --------  --------
Net sales........................................ $196,130  $198,887  $215,207
                                                  --------  --------  --------
Operating expenses:
  Cost of sales..................................  118,846   126,273   138,132
  Amortization of cost in excess of net assets
   acquired......................................    2,533     2,531     2,535
  Selling and administrative expenses............   27,192    27,090    25,955
  Employee stock ownership plan expense (notes 8
   and 10).......................................      750       --        750
                                                  --------  --------  --------
    Total operating expenses.....................  149,321   155,894   167,372
                                                  --------  --------  --------
    Gross operating margin.......................   46,809    42,993    47,835
                                                  --------  --------  --------
Other income (expense):
  Interest income................................      323       757     1,870
  Interest expense...............................  (51,943)  (55,403)  (55,344)
  Amortization of debt issuance costs............   (1,173)   (1,249)   (1,276)
  Gain on insurance settlement (note 14).........      --        --     16,953
  Other, net.....................................      289       680       753
                                                  --------  --------  --------
    Total other expense..........................  (52,504)  (55,215)  (37,044)
                                                  --------  --------  --------
Income (loss) before income taxes, extraordinary
 item and cumulative effect of accounting
 principle changes...............................   (5,695)  (12,222)   10,791
Provision (benefit) for income taxes (note 11)...    2,455    (1,183)    5,227
                                                  --------  --------  --------
    Income (loss) before extraordinary item and
     cumulative effect of accounting principle
     changes.....................................   (8,150)  (11,039)    5,564
Extraordinary item, net of income tax benefit of
 $1,192 (note 12)................................      --     (1,848)      --
Cumulative effect on prior years of accounting
 principle changes for:
  Income taxes (note 11).........................      --    (61,833)      --
  Postretirement benefits other than pensions,
   net of income tax benefit of $1,490 (note 8)..      --     (2,401)      --
                                                  --------  --------  --------
    Net income (loss)............................ $ (8,150) $(77,121) $  5,564
                                                  ========  ========  ========
Income (loss) per share:
  Income (loss) before extraordinary item and
   cumulative effect of accounting principle
   changes....................................... $  (1.80) $  (2.39) $   1.00
  Extraordinary item.............................      --       (.38)      --
  Cumulative effect of accounting principle
   changes:
   Income taxes..................................      --     (12.74)      --
   Postretirement benefits other than pensions...      --       (.49)      --
                                                  --------  --------  --------
    Net income (loss) per common share........... $  (1.80) $ (16.00) $   1.00
                                                  ========  ========  ========
Weighted average number of shares outstanding....    4,839     4,855     4,864
                                                  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                             AMERICOLD CORPORATION

            CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' DEFICIT
              YEARS ENDED LAST DAY OF FEBRUARY 1993, 1994 AND 1995

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       ADJUSTMENT
                                                          FOR
                                 ADDITIONAL             MINIMUM   TOTAL COMMON
                          COMMON  PAID-IN   RETAINED    PENSION   STOCKHOLDERS'
                          STOCK   CAPITAL    DEFICIT   LIABILITY     DEFICIT
                          ------ ---------- ---------  ---------- -------------
Balance last day of Feb-
 ruary 1992.............   $48    $48,332   $ (65,237)    $(25)     $ (16,882)
Purchase of common stock
 (1,910 shares).........   --         (19)        --       --             (19)
Issuance of common stock
 (17,476 shares)........     1        449         --       --             450
14.25% preferred stock
 dividend...............   --         --         (183)     --            (183)
Undeclared cumulative
 preferred stock divi-
 dend...................   --         --         (387)     --            (387)
Adjustment for minimum
 pension liability......   --         --          --        (4)            (4)
Net loss................   --         --       (8,150)     --          (8,150)
                           ---    -------   ---------     ----      ---------
Balance last day of Feb-
 ruary 1993.............    49     48,762     (73,957)     (29)       (25,175)
Issuance of common stock
 (13,333 shares)........   --         320         --       --             320
13.25% preferred stock
 dividend...............   --         --         (194)     --            (194)
Undeclared cumulative
 preferred stock divi-
 dend...................   --         --         (381)     --            (381)
Adjustment for minimum
 pension liability......   --         --          --       (26)           (26)
Net loss................   --         --      (77,121)     --         (77,121)
                           ---    -------   ---------     ----      ---------
Balance last day of Feb-
 ruary 1994.............    49     49,082    (151,653)     (55)      (102,577)
Purchase of common stock
 (3,065 shares).........   --         (60)        --       --             (60)
11.5% preferred stock
 dividend...............   --         --         (190)     --            (190)
Undeclared cumulative
 preferred stock divi-
 dend...................   --         --         (496)     --            (496)
Adjustment for minimum
 pension liability......   --         --          --        12             12
Net income..............   --         --        5,564      --           5,564
                           ---    -------   ---------     ----      ---------
Balance last day of Feb-
 ruary 1995.............   $49    $49,022   $(146,775)    $(43)     $ (97,747)
                           ===    =======   =========     ====      =========

          See accompanying notes to consolidated financial statements.

                             AMERICOLD CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              YEARS ENDED LAST DAY OF FEBRUARY 1993, 1994 AND 1995

                                 (IN THOUSANDS)

                                                    1993      1994       1995
                                                  --------  ---------  --------
Cash flows from operating activities:
 Net income (loss)..............................  $ (8,150) $ (77,121) $  5,564
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
 Depreciation...................................    17,725     19,938    20,140
 Amortization of cost in excess of net assets
  acquired......................................     2,533      2,531     2,535
 Amortization of debt issuance costs............     1,173      1,249     1,276
 Amortization of original issue discount........     1,068      1,205     1,369
 (Gain) loss on sale of assets..................       (63)         8      (286)
 Gain on insurance settlement...................       --         --    (16,953)
 Gain on termination of capital lease...........       --        (514)      --
 Other amortization.............................       373        408       302
 Employee stock ownership plan expense..........       450        320       --
 Cumulative effect of accounting principle
  changes.......................................       --      64,234       --
 Write-off of unamortized issuance costs........       --       3,040       --
 Change in assets and liabilities:
  Receivables...................................     1,963       (336)   (6,952)
  Prepaid expenses..............................    (1,569)    (1,067)   (1,268)
  Tax refund receivable.........................    (1,384)        93     1,012
  Other current assets..........................       (42)       165       (67)
  Accounts payable..............................        24       (890)    1,291
  Accrued interest..............................      (161)     7,166       349
  Accrued expenses..............................      (311)      (458)    3,833
  Deferred revenue..............................      (479)      (443)    1,142
  Other current liabilities.....................       989        906    (1,032)
  Deferred income taxes.........................     1,533     (1,375)    1,540
  Other noncurrent liabilities..................     2,028       (583)   (1,111)
                                                  --------  ---------  --------
   Net cash provided by operating activities....    17,700     18,476    12,684
                                                  --------  ---------  --------
Cash flows from investing activities:
 Proceeds from sale of assets...................  $     16  $      26  $  1,105
 Expenditures for property, plant and equip-
  ment..........................................    (7,661)    (8,925)  (13,203)
 Purchase of long-term investment...............       --      (1,000)     (447)
 Proceeds from insurance policies...............       --         --     26,343
 Expenditures for logistics software............       --         --     (1,650)
 Other items, net...............................    (1,098)      (994)      287
                                                  --------  ---------  --------
 Net cash provided (used) by investing activi-
  ties..........................................    (8,743)   (10,893)   12,435
                                                  --------  ---------  --------
Cash flows from financing activities:
 Net repayments under credit agreement..........   (15,417)    (8,583)      --
 Principal payments under capital lease and
  other debt obligations........................    (2,457)    (2,496)   (2,087)
 Proceeds from mortgage.........................       --         --     13,475
 Payoff of note.................................       --         --     (9,044)
 Net proceeds, excluding escrow amounts, from
  financing lien................................     3,950        --        --
 Net proceeds, excluding escrow amounts, from
  sale of mortgage bonds........................       --     150,000       --
 Retirement of mortgage bonds...................       --    (150,000)      --
 Release of escrow funds........................     7,000      5,809     2,714
 Debt issuance costs............................      (905)      (870)     (846)
 Purchase of treasury stock.....................       (19)       --        (60)
                                                  --------  ---------  --------
 Net cash provided (used) by financing activi-
  ties..........................................    (7,848)    (6,140)    4,152
                                                  --------  ---------  --------
 Net increase in cash and cash equivalents......     1,109      1,443    29,271
Cash and cash equivalents at beginning of year..     1,340      2,449     3,892
                                                  --------  ---------  --------
Cash and cash equivalents at end of year........  $  2,449  $   3,892  $ 33,163
                                                  ========  =========  ========
Supplemental disclosure of cash flow informa-
 tion:
 Cash paid during the year for interest, net of
  amounts capitalized...........................  $ 51,036  $  47,031  $ 53,626
 Cash paid during the year for income taxes.....     2,415        491     2,675
Supplemental schedule of noncash investing and
 financing activities:
 Capital lease obligations incurred to lease new
  equipment.....................................  $  1,217  $     954  $  1,120
 Warehouse facility purchased by long-term
  debt..........................................    10,000        --        --
 Net book value of assets included in other re-
  ceivables.....................................     1,008      3,623       --
 Financing lease proceeds placed in escrow......    12,050        --        --
 Bond proceeds placed in escrow, net of debt is-
  suance costs of $3,966........................       --      22,284       --
 Sale proceeds placed in escrow.................       --         --      1,483

          See accompanying notes to consolidated financial statements.

                             AMERICOLD CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       LAST DAY OF FEBRUARY 1994 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Accounting policies and methods of their application that significantly affect the determination of financial position, cash flows and results of operations are as follows:

 (a) Business Description

  Americold Corporation (the Company) provides integrated logistics services for the frozen food industry consisting of warehousing and transportation management. These services are provided through the Company's network of 51 refrigerated warehouses and its refrigerated transportation management unit. The Company has a wholly-owned warehousing subsidiary, Americold Services Corporation.

  In addition, the Company operates a limestone quarry. This business is not significant to the Company as a whole and is not required to be reported as separate industry segment.

 (b) Principles of Consolidation

  The consolidated financial statements include the accounts of Americold Corporation and its wholly-owned subsidiary. All significant intercompany transactions, profits, and balances have been eliminated.

 (c) Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is generally provided on the straight-line method over the estimated useful lives of the respective assets ranging from 3 to 45 years for financial reporting purposes and on accelerated methods for income tax purposes where possible. Property held under capital leases (at capitalized value) is amortized on the straight-line method over its estimated useful life, limited generally by the lease period. The amortization of the property held under capital leases is included with depreciation expense. Estimated remaining useful lives are reviewed periodically for reasonableness and any necessary change is generally effected at the beginning of the accounting period in which the revision is adopted.

  Maintenance and repairs are expensed in the year incurred; major renewals and betterments of equipment and refrigerated facilities are capitalized and depreciated over the remaining life of the asset.

 (d) Cost in Excess of Net Assets Acquired

  On December 24, 1986, all the outstanding capital stock of the Company was acquired by a private group consisting of affiliates of Kelso & Company, Inc., certain institutional investors and certain key employees and members of the Company's management. The acquisition of the Company (the Acquisition) was accounted for as a purchase. An allocation of the purchase price was made to the acquired assets and liabilities based on their estimated fair market values at the date of acquisition. The unallocated purchase price is the Company's estimate of goodwill associated with the acquisition and is being amortized using the straight-line method over a period of 40 years.

  On March 1, 1990, the Company acquired the warehousing business of an unrelated third party. The goodwill associated with the acquisition is being amortized using the straight-line method over a period of 15 years.

  The Company assesses the recoverability of the goodwill by determining whether the amortization of the goodwill balance over its remaining useful life can be recovered through projected undiscounted future

                             AMERICOLD CORPORATION
net income. The amount of goodwill impairment, if any, is measured based on projected discounted future net income using a discount rate reflecting the Company's current average cost of funds.

 (e) Debt Issuance Costs

  Debt issuance costs incurred are amortized over the term of the related debt.

 (f) Income Taxes

  In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109). Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Effective March 1, 1993, the Company adopted Statement 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1994 consolidated statement of operations (note 11).

  Pursuant to the deferred method under APB Opinion 11, which was applied in 1993 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes using the tax rate applicable for the year of calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

 (g) Postretirement Benefits Other Than Pensions

  In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106, "Postretirement Benefits Other Than Pensions" (Statement 106). Statement 106 requires the recognition of a liability for obligations for postretirement benefits expected to be provided to or for an employee to be accrued during the service lives of the employees. The Company previously expensed the cost of such benefits, which are principally health care, as claims were received.

  Effective March 1, 1993, the Company adopted Statement 106 and has reported the cumulative effect of that change in the method of accounting for postretirement benefits other than pensions in the 1994 consolidated statement of operations (note 8).

 (h) Revenue Recognition

  The Company's revenues are primarily derived from services provided to customers in both handling and storing frozen products. Handling and storage revenue is based primarily upon the total weight of frozen product received into and held in storage and is recognized as earned, not as billed. Differences between revenue earned and revenue billed are recorded as deferred revenue. Approximately 50% of the handling revenue is deferred until the customers' products are delivered.

                             AMERICOLD CORPORATION

  The Company's transportation management services revenues are primarily derived from freight services. Revenues and direct costs are recognized upon delivery of freight.

 (i) Income (loss) Per Share

  Income (loss) per common share is computed by dividing net income (loss), less preferred dividend requirements, by the weighted average number of common shares outstanding.

 (j) Major Customers

  Consolidated net sales to H.J. Heinz Co. and subsidiaries amounted to approximately $26.6 million, $35.8 million and $45.5 million in the years ended the last day of February 1993, 1994 and 1995, respectively. For the year ended the last day of February 1993, consolidated net sales to ConAgra, Inc. and subsidiaries amounted to approximately $21.3 million. No other customers accounted for 10% or more of consolidated sales.

 (k) Cash and Cash Equivalents

  The Company considers all highly liquid investment instruments with a maturity of three months or less when purchased to be cash equivalents. There were cash equivalents of $-0- and $25.2 million as of the last day of February 1994 and 1995, respectively.

(2) NET PROPERTY, PLANT AND EQUIPMENT

  Net property, plant and equipment consists of the following (in thousands):

                                                                 LAST DAY OF
                                                                  FEBRUARY
                                                              -----------------
                                                                1994     1995
                                                              -------- --------
Land......................................................... $ 31,476 $ 31,087
Refrigerated facilities, buildings and land improvements.....  426,275  433,667
Machinery and equipment......................................   56,702   59,300
                                                              -------- --------
                                                               514,453  524,054
Less accumulated depreciation................................  138,681  156,806
                                                              -------- --------
  Net property, plant and equipment.......................... $375,772 $367,248
                                                              ======== ========

(3) OTHER NONCURRENT ASSETS

  Other noncurrent assets consist of the following (in thousands):

                                                                   LAST DAY
                                                                 OF FEBRUARY
                                                               ---------------
                                                                1994    1995
                                                               ------- -------
Restricted funds held by trustee (note 7)..................... $21,899 $20,669
Real estate owned, less allowance for loss of $43 and $-0-,
 respectively.................................................     440     300
Security deposits.............................................     424     393
Other.........................................................   3,398   5,012
                                                               ------- -------
                                                               $26,161 $26,374
                                                               ======= =======

                             AMERICOLD CORPORATION

(4) LEASES

  Assets under capital leases are included in net property, plant and equipment and consist of the following (in thousands):

                                                                  LAST DAY
                                                                 OF FEBRUARY
                                                               ---------------
                                                                1994    1995
                                                               ------- -------
Land, refrigerated facilities, buildings and land improve-
 ments........................................................ $ 7,140 $ 7,140
Machinery and equipment.......................................   4,255   4,249
                                                               ------- -------
                                                                11,395  11,389
Less accumulated depreciation.................................   3,540   3,575
                                                               ------- -------
                                                               $ 7,855 $ 7,814
                                                               ======= =======

  Future minimum lease payments under noncancelable leases for years ending after the last day of February 1995 are as follows (in thousands):

 YEAR ENDING THE LAST                                              CAPITAL OPERATING
   DAY OF FEBRUARY                                                LEASES   LEASES
--------------------                                              ------- ---------
      1996....................................................... $1,826   $ 7,962
      1997.......................................................  1,548     6,798
      1998.......................................................  3,773     5,472
      1999.......................................................    522     4,626
      2000.......................................................    402     2,974
      Thereafter.................................................  1,808     5,006
                                                                  ------   -------
        Total minimum lease payments.............................  9,879   $32,838
                                                                           =======
      Less amounts representing interest.........................  2,424
                                                                  ------
      Present value of net minimum lease payments................ $7,455
                                                                  ======

  Included in expenses for the years ended the last day of February 1993, 1994 and 1995 are approximately $8.7 million, $9.1 million and $9.5 million, respectively, of rental expense net of sublease rentals for operating leases.

(5) ACCRUED EXPENSES

  Accrued expenses consist of the following (in thousands):

                                                                    LAST DAY
                                                                  OF FEBRUARY
                                                                 --------------
                                                                  1994   1995
                                                                 ------ -------
Accrued payroll................................................. $1,498 $ 4,226
Accrued vacation pay............................................  2,345   2,504
Accrued taxes...................................................    837   1,043
Accrued employee stock ownership plan contribution..............    --      750
Other...........................................................  2,832   2,822
                                                                 ------ -------
  Total accrued expenses........................................ $7,512 $11,345
                                                                 ====== =======

                             AMERICOLD CORPORATION

(6) OTHER CURRENT LIABILITIES

  Other current liabilities consist of the following (in thousands):

                                                                     LAST DAY
                                                                    OF FEBRUARY
                                                                   -------------
                                                                    1994   1995
                                                                   ------ ------
Workers' compensation............................................. $2,527 $1,227
Other.............................................................  2,417  2,685
                                                                   ------ ------
                                                                   $4,944 $3,912
                                                                   ====== ======

(7) LONG-TERM DEBT

  Long-term debt consists of the following (in thousands) (see note 16):

                                                                  LAST DAY
                                                                 OF FEBRUARY
                                                              -----------------
                                                                1994     1995
                                                              -------- --------
Capital lease obligations (9.6% and 9.5% weighted average
 interest rate, respectively)...............................  $  7,591 $  7,455
Senior subordinated debentures-- 11% fixed, due May 1, 1997
 with mandatory sinking fund payments of $28,750 on May 1,
 1995 and 1996..............................................   111,212  112,581
First mortgage bonds, Series A--11.45% fixed, due June 30,
 2002, interest payments only to January 1, 1999 with prin-
 cipal amortization commencing July 1, 1999.................   150,000  150,000
First mortgage bonds, Series B--11.5% fixed, due March 1,
 2005, interest payments only to September 1, 2003 with a
 mandatory sinking fund payment of $88,125 on March 1,
 2004.......................................................   176,250  176,250
Mortgage notes payable--various interest rates ranging from
 9.0% to 13.6% requiring monthly principal and interest pay-
 ments with maturities ranging from 2004 to 2017............    24,565   27,941
                                                              -------- --------
  Total long-term debt......................................   469,618  474,227
Less current maturities of long-term debt...................     2,281   31,315
                                                              -------- --------
Total long-term debt, less current maturities...............  $467,337 $442,912
                                                              ======== ========

  On July 2, 1987, the Company sold $300 million in first mortgage bonds. On March 9, 1993, the Company sold $176.25 million of the Company's 11.5% First Mortgage Bonds, Series B, due March 1, 2005. The Company used $150 million of the proceeds from the sale of the Series B bonds to purchase at par $150 million of outstanding first mortgage bonds. The remaining $150 million of such First Mortgage Bonds have been redesignated Series A First Mortgage Bonds (together with the Series B First Mortgage Bonds, the "First Mortgage Bonds"). The remaining net proceeds of approximately $22.3 million were placed in escrow with the Mortgage Bond Trustee (note 3). The bonds are secured by mortgages or deeds of trust on 31 of the Company's facilities.

  On February 3, 1993, the Company entered into a bank credit agreement with its principal bank. The bank credit agreement is secured by the Company's trade receivables. The bank credit agreement has an aggregate availability of $27.5 million consisting of $20 million maximum cash borrowings and $10 million of letter of credit funding. Any amount by which the letter of credit borrowings exceed $7.5 million reduces the available cash borrowing amount under the agreement by a like amount. Availability for cash borrowings is limited by a defined borrowing base advance formula established on the basis of reviews of trade receivables.

                             AMERICOLD CORPORATION

The unused and available amount under the bank credit agreement was $16.3 million, of which no amount was borrowed as of the last day of February 1995. There were $7.3 million of letters of credit outstanding as of the last day of February 1995.

  The senior subordinated debentures are presented as of the last day of February 1994 and 1995 net of the original issue discount of approximately $9.4 million and accumulated accretion of approximately $5.6 million and $7.0 million, respectively.

  The Company entered into an investment agreement in connection with the issuance of the First Mortgage Bonds which, like the bank credit agreement, requires the Company to meet certain affirmative and restrictive covenants. Significant restrictive items include, among others, limitations on additional indebtedness, liens, dividends, capital expenditures, asset dispositions, lease commitments and investments. Also, certain "pro-forma debt service" ratios, net worth levels and senior debt to net worth ratios must be maintained.

  As of the last day of February 1995, aggregate annual maturities of long-term debt are as follows (in thousands):

       YEAR ENDED THE LAST
       DAY OF FEBRUARY
       -------------------
       1996............................................................. $31,315
       1997.............................................................   2,634
       1998.............................................................   5,169
       1999.............................................................   2,374
       2000.............................................................   2,583

(8) EMPLOYEE BENEFIT PLANS

 (a) Defined Benefit Pension Plans

  The Company has defined benefit pension plans which cover substantially all employees other than union employees covered by union pension plans under collective bargaining agreements. Benefits under these plans are based on years of credited service and compensation during the years preceding retirement or on years of credited service and established monthly benefit levels.

  Pension expense for all plans, including plans jointly administered by industry and union representatives totaled $1.5 million, $1.4 million and $1.4 million for years ended the last day of February 1993, 1994 and 1995, respectively. Actuarial valuations for defined benefit plans are performed as of the end of the plan year. The most recent actuarial valuations are as of the last day of February 1995.

                             AMERICOLD CORPORATION

  The funded status of the Company's defined benefit pension plans and the accrued pension expense amounts recognized in the Company's consolidated financial statements, within other noncurrent liabilities, as of the last day of February 1994 and 1995 are as follows (in thousands):

                                       LAST DAY OF             LAST DAY OF
                                      FEBRUARY 1994           FEBRUARY 1995
                                 ----------------------- -----------------------
                                 PLANS WITH  PLANS WITH  PLANS WITH  PLANS WITH
                                  ASSETS IN  ACCUMULATED  ASSETS IN  ACCUMULATED
                                  EXCESS OF  BENEFITS IN  EXCESS OF  BENEFITS IN
                                 ACCUMULATED  EXCESS OF  ACCUMULATED  EXCESS OF
                                  BENEFITS     ASSETS     BENEFITS     ASSETS
                                 ----------- ----------- ----------- -----------
Actuarial present value of ben-
 efit obligations:
  Accumulated benefit obliga-
   tions:
  Vested benefits..............    $24,482      $120       $18,025     $6,000
  Nonvested benefits...........        460       --            150        286
                                   -------      ----       -------     ------
                                    24,942       120        18,175      6,286
                                   -------      ----       -------     ------
Effect of assumed future
 compensation increases........      2,892       --          2,616        --
                                   -------      ----       -------     ------
    Projected benefit
     obligations for services
     rendered to date..........     27,834       120        20,791      6,286
Plan assets at fair value......     25,257        57        18,489      5,636
                                   -------      ----       -------     ------
    Projected benefit
     obligations in excess of
     (less than) plan assets...      2,577        63         2,302        650
Unrecognized prior service
 cost..........................       (335)       (3)         (153)       (50)
Unrecognized net gain (loss)
 from past experience different
 from that assumed and effects
 of changes in assumptions.....      2,132       (55)        1,915        212
                                   -------      ----       -------     ------
    Accrued pension liability..    $ 4,374      $  5       $ 4,064     $  812
                                   =======      ====       =======     ======

  Net periodic pension expense for the years ended the last day of February 1993, 1994 and 1995 includes the following components (in thousands):

                                                      LAST DAY OF FEBRUARY
                                                     -------------------------
                                                      1993     1994     1995
                                                     -------  -------  -------
Service cost--benefits earned during the period..... $ 1,005  $ 1,013  $ 1,107
Interest cost on projected benefit obligation.......   1,984    2,094    2,121
Actual return on plan assets........................  (2,097)  (2,202)  (2,554)
Net amortization and deferral.......................    (214)    (233)    (143)
                                                     -------  -------  -------
  Net periodic pension expense...................... $   678  $   672  $   531
                                                     =======  =======  =======

  Actuarial assumptions used for determining pension expenses were:

                                                      LAST DAY OF FEBRUARY
                                                      -------------------------
                                                       1993     1994     1995
                                                      ------   -------  -------
Discount rate for interest cost......................    9.0%      8.0%     8.5%
Rate of increase in future compensation levels.......    5.0       4.0      4.0
Expected long-term rate of return on plan assets.....    9.5      10.5     10.5

                             AMERICOLD CORPORATION

  Plan assets are assigned to several investment management companies and are invested in various equity and fixed fund investments in accordance with the Company's investment policy.

 (b) Employee Stock Ownership Plan

  The Company established an employee stock ownership plan, effective March 1, 1987, which is intended to provide qualifying employees an equity interest in the Company, as well as potential retirement benefits. The trust established under the plan is designed to invest primarily in the Company's stock. Contributions by the Company, in the form of common or preferred stock of the Company, or cash, or a combination thereof, may be made to the trustee on behalf of eligible participants for each plan year as determined by the Company's Board of Directors. Participating employees with vested benefits, upon retirement or termination, have the option of retaining the stock or selling it back to the Company at its fair market value.

 (c) Postretirement Benefits Other Than Pensions

  In addition to providing retirement benefits, the Company provides certain health care and life insurance benefits for retired employees. These benefits are provided to substantially all employees other than certain union employees who have elected not to participate. Prior to 1994, the Company recognized the cost of providing retirement health benefits and life insurance benefits as the claims or premiums were incurred.

  Effective March 1, 1993, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting No. 106 (Statement 106), which required that the expected cost of providing such benefits be accrued over the years that the employee renders service, in a manner similar to the accounting for pension benefits. As permitted under Statement 106, the Company elected to recognize this change in accounting principle on the immediate recognition basis. The cumulative effect as of March 1, 1993 of adopting the standard resulted in a decrease in deferred taxes of approximately $1.5 million, an increase in accrued postretirement benefits of approximately $3.9 million, and a one-time non-cash charge to fiscal 1994 earnings of approximately $2.4 million.

  The total of accumulated postretirement benefit obligation (APBO), which is an unfunded obligation, is as follows:

                                              MARCH 1, FEBRUARY 28, FEBRUARY 28,
                                                1993       1994         1995
                                              -------- ------------ ------------
Retirees.....................................  $2,538     $2,339       $2,314
Active employees.............................   1,353      1,573        1,511
                                               ------     ------       ------
  Total APBO.................................  $3,891     $3,912       $3,825
                                               ======     ======       ======

  The components of net periodic postretirement expense for the year ended the last day of February are as follows (in thousands):

                                                                      1994 1995
                                                                      ---- ----
Service cost benefits earned in period............................... $ 90 $104
Interest cost on APBO................................................  329  313
Amortization of unamortized prior service cost.......................  --   (22)
                                                                      ---- ----
                                                                      $419 $395
                                                                      ==== ====

  The discount rate used to determine the APBO and net periodic expense as of March 1, 1993 was 9%, as of February 28, 1994 was 8.5%, and as of February 28, 1995 was 9%.

                             AMERICOLD CORPORATION

  For fiscal 1995, an 11.75% increase in the medical cost trend rate was assumed. This rate decreases incrementally to 6% after nine years. A 1% increase in the medical trend rate would increase the APBO by $.1 million and increase the net periodic expense by a negligible amount.

(9) COMMON STOCKHOLDERS' EQUITY

  The Company has reserved 300,000 shares of common stock for issuance under a stock option plan established in 1987. Under the plan, options are granted by the compensation committee of the Board of Directors to purchase common stock at a price not less than 85% of the fair market value on the date the option is granted.

  Information with regard to the plan as of the last day of February 1995 follows:

NUMBER OF SHARES                                PRICE  EXERCISABLE    EXPIRES
----------------                                ------ ----------- -------------
93,795......................................... $10.00   93,795         May 1998
100,000........................................  18.95   80,000        June 2000
30,000.........................................  21.88    6,000         May 2003
30,000.........................................  20.40    6,000    December 2003

  No options had been exercised as of the last day of February 1995.

  The Company had reserved 500,000 shares of common stock for issuance under a Stock Incentive Plan effective March 1, 1991. Under the terms of the plan, officers and key management employees can receive either common stock or cash in specified amounts depending upon the financial performance of the Company measured over a four-year period ending February 28, 1995. As of the last day of February 1995, no shares had been issued. Since inception of the plan, the Board has approved a total award of approximately 106,000 shares. Total expense accrued under this plan was approximately $1 million with no expense accrued for each of the years ended the last day of February 1993 and 1994. The Board suspended the plan effective February 28, 1994, and the Company issued shares previously awarded and paid cash for the specified amounts in March 1995.

(10) PREFERRED STOCK

  The Company contributes shares of its Series A, variable rate, cumulative preferred stock to the Americold Employee Stock Ownership Plan (ESOP). The preferred stock is redeemable by participants of the plan (note 8). As of the last day of February 1994 and 1995, dividends not declared on the Company's cumulative preferred stock total approximately $381 and $496, respectively.

(11) INCOME TAXES

  Prior to 1994, the Company provided for income taxes under APB 11. Effective March 1, 1993, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 (Statement 109) which required a change in the method of providing for income taxes. As permitted under Statement 109, the Company elected to recognize this change in accounting principle on the immediate recognition basis. The cumulative effects as of March 1, 1993 of adopting Statement 109 were an increase in net fixed assets of approximately $31.2 million (the amount of a previous write-down of assets under APB No. 16 as a result of the purchase of the Company in December 1986, net of subsequent depreciation), an increase in deferred income taxes of $93 million, and a one-time, non-cash charge of approximately $61.8 million in fiscal 1994. Application of Statement 109 has reduced earnings before cumulative effect of accounting principle change by approximately $1.7 million and $2.0 million as a result of increased depreciation for the years ended the last day of February 1994 and 1995, respectively.

                             AMERICOLD CORPORATION

  The provision (benefit) for income taxes consists of the following (in thousands):

                                                          1993    1994     1995
                                                         ------  -------  ------
Federal:
  Current............................................... $  275  $   500  $2,867
  Deferred..............................................  1,649   (1,557)  1,494
                                                         ------  -------  ------
                                                          1,924   (1,057)  4,361
                                                         ------  -------  ------
State:
  Current...............................................    647       68     820
  Deferred..............................................   (116)    (194)     46
                                                         ------  -------  ------
                                                         $2,455  $(1,183) $5,227
                                                         ======  =======  ======

  Following is a reconciliation of the difference between income taxes computed at the federal statutory rate and the provision for income taxes (in thousands):

                                                        1993     1994     1995
                                                       -------  -------  ------
Computed income tax expense (benefit) at federal
 statutory rate......................................  $(1,936) $(4,278) $3,777
State and local income taxes, net of federal income
 tax benefits........................................      351     (418)    563
Adjustment to deferred tax assets and liabilities for
 changes in enacted rates............................      --     2,627     --
Amortization of cost in excess of net assets ac-
 quired..............................................      861      886     887
Financial statement depreciation not deductible for
 income tax purposes.................................    3,429      --      --
Other, net...........................................     (250)     --      --
                                                       -------  -------  ------
  Provision (benefit) for income taxes...............  $ 2,455  $(1,183) $5,227
                                                       =======  =======  ======

  Deferred income taxes for 1994 and 1995 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. These temporary differences are determined in accordance with Statement 109 and are more inclusive in nature than "timing differences" as determined under previously applicable accounting principles.

                             AMERICOLD CORPORATION

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the related amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of February 28, 1994 and 1995 are as follows (in thousands):

                                                            1994       1995
                                                          ---------  ---------
Deferred tax liabilities:
  Property, plant and equipment, due to differences in
   depreciation and prior accounting treatment........... $(113,372) $(113,457)
  Other, net.............................................    (1,481)      (400)
                                                          ---------  ---------
    Total deferred tax liabilities.......................  (114,853)  (113,857)
                                                          ---------  ---------
Deferred tax assets:
  Receivables, due to allowance for doubtful accounts....       388        123
  Employee compensation and other benefits...............     2,382      1,742
  Capital leases, net....................................     2,019      1,936
  Postretirement benefits other than pensions, due to ac-
   crual for financial reporting purposes................     1,535      1,500
  Net operating loss carryforwards.......................     3,585        --
  Alternative minimum tax credit carryforwards...........     1,289      3,122
  Other, net.............................................       417        656
                                                          ---------  ---------
    Total deferred tax assets............................    11,615      9,079
                                                          ---------  ---------
    Net deferred tax liability before valuation allow-
     ance................................................  (103,238)  (104,778)
Deferred tax asset valuation allowance...................    (1,320)    (1,320)
                                                          ---------  ---------
    Net deferred tax liability........................... $(104,558) $(106,098)
                                                          =========  =========

  The valuation allowance for deferred tax assets as of March 1, 1993 was approximately $1.3 million. The valuation allowance is required to reduce the amount of deferred tax assets to an amount which will more likely than not be realized.

  The Omnibus Budget Reconciliation Act of 1993 resulted in a federal tax rate increase from 34% to 35% effective January 1, 1993. The tax rate increase resulted in additional income tax expense for the Company of $2.6 million during the year ended the last day of February 1994.

  At February 28, 1995, the Company has an alternative minimum tax credit carryforward of approximately $3.1 million available to offset future regular taxes in excess of future alternative minimum taxes.

(12) EXTRAORDINARY ITEM

  In conjunction with the fiscal year 1994 retirement of the $150 million of first mortgage bonds as discussed in Note 7, unamortized issuance costs of approximately $3.0 million were written off, resulting in an extraordinary loss, net of taxes, of approximately $1.8 million.

(13) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS, CASH, TRADE RECEIVABLES, OTHER RECEIVABLES, ACCOUNTS PAYABLE, AND ACCRUED ESPENSES

  The carrying amount approximates fair value because of the short maturity of these instruments.

                             AMERICOLD CORPORATION

 Long-Term Debt

  The fair values of each of the Company's long-term debt instruments are based on (a) the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity or (b) in the case of the first mortgage bonds--Series B and senior subordinated debentures, market price.

                                            AS OF LAST DAY OF FEBRUARY 1995
                                            -----------------------------------
                                                               ESTIMATED FAIR
                                              CARRYING             MARKET
                                               AMOUNT              VALUE
                                            ---------------- ------------------
Senior subordinated debentures............. $        112,581    $        88,550
First mortgage bonds--Series A.............          150,000            150,000
First mortgage bonds--Series B.............          176,250            160,388
Mortgage notes payable.....................           27,941             27,941

 Limitations

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(14) GAIN ON INSURANCE SETTLEMENT

  Gain on insurance settlement of approximately $17 million relates to the Company's settlement of its first party claims with its insurance carriers for business interruption, property damage and out-of-pocket expenses with respect to the December 1991 fire at the Company's Kansas City, Kansas warehouse facility.

  No previous income recognition was determinable until the Company had settled all of the lawsuits and claims related to the fire. The settlement amounts have been used to reduce other receivables recorded as of the last day of February 1994 by $5.7 million.

(15) CASH AND CASH EQUIVALENTS

  As of the last day of February 1995, the Company had made a proposal to the Bond Trustee under the indenture related to its First Mortgage Bonds to substitute approximately $4.8 million in cash as collateral for the property lost in the Kansas City, Kansas warehouse facility as a result of the fire. On June 30, 1995, the Company transferred the funds to the Bond Trustee.

(16) SUBSEQUENT EVENTS

  On May 9, 1995, the Company filed a prepackaged plan of reorganization (the "Plan") under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Oregon (the "Court"). The principal purpose of the Plan was to reduce the Company's short-term cash requirements with respect to payments due on its subordinated indebtedness and to adjust certain restrictive financial covenants and certain other provisions contained in the Amended and Restated Investment Agreement, dated March 2, 1993, between the Company and Metropolitan Life Insurance Company ("MetLife"). On the filing date, the Plan had been approved by both of the classes of debtholders entitled to vote on the Plan.

                             AMERICOLD CORPORATION

  On June 19, 1995, the Court approved the Company's Disclosure Statement dated April 14, 1995 and the Company's solicitation of votes to accept or reject the Plan, and confirmed the Plan. On June 30, 1995, the Plan became effective, pursuant to which:

    (i) each holder of the Company's 11% Senior Subordinated Debentures due 1997 was entitled to receive a corresponding amount of new 15% Senior Subordinated Debentures due 2007, and an amount in cash equal to the accrued but unpaid interest on the old Senior Subordinated Debentures through June 29, 1995; and

    (ii) the Company repurchased on June 30, 1995, $10.0 million in principal amount of its 11.45% Series A First Mortgage Bonds due 2002 at par and paid an agreement modification fee of $2.25 million to MetLife in conjunction with amending the Amended and Restated Investment Agreement, dated March 2, 1993, between the Company and MetLife.

  The Company also has rejected certain lease agreements relating to four warehouse facilities. The Company does not believe that the resolution of these rejections will have a material effect upon the Company's financial statements.

  In addition, the Company amended on June 30, 1995, the existing credit agreement with its primary bank, which provides an aggregate availability of $27.5 million, to be used for any combination of letters of credit (not to exceed $10.0 million) and revolving cash borrowings, subject to borrowing base limitations. The new credit agreement, which terminates on February 28, 1999 unless otherwise extended, is secured by the Company's trade receivables and, at the Company's option, mortgages on certain of the Company's warehouse properties.

                             AMERICOLD CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                  LAST DAY OF FEBRUARY 1995 AND NOVEMBER 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      LAST DAY OF   LAST DAY OF
                                                     FEBRUARY 1995 NOVEMBER 1995
                                                     ------------- -------------
                                                                    (UNAUDITED)
                      ASSETS
Current assets:
  Cash and cash equivalents (note 6)...............    $  33,163     $   7,971
  Trade receivables, net...........................       20,510        30,048
  Other receivables, net...........................        2,105         5,493
  Prepaid expenses.................................        5,240         2,868
  Other current assets.............................          974           906
                                                       ---------     ---------
    Total current assets...........................       61,992        47,286
Property, plant and equipment, less accumulated de-
 preciation of $156,806 and $169,315, respective-
 ly................................................      367,248       382,414
Cost in excess of net assets acquired, less accumu-
 lated amortization of $19,765 and $21,511, respec-
 tively............................................       80,028        77,882
Other noncurrent assets............................       35,327        15,961
                                                       ---------     ---------
    Total assets...................................    $ 544,595     $ 523,543
                                                       =========     =========
  LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................    $   6,741     $  15,808
  Accrued interest.................................       17,683        13,693
  Accrued expenses.................................       11,345         8,544
  Deferred revenue.................................        5,914         6,297
  Current maturities of long-term debt (note 2)....       31,315         2,702
  Other current liabilities........................        3,912         1,319
                                                       ---------     ---------
    Total current liabilities......................       76,910        48,363
Long-term debt, less current maturities (note 2)...      442,912       461,791
Deferred income taxes..............................      106,098       102,401
Other noncurrent liabilities.......................       10,633        10,742
                                                       ---------     ---------
    Total liabilities..............................      636,553       623,297
                                                       ---------     ---------
Preferred stock, $100 par value; authorized
 1,000,000 shares; issued and outstanding 52,936
 shares (note 5)...................................        5,789         6,325
                                                       ---------     ---------
Common stockholders' deficit (note 3):
  Common stock, $.01 par value; authorized
   10,000,000 shares; issued and outstanding
   4,860,934 shares................................           49            49
  Additional paid-in capital.......................       49,022        49,022
  Retained deficit.................................     (146,775)     (155,107)
  Equity adjustment to recognize minimum pension
   liability.......................................          (43)          (43)
                                                       ---------     ---------
    Total common stockholders' deficit.............      (97,747)     (106,079)
                                                       ---------     ---------
    Total liabilities, preferred stock and common
     stockholders' deficit.........................    $ 544,595     $ 523,543
                                                       =========     =========

          See accompanying notes to consolidated financial statements.

                             AMERICOLD CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
         THREE AND NINE MONTHS ENDED LAST DAY OF NOVEMBER 1994 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              THREE         THREE         NINE          NINE
                          MONTHS ENDED  MONTHS ENDED  MONTHS ENDED  MONTHS ENDED
                           LAST DAY OF   LAST DAY OF   LAST DAY OF   LAST DAY OF
                          NOVEMBER 1994 NOVEMBER 1995 NOVEMBER 1994 NOVEMBER 1995
                          ------------- ------------- ------------- -------------
                           (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Net sales...............    $ 60,150      $ 86,852      $162,214      $199,897
                            --------      --------      --------      --------
Operating expenses:
  Cost of sales.........      37,355        62,206       104,188       135,903
  Amortization of cost
   in excess of net
   assets acquired......         633           626         1,902         2,146
  Selling and adminis-
   trative expenses.....       6,467         7,082        19,500        21,154
                            --------      --------      --------      --------
    Total operating ex-
     penses.............      44,455        69,914       125,590       159,203
                            --------      --------      --------      --------
Gross operating margin..      15,695        16,938        36,624        40,694
                            --------      --------      --------      --------
Other income (expense):
  Interest expense......     (13,760)      (14,009)      (41,318)      (42,135)
  Gain on insurance set-
   tlement (note 8).....      16,953           --         16,953           --
  Reorganization ex-
   penses (note 2)......         --           (404)          --         (6,704)
  Other, net............         248          (171)          720          (347)
                            --------      --------      --------      --------
    Total other income
     (expense)..........       3,441       (14,584)      (23,645)      (49,186)
                            --------      --------      --------      --------
Income (loss) before
 income taxes and
 extraordinary item.....      19,136         2,354        12,979        (8,492)
(Provision) benefit for
 income taxes (note 4)..      (7,731)       (1,169)       (5,754)        2,489
                            --------      --------      --------      --------
Net income (loss) before
 extraordinary item.....      11,405         1,185         7,225        (6,003)
Extraordinary item, net
 of income tax benefit
 of $1,157 (note 7).....         --            --            --         (1,793)
                            --------      --------      --------      --------
Net income (loss).......    $ 11,405      $  1,185      $  7,225      $ (7,796)
                            ========      ========      ========      ========
Income (loss) per common
 share (note 5)
  Income (loss) before
   extraordinary item...    $   2.31      $   0.21      $   1.38      $  (1.34)
  Extraordinary item....         --            --            --          (0.37)
                            --------      --------      --------      --------
Net income (loss) per
 common share...........    $   2.31      $   0.21      $   1.38      $  (1.71)
                            ========      ========      ========      ========
Weighted average number
 of shares outstanding..       4,864         4,861         4,864         4,861
                            ========      ========      ========      ========

          See accompanying notes to consolidated financial statements.

                             AMERICOLD CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              NINE MONTHS ENDED LAST DAY OF NOVEMBER 1994 AND 1995
                                 (IN THOUSANDS)

                                                     NINE MONTHS   NINE MONTHS
                                                     ENDED LAST    ENDED LAST
                                                       DAY OF        DAY OF
                                                    NOVEMBER 1994 NOVEMBER 1995
                                                    ------------- -------------
                                                     (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
 Net income (loss).................................   $  7,225      $ (7,796)
 Adjustments to reconcile net income (loss) to net
  cash provided (used) by operating activities:
  Depreciation.....................................     15,154        14,505
  Amortization and other noncash expenses..........      3,874         3,915
  Changes in assets and liabilities................     (7,519)      (10,743)
  Provision for deferred taxes.....................      2,634        (3,697)
  Gain on insurance settlement.....................    (16,953)          --
  Write-off of unamortized issuance costs..........        --            962
  Write-off of unamortized original issue dis-
   count...........................................        --          1,988
                                                      --------      --------
    Net cash provided (used) by operating activi-
     ties..........................................      4,415          (866)
                                                      --------      --------
Cash flows from investing activities:
 Net expenditures for property, plant and equip-
  ment.............................................    (13,213)      (29,300)
 Proceeds from insurance policies and other items,
  net..............................................     24,590         1,815
                                                      --------      --------
    Net cash provided (used) by investing activi-
     ties..........................................     11,377       (27,485)
                                                      --------      --------
Cash flows from financing activities:
 Principal payments under capitalized lease and
  other debt obligations...........................     (1,577)       (2,156)
 Retirement of mortgage bonds......................        --        (10,000)
 Release of escrowed funds.........................      2,957        15,315
                                                      --------      --------
    Net cash provided by financing activities......      1,380         3,159
                                                      --------      --------
    Net increase (decrease) in cash and cash equiv-
     alents........................................     17,172       (25,192)
Cash and cash equivalents at beginning of period...      3,892        33,163
                                                      --------      --------
Cash and cash equivalents at end of period.........   $ 21,064      $  7,971
                                                      ========      ========
Supplemental disclosure of cash flow information:
 Cash paid year-to-date for interest, net of
  amounts capitalized..............................   $ 44,196      $ 46,125
                                                      ========      ========
Capital lease obligations incurred to lease new
 equipment.........................................   $    671      $    343
                                                      ========      ========
Cash paid during the year for income taxes.........   $     28      $    395
                                                      ========      ========
Property sale proceeds placed in escrow............   $    463      $    --
                                                      ========      ========

          See accompanying notes to consolidated financial statements.

                             AMERICOLD CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. PRINCIPLES OF CONSOLIDATION

  The consolidated balance sheet as of the last day of November 1995; the related consolidated statements of operations for the three and nine months ended the last day of November 1994 and November 1995; and the related consolidated statements of cash flows for the nine months ended the last day of November 1994 and November 1995 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year. The financial information presented herein should be read in conjunction with the financial statements included in the registrant's Annual Report on Form 10-K for the year ended the last day of February 1995.

2. PLAN OF REORGANIZATION UNDER CHAPTER 11

  On May 9, 1995, the Company filed a prepackaged plan of reorganization (the "Plan") under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Oregon (the "Court"). The principal purpose of the Plan was to reduce the Company's short-term cash requirements with respect to payments due on its subordinated indebtedness and to adjust certain restrictive financial covenants and certain other provisions contained in the Amended and Restated Investment Agreement, dated March 2, 1993, between the Company and Metropolitan Life Insurance Company ("MetLife"). On the filing date, the Plan had been approved by both of the classes of debtholders entitled to vote on the Plan.

  On June 19, 1995, the Court approved the Company's Disclosure Statement dated April 14, 1995 and the Company's solicitation of votes to accept or reject the Plan, and confirmed the Plan. On June 30, 1995, the Plan became effective, pursuant to which:

    (i) each holder of the Company's 11% Senior Subordinated Debentures due 1997 was entitled to receive a corresponding amount of new 15% Senior Subordinated Debentures due 2007, and an amount in cash equal to the accrued but unpaid interest on the old Senior Subordinated Debentures through June 29, 1995; and

    (ii) the Company repurchased on June 30, 1995, $10.0 million of its 11.45% Series A First Mortgage Bonds due 2002 at par and paid an agreement modification fee of $2.25 million to MetLife in conjunction with amending the Amended and Restated Investment Agreement, dated March 2, 1993, between the Company and MetLife.

  In addition, the Company has:

    (a) Amended on June 30, 1995, the existing credit agreement with its primary bank, which provides an aggregate availability of $27.5 million, to be used for any combination of letters of credit (up to $10.0 million) and revolving cash borrowings, subject to borrowing base limitations. The new credit agreement is secured by the Company's trade receivables and, at the Company's option, mortgages on certain of the Company's warehouse properties.

    (b) Rejected certain lease agreements relating to four warehouse facilities at Watsonville, Oakland and San Francisco, California; and Chicago, Illinois.

  In November 1990, the American Institute of Certified Public Accountants issued Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). Under SOP 90-7, the financial statements for periods including and subsequent to filing a Chapter 11 petition are structured to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company. Since the Company was in Chapter 11 proceedings for less than two months, and since the Plan did not differentiate between prepetition and post-petition liabilities and did not include any forgiveness of liabilities, the Company has elected not to follow the presentation proposed by

                             AMERICOLD CORPORATION

SOP 90-7. The Company has expensed all professional fees and similar types of expenditures, including the $2.25 million agreement modification fee paid to MetLife, incurred through the last day of November 1995 directly relating to the Chapter 11 proceedings as "reorganization expenses." The Company also has not recorded the effects of any possible damage claims as a result of the rejection of certain lease agreements in the financial statements for the first nine months of fiscal 1996.

3. COMMON STOCKHOLDERS' DEFICIT

  The Company has reserved 300,000 shares of common stock for issuance under a stock option plan established in 1987. Under the plan, options are granted by the compensation committee of the Board of Directors to purchase common stock at a price not less than 85% of the fair market value on the date the option is granted.

  Information with regard to the plan as of the last day of November 1995 follows:

NUMBER OF SHARES         EXERCISE             NUMBER OF SHARES              EXPIRATION
SUBJECT TO OPTION         PRICE                 EXERCISABLE                    DATE
-----------------        --------             ----------------             -------------
  89,656                  $10.00                   89,656                  May 1998
 100,000                  $18.95                  100,000                  June 2000
  30,000                  $21.88                   12,000                  May 2003
  30,000                  $20.40                    6,000                  December 2003

4. PROVISION FOR INCOME TAXES

  The provision for income taxes was computed using a tax rate of 39.2%. The tax rate was applied to loss before income taxes and extraordinary item, after adjusting for amortization of cost in excess of net assets acquired.

5. LOSS PER COMMON SHARE

  Loss per common share is computed by dividing net loss, less preferred dividend requirements, by the weighted average number of common shares outstanding. See Exhibit 11, Statement Re Computation of Per Share Earnings.

6. CASH AND CASH EQUIVALENTS

  Cash and cash equivalents includes highly liquid instruments, with original maturities of three months or less when purchased. There were cash equivalents totaling approximately $25.2 million and $3.0 million as of the last day of February 1995 and November 1995.

7. EXTRAORDINARY ITEM

  In conjunction with the exchange of the senior subordinated debentures and the repurchase of the $10.0 million of first mortgage bonds, as discussed in note 2, unamortized original issue discount of approximately $2.0 million and unamortized issuance costs of approximately $1.0 million were written off, resulting in an extraordinary loss, net of taxes, of approximately $1.8 million.

8. GAIN ON INSURANCE SETTLEMENT

  Gain on insurance settlement of approximately $17.0 million relates to the Company's settlement of its first party claims with its insurance carriers for business interruption, property damage and out-of-pocket expenses with respect to the December 1991 fire at the Company's Kansas City, Kansas warehouse facility.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

          All expenses in connection with the issuance and distribution of the Notes being registered will be paid by Americold Corporation (the "Company"). These expenses are estimated as follows:

          SEC Registration Fee.....................    $    41,380
          NASD Filing Fee..........................         12,500
          Accounting Fees and Expenses*............     __________
          Legal Fees and Expenses*.................     __________
          Blue Sky Legal Fees and Expenses*........     __________
          Transfer Agent and Registrar Fees*.......     __________
          Printing and Engraving*..................     __________
          Miscellaneous*...........................     __________

               Total...............................    $
                                                        ==========

-------------------------
*    Estimated

ITEM 14.  Indemnification of Directors and Officers.

          The Oregon Business Corporation Act (the "Act") authorizes the indemnification of an officer or director, made party to a proceeding because the officer or director is or was an officer or director, against liability (including amounts paid in settlement) incurred in the proceeding and against expenses with respect to the proceeding (including attorney's fees) if: (a) the conduct of the officer or director was in good faith, (b) the officer or director reasonably believed that his conduct was in the best interests of the corporation or at least not opposed to its best interests, (c) in the case of a criminal proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful, (d) in the case of any proceeding by or in the right of the corporation, unless a court otherwise determines, if such officer or director shall not have been adjudged liable, and (e) in connection with any other proceeding charging improper personal benefit to the director or officer, unless a court otherwise determines, in which the director or officer was not adjudged liable on the basis that personal benefit was improperly received by the director or officer. The Company's Articles of Incorporation and Bylaws allow the Company to indemnify officers and directors to the fullest extent permissible by law.

          The Act further provides that the Articles of Incorporation of a corporation may provide that no director shall be personally liable to a corporation or its shareholders for monetary damages for conduct as a director, except that such provision does not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for any unlawful distribution as defined under the Act, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Articles of Incorporation provide that, to the fullest extent permissible by law, no director shall be personally liable to the Company or its shareholders for money damages.

          The Company has entered into indemnification agreements with each director and certain officers which indemnify them to the full extent authorized or permitted by the Act.

          Reference is made to Section ___ of the Underwriting Agreement to be filed as Exhibit (1) hereto, which provides for indemnification of the registrant against certain liabilities, including certain liabilities under the Securities Act, in certain circumstances by the Underwriters.

          In addition, the Company has obtained directors' and officers' liability insurance which insures its directors and officers, and directors and officers of its subsidiary, against certain liabilities, excluding certain liabilities under Federal and state securities laws.

ITEM 15.  Recent Sales of Unregistered Securities.

          During the past three fiscal years, the Company has not engaged in the sale of any of the Company's securities that were not registered under the Securities Act, except that the Company has granted options to certain of its officers to purchase an aggregate of 60,000 shares of common stock pursuant to the Option Plan, at exercise prices between $20.40 and $21.88 per share. None of the options granted since December 1993 have been exercised.

ITEM 16.  Exhibits and Financial Statement Schedules.

     (a)  EXHIBITS
          --------

          (1)  Form of Underwriting Agreement

          (2)  Plan of Reorganization, dated April 14, 1995 (filed as Exhibit
               (2) to the Form 10-K, dated May 30, 1995, for the fiscal year ended

               February 28, 1995 and incorporated herein by reference)

          (3)  Articles of Incorporation and Bylaws

               (i) Second Restated Articles of Incorporation, as amended (filed as Exhibit (3)(i) to the Form 10-Q, dated July 14, 1995, for the quarter ended May 31, 1995, and incorporated herein by reference)

               (ii) Restated Bylaws, as amended (filed as Exhibit (3)(ii) to the Form 10-K, dated May 30, 1995, for the fiscal year ended February 28, 1995 and incorporated herein by reference)

          (4) Instruments defining the rights of security holders, including indentures

                 (i) Articles IV, V and VI of the Second Restated Articles of Incorporation as amended (see Exhibit (3)(i))

                (ii) Articles I, II, V, VII and X of the Restated Bylaws as amended (see Exhibit (3)(ii))

               (iii) Second Restated Stockholders' Agreement dated as of December 24, 1986, as amended as of April 15, 1987 and June 22, 1987 (filed as Exhibit (4)(iv) to the Form 10-K, dated May 27, 1988, for the fiscal year ended February 29, 1988 and incorporated herein by reference)

                (iv) Third Amendment dated May 22, 1990 to Stockholders' Agreement dated as of December 24, 1986, as amended as of June 22, 1987 (filed as Exhibit (4) to the Form 10-Q dated July 12, 1990, for the quarter ended May 31, 1990 and incorporated herein by reference)

                 (v) Amended and Restated Indenture dated March 9, 1993, relating to the First Mortgage Bonds (filed as Exhibit
                      (4)(vi) to the Registration Statement on Form S-1 (Registration No. 33-53584) filed with the Commission on March 2, 1993 and incorporated herein by reference)

                (vi) Stock Pledge Agreement dated as of February 28, 1989, between Registrant and The Connecticut National Bank (filed as Exhibit

                      (19)(iii) to the Form 10-Q, dated October 14, 1992, for the quarter ended August 31, 1992 and incorporated herein by reference)

               (vii) Stock Pledge Agreement dated as of February 28, 1989 between Registrant and United States National Bank of Oregon, acting as agent pursuant to Article IX of the Bank Credit Agreement, as amended, dated as of April 30, 1987 (filed as Exhibit (19)(iv) to the Form 10-Q, dated October 14, 1992, for the quarter ended August 31, 1992 and incorporated herein by reference)

              (viii) Form of Amended and Restated Security Agreement relating to the First Mortgage Bonds (filed as Exhibit (4)(xiv) to the Registration Statement on Form S-1 (Registration No. 33-53584) filed with the Commission on March 2, 1993 and incorporated herein by reference)

                (ix)  Form of Series A Bond (included as part of Exhibit (4)(v)

                 (x)  Form of Series B Bond (included as part of Exhibit (4)(v))

                (xi) Form of Amended and Restated Cash Collateral Pledge Agreement relating to the First Mortgage Bonds (filed as Exhibit (4)(xix) to the Registration Statement on Form S-1 (Registration No. 33-53584) filed with the Commission on March 2, 1993 and incorporated herein by reference)

               (xii) Form of Amended Stock Pledge Agreement relating to the First Mortgage Bonds (filed as Exhibit (4)(xx) to the Registration Statement on Form S-1 (Registration No. 33-53584) filed with the Commission on March 2, 1993 and incorporated herein by reference)

              (xiii) Form of Amended Mortgage, Assignment of Rents and Security Agreement relating to the First Mortgage Bonds (filed as Exhibit (4)(xxi) to the Registration Statement on Form S-1 (Registration No. 33-53584) filed with the Commission on March 2, 1993 and incorporated herein by reference)

               (xiv) First Supplemental Indenture relating to the First Mortgage Bonds (filed as Exhibit 4.1 to the Form 10-Q, dated July 14, 1995 for the quarter ended May 31, 1995 and incorporated herein by reference)

                (xv) Indenture dated as of June 30, 1995, between Registrant and United States Trust Company of New York, as Trustee (filed as Exhibit 4.2 to the Form 10-Q, dated July 14, 1995 for the quarter ended May 31, 1995 and incorporated herein by reference)

               (xvi) Second Amended and Restated Investment Agreement relating to the First Mortgage Bonds (filed as Exhibit 4.3 to the Form 10-Q, dated July 14, 1995, for the quarter ended
                      May 31, 1995, and incorporated herein by reference)

              (xvii) Form of 15% Senior Subordinated Debentures due 2007 (included as part of Exhibit 4(xv)

             (xviii) Form of Indenture relating to the __% Senior Subordinated Notes due 2008, between Registrant and United States Trust Company of New York, as Trustee

               (xix) Form of ___% Senior Subordinated Notes due 2008 (included as part of Exhibit 4(xviii))

          (5) Opinion of Tonkon, Torp, Galen, Marmaduke & Booth regarding legality of securities being registered

          (10) Material Contracts

               (i) Americold Corporation Key Employee Stock Option Plan, as amended, effective July 12, 1988 (filed as Exhibit (4)(i) to the Form 10-Q dated October 14, 1988, for the quarter ended August 31, 1988 and incorporated herein by reference)

               (ii) Form of Nonstatutory Stock Option Agreement, as amended, entered into between Registrant and certain employees pursuant to the Americold Corporation Key Employee Stock Option Plan (filed as Exhibit (4)(ii) to the Form 10-Q dated October 14, 1988, for the quarter ended August 31, 1988 and incorporated herein by reference)

               (iii) Second Amended and Restated Investment Agreement relating to the First Mortgage Bonds (see Exhibit (4)(xvi))

                (iv) Form of Amended and Restated Security Agreement relating to the First Mortgage Bonds (see Exhibit (4)(viii))

                 (v) Stock Pledge Agreement dated as of February 28, 1989, between Registrant and The Connecticut National Bank (see Exhibit (4)(vi))

                (vi) Stock Pledge Agreement dated as of February 28, 1989, between Registrant and United States National Bank of Oregon, a national banking association, acting as agent pursuant to Article IX of the Bank Credit Agreement, as amended, dated as of April 30, 1987 (see Exhibit (4)(vii))

               (vii) Americold Corporation Management Incentive Plan (filed as Exhibit (10)(iii) to the Form 10-K, dated May 27, 1988, for the fiscal year ended February 29, 1988 and incorporated herein by reference)

              (viii) Form of Indemnity Agreement entered into between the Company and each of its officers and directors (filed as Exhibit (4)(x) to Form 10-K dated May 29, 1992 for the fiscal year ended February 29, 1992 and incorporated herein by reference)

                (ix) Second Restated Stockholders' Agreement, dated as of December 24, 1986, as amended as of June 22, 1987 (see Exhibit (4)(iii))

                 (x) Third Amendment dated May 22, 1990 to Stockholders' Agreement dated as of December 24, 1986, as amended as of June 22, 1987 (see Exhibit (4)(iv))

                (xi) Amended and Restated Indenture relating to the First Mortgage Bonds (see Exhibit (4)(v))

               (xii) Form of Amended and Restated Cash Collateral Pledge Agreement relating to the First Mortgage Bonds (see Exhibit (4)(xi))

             (xviii) Form of Amended Stock Pledge Agreement relating to the First Mortgage Bonds (see Exhibit (4)(xii))

               (xix) Indemnification Agreement dated October 31, 1991 between the Company and The First Boston Corporation (included as Exhibit (10)(xx) to the Registration Statement on
                      Form S-2 (Registration No. 33-41963) filed with the Commission on July 31, 1991 and incorporated herein by reference)

                (xx) Master Lease Agreement dated February 28, 1989, between Registrant and Americold Services Corporation (filed as Exhibit (19)(vi) to the Form 10-Q, dated October 14, 1992, for the quarter ended August 31, 1992 and incorporated herein by reference)

               (xxi) Americold Transportation Systems Purchase of Joint Venture Interest, effective November 1, 1991, between Registrant and Superior Transportation Systems, Inc. (filed as Exhibit (19)(vii) to the Form 10-Q, dated October 14, 1992, for the quarter ended August 31, 1992 and incorporated herein by reference)

              (xxii) Lease dated May 15, 1992, between Registrant and Oregon Warehouse Partners, a Texas general partnership (lease agreement for Ontario, Oregon facility) (filed as Exhibit
                      (19)(viii) to the Form 10-Q, dated October 14, 1992, for the quarter ended August 31, 1992 and incorporated herein by reference)

             (xxiii) Form of First Amendment to Master Lease Agreement between Registrant and Americold Services Corporation (filed as Exhibit (10)(xxxi) to the Registration Statement on
                      Form S-1 (Registration No. 33-53584) filed with the Commission on March 2, 1993 and incorporated hereby by reference)

              (xxiv) Nonstatutory Stock Option Agreement dated May 19, 1993 between the Company and John P. LeNeveu (filed as Exhibit
                      (10)(i) to the Form 10-Q, dated January 13, 1994 for the quarter ended November 30, 1993, and incorporated herein by reference)

               (xxv) Nonstatutory Stock Option Agreement dated December 17, 1993 between the Company and J. Roy Coxe (filed as
                      Exhibit 10 (xxvii) to the Form 10-K, dated May 26, 1994 for the fiscal year ended February 28, 1994 and incorporated herein by reference).

              (xxvi) Second Amended and Restated Credit Agreement between the Company and United States National Bank of Oregon dated June 19, 1995 (filed as Exhibit 10.1 to the Form 10-Q, dated July 14, 1994 for the quarter ended May 31, 1995, and incorporated herein by reference)

             (xxvii) Employment Agreement dated November 1, 1995, between the Company and Ronald H. Dykehouse (filed as Exhibit 10.1 to the Form 10-Q dated January 16, 1996 for the quarter ended November 30, 1995 and incorporated herein by reference)

            (xxviii) Form of Employment Agreement dated August 1, 1995, between the Company and certain named executive officers, and schedule thereto (filed as Exhibit 10.2 to the Form 10-Q dated January 16, 1996 for the quarter ended November 30, 1995 and incorporated herein by reference)

              (xxix) Form of Covenant Not to Compete and Consulting and Non-Disclosure Agreement between the Company and certain named executive officers, and schedule thereto (filed as Exhibit
                      10.3 to the Form 10-Q dated January 16, 1996 for the quarter ended November 30, 1995 and incorporated herein by reference)

          (11) Statement regarding computation of per share earnings

          (12) Ratio of Earnings to Fixed Charges Computations

          (21) Subsidiaries of the Registrant

          (23) Consent of KPMG Peat Marwick LLP

          (24) Power of Attorney

          (25) Statement of eligibility of trustee

 (b) Financial Statement Schedules

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  Undertakings.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on March 29, 1996.
                                  AMERICOLD CORPORATION

                                  By: *
                                     ------------------------------
                                      Ronald H. Dykehouse
                                      Chairman of the Board,
                                      President and Chief
                                       Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                   CAPACITIES           DATE
    ---------                   ----------           ----


*                        Chairman of the Board,    March 29, 1996
----------------------   President and Chief
Ronald H. Dykehouse      Executive Officer


*                        Director, Senior Vice     March 29, 1996
----------------------   President and Chief
Joel M. Smith            Financial Officer
                         (principal financial
                          officer)



/s/ Lon V. Leneve        Vice President and       March 29, 1996
-----------------------  Treasurer (principal
Lon V. Leneve             accounting officer)


*                        Director                 March 29, 1996
-----------------------
Frank Edelstein


*                        Director                 March 29, 1996
-----------------------
William A. Marquard


*                        Director                 March 29, 1996
-----------------------
George E. Matelich


*                        Director                 March 29, 1996
-----------------------
James C. Pigott


*By  /s/ Lon V. Leneve
   --------------------
      Lon V. Leneve
     Attorney-in-Fact


                                                                  SCHEDULE II

                             AMERICOLD CORPORATION

                       Valuation and Qualifying Accounts

                          Years ended the last day of
                          February 1993, 1994 and 1995

                                 (In Thousands)

                                       Additions
                         Balance at    charged to                   Balance
                         beginning     costs and                    at end
                         of period     expenses      Deductions     of period
                         ----------    ----------    ----------     ---------
Year ended the last day
of February 1993 -
 Allowance for doubtful
 accounts - other
 receivables               $   --        $4,100        $   --         $4,100

Year ended the last day
of February 1994 -
 Allowance for doubtful
 accounts - other
 receivables               $4,100        $   --        $   --         $4,100

Year ended the last day
of February 1995 -
 Allowance for doubtful
 accounts - other
 receivables               $             $             $              $

                             AMERICOLD CORPORATION
                                    FORM S-1

                                 EXHIBIT INDEX

Exhibit                                                              Page
-------                                                              ----
(1)**          Form of Underwriting Agreement

(4)(xviii)**   Form of Indenture

(5)* Opinion of Tonkon, Torp, Galen, Marmaduke & Booth regarding legality of securities being registered

(11)**         Statement re Computation of Per Share Earnings

(12)**         Ratio of Earnings to Fixed Charges Computation

(21)**         Subsidiaries of the Registrant

(23)           Consent of KPMG Peat Marwick LLP

(24)**         Power of Attorney

(25)*          Statement of eligibility of trustee


-------------------------
* To be filed by amendment
**Previously filed